Exhibit 99

Prepared By:	Prepared By:

McEwen Inc.	Mr. Michael Baumann SME-RM, CPG Senior Resource Modeler, McEwen Mining Nevada.

Mr. Barry Carlson, P.E., P.Eng., SME-RM, Senior Metallurgical Engineer, SLR International Corp.
Report Date:
Mr. Gary Edmondo CPG,. Senior Exploration Geologist, McEwen Mining Nevada.
November 9, 2026
Mr. Robert Kastelic, MSc, CPG, Exploration Manager, McEwen Mining Nevada.

Dates and Signatures

Report Title:	S-K 1300 Initial Assessment Technical Report Summary for the Lookout Mountain and Windfall Deposits, Eureka, Nevada.

Property:	Eureka Property

Location:	Eureka, Nevada, USA

Date of Report:	November 9, 2026

Qualified Persons:

“Signed and sealed”	9 November 2026
Michael C Baumann, SME-RM, CPG,
McEwen Mining Nevada

“Signed and sealed”	9 November 2026
Barry Carlson, P.E., P.Eng., SME-RM
SLR International Corp.

“Signed and sealed”	9 November 2026
Gary Edmondo, CPG
McEwen Mining Nevada

“Signed and sealed”	9 November 2026
Robert Kastelic MSc, CPG
McEwen Mining Nevada

See Table 2-1 for each Qualified Person’s area of responsibility within this TRS.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

TABLE OF CONTENTS

TABLE OF CONTENTS				I
1.	EXECUTIVE SUMMARY			1
	1.1.	Location and Ownership		1
	1.2.	Exploration and Mining History		3
	1.3.	Geology and Mineralization		4
	1.4.	Drilling and Sampling		7
	1.5.	Metallurgy		9
	1.6.	Mineral Resource Estimates		10
	1.7.	Conclusions and Recommendations		11
2.	INTRODUCTION			14
	2.1.	Project Scope and Terms of Reference		14
	2.2.	Qualified Persons, Site Visits and Scope of Personal Inspection		14
	2.3.	Effective Dates		15
	2.4.	Definitions and frequently used acronyms and abbreviations		15
	2.5.	Sources of information		17
3.	PROPERTY DESCRIPTION AND LOCATION			18
	3.1.	Property Location		18
	3.2.	Land Area		21
	3.3.	Agreements and Encumbrances		23
		3.3.1.	Agreement between Staccato and Rocky Canyon Mining Company	24
		3.3.2.	Acquisition of Timberline Resources Corp by McEwen	24
		3.3.3.	Royalties on the Lookout Mountain Claim Group	24
		3.3.4.	Agreements on the Windfall Claims	25
		3.3.5.	Royalties on the Windfall Project	25
	3.4.	Environmental Permits and Licenses		25
	3.5.	Environmental Liabilities		26
	3.6.	Environmental Studies		27
		3.6.1.	Baseline Biological Resources	27
		3.6.2.	Archaeological Surveys	27
		3.6.3.	Baseline Hydrology	28
		3.6.4.	Waste Rock Geochemical Characterization	31
4.	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY			32
	4.1.	Access to Property		32
	4.2.	Climate		34
	4.3.	Physiography		34
	4.4.	Local Resources and Infrastructure		34
	4.5.	Facilities Design		34

i

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

5.	HISTORY			36
	5.1.	Exploration History		36
		5.1.1.	Windfall Exploration Programs	37
		5.1.2.	Lookout Mountain Exploration Programs	38
	5.2.	Past Production		45
6.	GEOLOGIC SETTING AND MINERALIZATION			46
	6.1.	Geologic Setting		46
		6.1.1.	Regional Geology	46
		6.1.2.	Local Geology	47
		6.1.3.	Project Geology	49
	6.2.	Alteration and Mineralization		58
		6.2.1.	Lookout Mountain	58
		6.2.2.	Windfall	59
		6.2.3.	Gold Resource Areas	61
		6.2.4.	Other Gold Occurrences in the Eureka Property	64
	6.3.	Deposit Type		72
	6.4.	Gold Deposit Paragenesis		72
7.	EXPLORATION AND DRILLING			74
	7.1.	Introduction		74
	7.2.	Geologic Mapping		74
	7.3.	Geophysical Exploration		74
	7.4.	Geochemical Exploration		74
	7.5.	Drilling		77
		7.5.1.	Historical drilling at Lookout Mountain	80
		7.5.2.	Historical Drilling at Windfall	81
	7.6.	Newmont Mining Corp.		82
	7.7.	Windfall Ventures/Idaho Mining		82
	7.8.	Amselco Exploration Inc.		83
	7.9.	Norse Windfall Mines		84
	7.10.	EFL		84
	7.11.	Barrick		84
	7.12.	Echo Bay		84
	7.13.	Staccato		85
	7.14.	Timberline		86
		7.14.1.	Drilling from 2010 to 2011	86
		7.14.2.	Drilling from 2012	87
		7.14.3.	Drilling from 2014 to 2015	87
		7.14.4.	Drilling from 2020 to 2022	87
		7.14.5.	RC and Core Processing	88
	7.15.	McEwen Nevada.		89
		7.15.1.	2024 Drilling	89

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

		7.15.2.	2025 Drilling	89
	7.16.	Collar Surveys, Down-Hole Surveys, and Project Coordinates		91
	7.17.	Rotary and Reverse-Circulation Drillhole Sample Quality		94
8.	SAMPLE PREPARATION			100
	8.1.	Amselco		101
	8.2.	Norse Windfall Mines and Windfall Ventures		103
	8.3.	EFL		108
	8.4.	Barrick		108
	8.5.	Echo Bay		109
	8.6.	Pathfinder Exploration		109
	8.7.	Cambior USA Inc		109
	8.8.	Staccato		109
	8.9.	Timberline		110
	8.10.	McEwen Nevada		112
	8.11.	Laboratory Accreditation		112
	8.12.	Quality Assurance / Quality Control		113
9.	DATA VERIFICATION			114
	9.1.	Metallurgical Data		114
	9.2.	Drillhole Database		114
	9.3.	Quality Assurance/Quality Control Data		115
		9.3.1.	McEwen Nevada 2024-2025 Program	116
	9.4.	Site and Field Office Inspections		123
	9.5.	Additional Data Verification		124
10.	MINERAL PROCESSING AND METALLURGICAL TESTING			125
	10.1.	Introduction		127
	10.2.	Metallurgical Laboratories		128
	10.3.	Metallurgical Testing by Historical Operators		130
	10.4.	Metallurgical Testing By Timberline		134
		10.4.1.	2010 Bulk Samples	135
		10.4.2.	2010 Core Samples	140
		10.4.3.	2012 Core Samples	143
	10.5.	Preliminary HPGR Crushing Test		146
	10.6.	Historical Mine Recovery		148
	10.7.	Discussion of Metallurgical Results		148
11.	MINERAL RESOURCE ESTIMATES			150
	11.1.	Introduction		150
	11.2.	Lookout Mountain Resource Modeling		152
		11.2.1.	Mineral resource database	152
		11.2.2.	Geological modelling	153
		11.2.3.	Mineralization	153

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

		11.2.4.	Oxide and non-oxide modeling	154
		11.2.5.	Composites and grade populations	154
		11.2.6.	Domaining	155
		11.2.7.	Density Modeling	156
		11.2.8.	Capping	157
		11.2.9.	Variography	157
		11.2.10.	Block Model Parameters, Coding and Estimation	158
		11.2.11.	Model Validation	159
		11.2.12.	Classification	162
		11.2.13.	Reasonable Prospects for Eventual Economic Extraction	162
		11.2.14.	Mineral Resource Statement	163
		11.2.15.	Factors that could affect Mineral Resource Estimate	164
	11.3.	Windfall Resource Modeling		165
		11.3.1.	Mineral resource database	165
		11.3.2.	Geological modelling	167
		11.3.3.	Mineralization	169
		11.3.4.	Oxide Modeling	170
		11.3.5.	Composites	170
		11.3.6.	Domaining	170
		11.3.7.	Density	174
		11.3.8.	Capping	174
		11.3.9.	Variography	174
		11.3.10.	Block Model Parameters, Coding and Estimation	177
		11.3.11.	Model Validation	179
		11.3.12.	Classification	182
		11.3.13.	Reasonable Prospects for Eventual Economic Extraction	184
		11.3.14.	Mineral Resource Statement	186
		11.3.15.	Factors that could affect Mineral Resource Estimate	187
12.	MINERAL RESERVE ESTIMATES			189
20.	ADJACENT PROPERTIES			190
21.	OTHER RELEVANT DATA AND INFORMATION			192
22.	INTERPRETATION AND CONCLUSIONS			193
	22.1.	Lookout Mountain		193
	22.2.	Windfall		194
23.	RECOMMENDATIONS			196
	23.1.	Lookout Mountain		196
	23.2.	Windfall		197
24.	REFERENCES			199
25.	RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT			204

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Figure 1-1	Location of the Lookout Mountain and Windfall Projects	2
Figure 3-1	Location of the Lookout Mountain and Windfall Projects	19
Figure 3-2	Eureka Property Map	20
Figure 3-3	Lookout Mountain Plan of Operations (“PoO”) Showing current Resource Outline	22
Figure 3-4	Windfall Trend Showing Resource outline	23
Figure 3-5	Lookout Mountain Spring and Groundwater Monitoring Well Location Map	30
Figure 4-1	Location and access	33
Figure 5-1	Ground RTP Magnetics map showing IP and CSAMT Lines at Lookout Mountain and Windfall	44
Figure 6-1	District Geology with Jackson-Lawton Fault system and the Ratto Ridge – Dugout fault system	50
Figure 6-2	Stratigraphic Column of the Eureka District	51
Figure 6-3	Geologic Map of the Eureka Property	52
Figure 6-4	Section through the Lookout Mountain Pit	54
Figure 6-5	Geologic Map of Lookout Mountain	55
Figure 6-6	Geologic Map of the Windfall Trend	56
Figure 6-7	Section Through the Lookout Mountain Pit	63
Figure 6-8	Exploration Targets	68
Figure 6-9	West-East Cross Section Paroni	69
Figure 6-10	West-East Cross Section South Windfall Area	70
Figure 6-11	West-East Cross Section Rustler Pit	71
Figure 7-1	Gold in Surface Rock Samples in Lookout Mountain Project Area	76
Figure 7-2	Location Map of All Lookout Mountain Drill Holes	79
Figure 7-3	Location Map of All Windfall Drill Holes	80
Figure 7-4	Amselco Rotary – Rotary Twin-Hole Comparison	96
Figure 7-5	Amselco Core – Rotary Twin-Hole Comparison	97
Figure 7-6	Amselco Core – RC Twin-Hole Comparison	97
Figure 7-7	Staccato Core – Amselco RC Twin-Hole Comparison	98
Figure 7-8	Staccato Core – Barrick RC Twin-Hole Comparison	98
Figure 8-1	Amselco RC – RC Twin-Hole Comparison	102
Figure 8-2	Norse Windfall RC (LM-15) – Amselco RC (RTR-56) Twin-Hole Comparison	104
Figure 8-3	Norse Windfall RC (LM-5) – Amselco Core Twin-Hole (RTC-201) Comparison	104
Figure 8-4	Q-Q Plots of Fire assay vs Cyanide assay results for Windfall Venture R-series holes	106
Figure 8-5	Q-Q Plots of Fire assay vs Cyanide assay results for Windfall Venture W-series holes	107
Figure 8-6	Hole and assay depth showing cyanide vs fire assay pairs for Windfall Venture R series drill holes	108
Figure 9-1	Fire Assay Normalized CRM Control Chart	117
Figure 9-2	Photon Assay Normalized CRM Control Chart	118

v

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Figure 9-3	Blanks	119
Figure 9-4	Fire Assay Log QQ Plot – Original vs Duplicate	120
Figure 9-5	Photon Assay Log QQ Plot – Original vs Duplicate	121
Figure 9-6	Fire Assay Log QQ Plot – Original vs Check	122
Figure 9-7	Photon Assay Log QQ Plot – Original vs Check	123
Figure 10-1	Lookout Mountain Metallurgical Testing Sample Areas and Composite Column Test Locations	129
Figure 10-2	Historical Lookout Mountain Pit Area Metallurgical Drillhole and Bulk Sample Locations	130
Figure 10-3	Timberline 2010 KCA Cumulative Gold Extraction Curves for Bulk-Sample Column Tests, LMB-1-4	140
Figure 10-4	KCA Column Test Gold Recoveries	141
Figure 10-5	McClelland Re-Analyses vs. Original KCA Bottle-Roll Results	146
Figure 11-1	Geologic model with mineralization and block model	153
Figure 11-2	Log Probability plot of the Lookout Mountain total data set 10 ft composites	154
Figure 11-3	Lookout Mountain Cross Section 14314100 Showing Gold Mineral Domain LM_005	156
Figure 11-4	Variogram of Lookout Mountain Domain LM_005 Composites	158
Figure 11-5	Swath plot of the low-grade domain through the resource model	161
Figure 11-6	Resource model visual check compared to drill intercepts section 14312600N	161
Figure 11-7	All drill holes in the Windfall project are shown (plan view)	167
Figure 11-8	Geologic Map of the Windfall project	168
Figure 11-9	3D Geological model of the Windfall deposit	169
Figure 11-10	Cross section showing the geology and mineral zone	170
Figure 11-11	Plan Map of Geological interpretation of Windfall North and South domains	171
Figure 11-12	Log Probability plot of the Windfall total data set 10 ft composites	171
Figure 11-13	Log Histogram of gold grades in the low-grade south domain (LG_South)	172
Figure 11-14	Log Histogram of gold grades in the high-grade south domain (HG_South)	172
Figure 11-15	Log Histogram of gold grades in the low-grade north domain (LG_North)	173
Figure 11-16	Log Histogram of gold grades in the high-grade north domain (HG_North)	173
Figure 11-17	Search ellipse for Domain LG_South	175
Figure 11-18	Search ellipse for Domain HG_South	176
Figure 11-19	Search ellipse for Domain LG_North	176
Figure 11-20	Search ellipse for Domain HG_North	177
Figure 11-21	N-S Long section looking East showing the Interpolated block model with gold grades in opt	178
Figure 11-22	E-W Cross-section 14330250N looking north with Resource pit outline in black	180
Figure 11-23	E-W section 14330200N looking north with resource model and exploration drill holes	181
Figure 11-24	Swath plot (Northings) for South domain	182
Figure 11-25	Windfall block model long section showing indicated mineral blocks and grade in opt	183
Figure 11-26	Windfall block model long section showing inferred blocks and grade in opt	184
Figure 11-27	Oblique plan view of the Windfall pit shell with block model	185
Figure 20-1	McEwen’s Eureka Project, Greater Eureka Property, and Adjacent Gold and CRD Occurrences	191

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Table 2-1	Details of QPs and Site Visits	15
Table 6-1	Significant Drillhole Intercepts in the Water Well Zone (2014 - 2021)	66
Table 7-1	Lookout Mountain and Windfall Project Drillhole Summary	77
Table 8-1	Compilation of Analytical Laboratories and Assay Methods	100
Table 9-1	Fire Assay Normalized CRM Control Chart Table	117
Table 9-2	Photon Assay Normalized CRM Control Chart Table	118
Table 9-3	Blanks	120
Table 10-1	Summary of Lookout Mountain Metallurgical Testing	126
Table 10-2	Amselco 1985 Hazen Bottle-Roll Test Results on RC Cutting Composites	131
Table 10-3	Amselco 1986 Hazen Preliminary Column-Leach Results on RTC-201 Core Composites	132
Table 10-4	Tenneco 1986 Heinen-Lindstrom Bottle-Roll Results on RC Drill-Cutting Composites	132
Table 10-5	Norse Windfall 1987 KCA Column-Leach Results on Historical Pit Bulk Sample Material	133
Table 10-6	Alta Gold 1997 McClelland Bottle-Roll Results on Historical Pit Bulk Samples	134
Table 10-7	Timberline 2010 Historical Pit Bulk Sample Descriptions	135
Table 10-8	Timberline 2010 KCA Fine Bottle-Roll Results on Bulk Samples, P80 200 Mesh	136
Table 10-9	Timberline 2010 KCA Coarse Bottle-Roll Results on Bulk Samples, P80 10 Mesh	137
Table 10-10	Timberline 2010 KCA Column-Leach Results on Historical Pit Bulk Samples	138
Table 10-11	Timberline 2010 KCA Summary of Bulk-Sample Bottle-Roll and Column-Leach Results	139
Table 10-12	Timberline 2010 KCA Bottle-Roll Results on Sulfide Core Intervals BHSE-029C-094 and 029C-108	142
Table 10-13	Timberline 2010 KCA Composite Bottle-Roll Results on Core-Composited Oxide Material	142
Table 10-14	Timberline 2010 KCA Column-Leach Results on Core Composites 47030, 47032, and 47034	143
Table 10-15	Timberline 2012–2014 Comparison of Jasperoid Bottle-Roll Results from KCA and McClelland	145
Table 10-16	Comparison of Bottle-Roll Test Gold Recovery in Jasperoid by HPGR Crush Product, Area, and Conventional Crush Where Available	147
Table 10-17	Summary Results for Bottle-Roll Test Gold Recovery in Jasperoid by HPGR Crush vs. Conv. Crush	148
Table 11-1	Drill hole data compilation	152
Table 11-2	Drill hole Footage by Company	152
Table 11-3	Descriptive Statistics of Lookout Mountain Coded Gold Assays and top cut	157
Table 11-4	Summary of Lookout Mountain Estimation Parameters	159
Table 11-5	Global Bias check of Mineral Resource	160
Table 11-6	Lookout Mountain Classification Parameters	162
Table 11-7	Pit Optimization Parameters	163
Table 11-8	Lookout Mountain Project Gold Resources	163
Table 11-9	Sensitivity table for Mineral Inventory at Lookout Mountain	164
Table 11-10	Drill hole data compilation	166
Table 11-11	Drill Footage by Company	166
Table 11-12	Global database for Windfall	166

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Table 11-13	Descriptive Statistics of Windfall Domain Coded Gold Composites and Capping levels	174
Table 11-14	Block model parameters	178
Table 11-15	Global Bias check on interpolation methods	182
Table 11-16	Pit Optimization Parameters	185
Table 11-17	Windfall Mineral Resource Estimate	186
Table 11-18	Sensitivity table for Mineral Inventory at Windfall	187
Table 23-1	Recommended Phase II Lookout Mountain Work Program	197
Table 23-2	Recommended Phase II Windfall Work Program	198

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

1. EXECUTIVE SUMMARY

The Lookout Mountain and Windfall projects represent advanced exploration-stage gold assets located in a proven mining district with excellent regional infrastructure and access. Historical exploration and production demonstrate the presence of significant gold mineralization in both oxide and sulfide systems. Existing infrastructure corridors, favorable climate, and established local support provide a strong foundation for continued exploration and potential future development, subject to further technical, economic, and permitting studies.

This Technical Report Summary (TRS or Report) provides supporting technical information for the mineral resource estimations of the Lookout Mountain and Windfall deposits. The Report has been prepared in accordance with the disclosure requirements of the United States Securities and Exchange Commission (SEC) under Sub-part 229.1300 of Regulation S-K.

The date of this report is November 9, 2026.

1.1.Location and Ownership

The Eureka Property, located in the Eureka Mining District of north-central Nevada, comprises approximately 20,500 acres (32 square miles) along the southeastern end of the Battle Mountain– Eureka (Cortez) mineralized trend (Figure 1-1). The property includes multiple claim blocks, of which the Lookout Mountain (Rocky Canyon) and Windfall-Hoosac projects are the focus of this report.

Lookout Mountain is situated approximately 8 miles south of Eureka, Nevada, while Windfall lies approximately 3.3 miles to the northeast along the eastern flank of Prospect Mountain. Both projects are accessible via established infrastructure within a historically active mining district.

Land Tenure and Ownership

McEwen Inc. (“McEwen”) acquired the Eureka Property through its 2024 acquisition of Timberline Resources Corp. (“Timberline”), consolidating ownership of the project area.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Figure 1-1 Location of the Lookout Mountain and Windfall Projects
(McEwen, 2026 modified from Gustin, 2023)

The Property consists of a combination of unpatented claims administered under United States Bureau of Land Management and the State of Nevada and patented mining claims.

•	Lookout Mountain comprises 378 unpatented lode mining claims totaling approximately 6,520 acres, of which McEwen controls 373 through lease agreements, and owns five fractional claims.
•	Windfall consists of 179 unpatented claims (~3,700 acres) and 13 patented claims that host the current mineral resource and are wholly owned by McEwen.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Unpatented claims confer the right to explore and mine subject to the U.S. Mining Law of 1872 and Bureau of Land Management (BLM) regulations, with annual maintenance fees required to maintain ownership.

Permitting and Regulatory Status

Exploration activities at Lookout Mountain are conducted under an approved BLM Plan of Operations (“PoO”), originally authorized in 2010, which allows for controlled surface disturbance and exploration activities including drilling, trenching, and groundwater monitoring.

At Windfall, exploration is conducted under Nevada state permits on patented lands, supplemented by BLM notice-level permits approved in 2026 for adjacent federal lands.

Extractive mining is not currently permitted on the property; future development would require expanded environmental baseline studies and new permits.

Environmental Liabilities and Baseline Studies

Historic mining at Lookout Mountain resulted in legacy disturbance, including an open pit and waste dumps. Current operators are not liable for reclamation of these disturbances provided they are not reactivated.

Extensive environmental baseline work has been completed and is ongoing to support future permitting, including:

•	Biological, cultural, and hydrological studies
•	Groundwater monitoring and characterization
•	Waste rock geochemical testing
•	Geotechnical and engineering assessments

Additional work, including expanded monitoring networks and geochemical testing, will be required to support any future mine development and regulatory approvals.

1.2.Exploration and Mining History

History

The Eureka mining district has a long history of mineral production dating back to the 1860s, with significant output of gold, silver, lead, and zinc. Total gold production from the district is estimated at approximately 1.65 million ounces.

The Windfall area was initially developed as an underground gold mine in the early 1900s, followed by extensive exploration and open-pit mining from the 1970s through the 1980s. Reported production from open pits totals up to approximately 2.8 million tons of ore at average grades near 0.04 oz/ton gold.

Lookout Mountain was discovered in the late 1970s through systematic exploration and began production in 1987–1988, during which approximately 180,000 tons of ore averaging 0.12 oz/ton gold were mined and processed at Windfall, yielding approximately 17,700 ounces of gold.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Subsequent exploration by multiple operators, including major mining companies, has identified widespread disseminated gold mineralization associated with Carlin-type systems, with both oxide and sulfide potential recognized at depth. Exploration activity has continued intermittently into modern times, culminating in acquisition by McEwen in 2024 with renewed drilling and evaluation programs undertaken by McEwen Mining Nevada (“McEwen Nevada”).

Exploration

Exploration activities in 2024-2025 focused on resource expansion, confirmation drilling, and target generation at both Windfall and Lookout Mountain. A total of approximately 47,953 feet were drilled at Windfall across 86 core and RC drill holes, while 20,770.9 feet were completed at Lookout Mountain. Drilling programs included infill, step-out, and metallurgical holes designed to refine structural controls and extend higher-grade mineralization, particularly south of the existing Lookout Mountain pit.

Complementary exploration programs included geologic mapping, geophysics, and geochemical analysis. Mapping extended known mineralized trends and supported target development in adjacent areas such as Rocky Canyon and Oswego. Geophysical datasets are being integrated into 3D models to delineate structures, alteration zones, and subsurface controls on mineralization. Geochemical datasets comprising thousands of surface rock samples and updated four-acid digestion analyses with mercury are being used to refine Carlin-style signatures and identify new exploration targets across the district.

1.3.Geology and Mineralization

Deposit Type

The Eureka Property hosts Carlin-type, sediment-hosted gold mineralization, characterized by disseminated gold primarily within carbonaceous silty limestones and calcareous sedimentary rocks. Mineralization is associated with classic Carlin pathfinder geochemistry, and is accompanied by pyrite and arsenian pyrite with subordinate realgar and orpiment. Alteration assemblages are dominated by decalcification, argillization, and silicification, reflecting hydrothermal fluid interaction with carbonate host rocks. Structural controls are significant, with mineralization localized along northwest-, northeast-, and north-trending fault and fracture systems within favorable Cambrian to Devonian stratigraphy.

Geologic Setting and Mineralization

The Lookout Mountain and Windfall projects are located within the Eureka Mining District of central Nevada, at the southern end of the Battle Mountain–Eureka (Cortez) trend, a prolific metallogenic belt hosting numerous world-class sediment-hosted gold deposits and carbonate replacement deposits. Mineralization formed through a multi-stage hydrothermal process consistent with Carlin-type systems.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Geologic Setting

The district is underlain by a thick sequence of Cambrian to Devonian carbonate and siliciclastic rocks deposited on a passive continental margin, subsequently overlain by Mississippian to Permian overlap sequences and Cretaceous non-marine clastic rocks.

Regional deformation is dominated by compressional tectonics associated with the Antler and Sevier orogenies, producing thrust faulting, folding, and structural stacking of lower Paleozoic units. These features were later overprinted by Cretaceous intrusion-related hydrothermal activity and Tertiary extensional tectonics, which generated high-angle normal faults and facilitated mineralizing fluid flow.

Intrusive activity is spatially and temporally associated with both carbonate replacement (CRD) and Carlin-type gold systems within the district.

Structural Controls

The Eureka District exhibits complex structural architecture characterized by:

•	Multiple thrust sheets placing older rocks over younger strata
•	North-striking folds and major fault systems
•	Overprinting by extensional normal faults and cross structures

At Lookout Mountain, mineralization is strongly controlled by the north-trending Ratto Ridge fault system and associated cross faults, forming an extensive structural corridor exceeding 3.5 miles in strike length.

At Windfall, mineralization is localized within the Windfall Fault Zone, comprising two parallel north-striking structures with significant cross-faulting, interpreted as a potential southern continuation of the Jackson fault system.

These fault networks create favorable structural traps, particularly at intersections with stratigraphic contacts.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Host Stratigraphy and Deposit Controls

Gold mineralization in both project areas is primarily hosted within favorable stratigraphic horizons, notably:

•	Hamburg Dolomite (primary host)

•	Dunderberg Shale (particularly at the contact zone)

•	Secondary hosts include Pogonip Group, Bartine Limestone, and other carbonate units

The most significant mineralization occurs at or near the Hamburg Dolomite–Dunderberg Shale contact, where dissolution, karst development, and collapse brecciation have enhanced permeability and fluid flow.

At Lookout Mountain, extensive collapse and solution breccias (“Lookout Mountain breccia”) form the principal host to mineralization, often localized beneath structural panels and along ramp-related fault zones.

At Windfall, mineralization is more tightly structurally controlled within decalcified and brecciated

Hamburg Dolomite along steeply dipping fault zones, with less development of large jasperoid bodies than at Lookout Mountain.

Mineralization Characteristics

Gold mineralization at both Lookout Mountain and Windfall is characteristic of Carlin-type systems, with gold occurring as submicron particles in arsenian pyrite and its oxidation products.

Key features include:

•	Strong association with arsenic, antimony, mercury, and thallium

•	High-grade zones typically hosted in sulfidic collapse breccia or structurally controlled zones

•	Lower-grade mineralization broadly distributed in oxidized and decalcified rocks

At Windfall, mineralization locally exhibits elevated Pb-Zn-Ag values, indicating potential overprinting of Carlin-type gold mineralization on earlier carbonate replacement (CRD) systems.

Exploration Implications

The integration of favorable stratigraphy, extensive structural preparation, and hydrothermal alteration has created multiple mineralization styles and targets across the property. Key exploration controls include:

•	Structural corridors defined by north-trending faults and cross structures

•	Stratigraphic contacts, especially the Hamburg Dolomite–Dunderberg Shale interface

•	Collapse breccia zones and karst-enhanced porosity

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

●	Potential for stacked mineralized horizons and deeper feeder systems

Additional exploration upside exists in underexplored stratigraphic units, deeper extensions of known systems (e.g., Water Well Zone), and areas where Carlin-type mineralization may have overprinted CRD mineralization.

1.4.Drilling and Sampling

Drilling at the Lookout Mountain and Windfall projects comprises a substantial historical and modern database that supports mineral resource estimation. As of the effective date of this report, a total of 2,526 drill holes totaling approximately 898,800 feet have been completed across both properties.

Drilling has been conducted by multiple operators since the 1960s, resulting in a diverse dataset consisting of conventional rotary, reverse circulation (RC), and diamond core drilling.

The drilling database for Lookout Mountain and Windfall is extensive, multi-phase, and compiled from numerous operators over several decades. While early drilling methods present inherent limitations, these have been mitigated through validation, selective exclusion of suspect data, and the incorporation of higher-quality modern drilling.

Drill Methods and Data Quality

Historical drilling was dominated by vertical conventional rotary and RC drilling, particularly at Windfall, reflecting equipment availability and industry practices at the time. Later programs employed angled RC and core drilling, improving the ability to accurately intersect mineralized structures and better define their geometry.

At Lookout Mountain, drilling orientations include both vertical and angled holes, generally intersecting mineralized zones at appropriate angles for resource modeling. Sampling intervals are typically 5 feet, with some historical 10-foot intervals, which are considered appropriate relative to the thickness of mineralized zones.

Sampling and analytical procedures evolved over time, with modern programs implementing industry-standard QA/QC protocols, including systematic sample logging, splitting, and insertion of blanks and standards.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Drilling Programs (Modern Era)

Recent drilling by Timberline (2010–2022) and McEwen (2024–2025) has focused on resource definition, expansion, metallurgical testing, and hydrogeologic characterization. These programs include a combination of RC, core, and hybrid holes, with improved surveying, sampling, and database management practices.

McEwen Inc. has drilled over 104,000 feet since 2024, including RC and core drilling targeting extensions of known mineralization and improving confidence in higher-grade zones.

Survey Control and Database Integrity

Drill collar locations and downhole surveys have evolved from local mine grids and conventional survey methods to modern GPS-based systems with sub-meter accuracy. Historical datasets have undergone coordinate transformation and validation to align with current coordinate systems.

Modern survey methods use high-accuracy GPS and gyroscopic downhole tools, with rigorous data verification and integration into a centralized digital database, supporting confidence in spatial accuracy.

Sampling Quality and Limitations

Potential limitations associated with historical rotary and RC drilling, including downhole contamination and sample representativity, have been identified. Evidence of such issues includes cyclic grade patterns and anomalous mineralized intervals inconsistent with geological context.

To address these concerns, suspect intervals have been identified and excluded from mineral resource modeling, minimizing bias in the estimation process. Modern drilling programs incorporate improved protocols designed to reduce contamination and enhance sample representativity.

Data Verification

The QP concludes that:

•	The project database, including historical and recent drilling, has undergone sufficient verification and correction to support mineral resource estimation.

•	Metallurgical, geological, and analytical datasets are of acceptable quality and consistent with industry standards.

•	QA/QC programs, particularly in recent drilling campaigns, demonstrate high levels of accuracy, precision, and reliability.

•	No material limitations or data issues have been identified that would adversely affect the resource estimates.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

1.5.Metallurgy

Metallurgical test work demonstrates that mineralization at the Lookout Mountain Project is generally amenable to cyanide heap-leach processing, particularly for oxidized material, while unoxidized (sulfide) material exhibits refractory characteristics requiring alternative processing routes.

A comprehensive metallurgical database has been developed from testing programs completed by several independent, industry-recognized laboratories conducted between 1985 and 2015, including approximately 8,600 cyanide-soluble gold assays, ~450 bottle-roll tests (BRTs), and 21 column-leach tests (CLTs) on a combination of bulk samples, drill core, and composites.

Test results consistently show that oxidized mineralization achieves moderate to high gold recoveries, typically in the range of approximately 70% to >90% depending on lithology, crush size, and test conditions. Column-leach tests on bulk samples simulating run-of-mine heap-leach conditions yielded recoveries of approximately 74% to 79% for oxide materials, indicating favorable performance under coarse-crush conditions and supporting a heap-leach development strategy. Historical production data further corroborates this, with an estimated 81% recovery achieved from heap leaching of oxidized ore in 1987.

Metallurgical performance is strongly influenced by lithology and oxidation state. Oxide collapse breccia and claystone materials generally demonstrate good leachability with relatively low reagent consumption, while jasperoid mineralization shows more variable recoveries due to silica-related gold encapsulation. Column and bottle-roll tests indicate improved recoveries with finer crushing for jasperoid, suggesting that liberation is a key factor controlling recovery.

In contrast, unoxidized (sulfide) mineralization exhibits poor cyanide leach performance, with recoveries commonly less than 20% in bottle-roll testing and locally as low as 1–3%, reflecting refractory behavior.

Test work also demonstrates that gold extraction is generally rapid, with a significant proportion of recoverable gold leached within the first few days of testing, supporting the suitability of heap-leach kinetics. However, some materials, particularly reactive sulfide-bearing zones, show high cyanide and lime consumption, indicating the need for further optimization and variability assessment.

Overall, the metallurgical program indicates that:

•	Oxidized Lookout Mountain mineralization is amenable to heap leaching with moderate to high recoveries.

•	Gold recovery is controlled by lithology, oxidation state, and particle size, particularly in silica-rich units.

•	Jasperoid mineralization may require finer crushing or enhanced comminution techniques to mitigate encapsulation effects.

•	Sulfide mineralization is refractory and may require alternative processing approaches.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

•

The Windfall metallurgical database is currently limited relative to Lookout Mountain, with available information consisting primarily of historical cyanide shake data, current ICP analytical data, and selected samples identified for future recovery test work.

•

Additional testing will be completed to support future recovery assumptions, evaluate metallurgical variability, and confirm whether Windfall material behaves similarly to or differently from the tested Lookout Mountain material.

1.6.Mineral Resource Estimates

Mineral Resource estimates for the Lookout Mountain and Windfall gold deposits are reported using Item 1300 of Regulation S-K. The estimates were completed under the supervision of Michael Baumann, SME-RM, CPG, who is the Qualified Person for the Mineral Resource estimates. Mineral Reserves have not been established for either deposit; Mineral Resources do not have demonstrated economic viability.

The resource estimates were based on integrated historical and recent drilling databases, updated geological and oxidation models, grade-population analysis, mineral-domain interpretation, 10-foot compositing, high-grade capping, density assignment, variography, block modeling, grade interpolation, model validation, and resource classification. Lookout Mountain incorporates 860 drill holes totaling approximately 470,193 feet of drilling, while Windfall incorporates 1,507 drill holes totaling approximately 352,866 feet and 43,236 assay samples. Block models were constructed using 20-foot by 20-foot by 20-foot parent blocks, with Windfall using sub-cells to improve resolution of the mineralized zones.

Reasonable prospects for eventual economic extraction were demonstrated by constraining the reported Mineral Resources within optimized open pit shells using current economic assumptions. Both deposits were evaluated as potentially amenable to open pit mining, with heap-leach processing of oxide material. Lookout Mountain also considers potential toll milling of unoxidized material. The selected reporting cut-off grades are 0.005 oz Au/ton for oxide material at both projects and 0.050 oz Au/ton for Lookout Mountain sulfide material. Mineral Resources are reported at an in-situ reference point.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

The optimized-pit-constrained Mineral Resource estimates are summarized below:

Deposit	Classification	Tonnes (000s)	Au Grade (g/t)	Contained Au (oz)
Lookout Mountain	Indicated	19,570.0	0.64	402,300
	Inferred	7,292.0	0.57	134,200
Windfall	Indicated	9,402.8	0.75	227,500
	Inferred	2,596.4	1.53	127,800

Mineral Resources are reported by deposit and classification category, and figures may not sum due to rounding.

Model validation included visual checks, comparison of block model and domain volumes, nearest-neighbor and alternative interpolation checks, global bias comparisons, and swath plot reviews. The validation work did not identify unexpected relationships between the selected interpolation models and check estimates, and the global bias checks were within acceptable tolerances for the resource models described in the chapter.

Key factors that could affect the Mineral Resource estimates include changes in geological interpretation, mineralization continuity, grade continuity, high-grade capping assumptions, interpolation parameters, classification criteria, density assumptions, metallurgical recoveries, metal prices, operating cost assumptions, open pit design constraints, permitting, title, site access, and social license considerations. No other environmental, permitting, legal, title, taxation, socioeconomic, marketing, political, or other relevant factors are identified by the QP in the chapter as materially affecting the Mineral Resource estimates beyond those discussed.

1.7.Conclusions and Recommendations

Phase II work programs are recommended for the Lookout Mountain and Windfall projects to advance both assets toward Initial Assessment with Economic Analysis and then to Prefeasibility level studies. The primary objectives are to increase confidence in existing mineral resource estimates, upgrade resource classifications (particularly from inferred to higher categories), and collect the technical data required to support economic evaluation.

The recommended Phase II programs for both projects are designed to systematically reduce geological, metallurgical, engineering, and permitting uncertainties. Successful completion of these programs is expected to support resource upgrades and provide the technical foundation required to eventually advance Lookout Mountain and Windfall to Prefeasibility level studies, representing the next critical milestone in project development.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Lookout Mountain

The proposed Phase II program at Lookout Mountain focuses on resource expansion, technical de-risking, and baseline studies required for project development. Approximately 10,000 feet of infill drilling is recommended to improve resource confidence, alongside comprehensive metallurgical testing to better define processing characteristics and recovery potential.

Key program components include:

•Drilling (~45,000 feet total): infill, exploration, metallurgical, hydrologic, geotechnical, and condemnation drilling to support both resource upgrading and engineering studies.

•Metallurgical testing: expanded bottle-roll, column, and mineralogical studies to refine processing parameters.

•	Geologic modeling: updated 3D geological and alteration models to support future economic evaluations.
•	Geotechnical and hydrologic programs: pit slope stability analysis, hydrogeochemical characterization, and water resource studies.
•	Environmental baseline and permitting: biological, cultural, and regulatory baseline work required for a Plan of Operations.
•	Preliminary infrastructure design: early-stage facilities-planning including site layout considerations.

The estimated cost of the Lookout Mountain Phase II program is $6.66 million, excluding landholding, personnel, permitting, and other indirect costs.

Windfall

The Windfall Phase II program is similarly designed to upgrade resource confidence and provide the data necessary to advance to the next stage. The program includes approximately 10,000 feet of infill drilling and expanded metallurgical testing, along with updated geologic modeling.

Key components include:

•Drilling (~35,000 feet total): infill, exploration, metallurgical, hydrologic, geotechnical, and condemnation drilling.

•	Continuation of metallurgical studies: building on Phase I results to refine recovery assumptions.
•	Geologic modeling and resource estimation: updated models to support economic analysis.
•	Geotechnical, hydrologic, and environmental programs: similar in scope to Lookout Mountain to support engineering and permitting requirements.
•	Economic Assessment: completion of a study based on updated technical inputs.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

The total estimated cost for the Windfall Phase II program is $4.5 million, excluding indirect and sustaining costs.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

2. INTRODUCTION

Lookout Mountain and Windfall are two of several deposit areas included within what McEwen refers to as the Eureka property. The focus of this report is on both the Lookout Mountain and Windfall portions of the property.

The Report has been prepared by McEwen in accordance with the disclosure requirements of the United States Securities and Exchange Commission (SEC) under Sub-part 229.1300 of Regulation S-K.

2.1.Project Scope and Terms of Reference

The purpose of this report is to provide supporting technical information on the mineral resource estimates for the Lookout Mountain and Windfall deposits. The first technical reports for the project were prepared for Staccato Gold Resources Ltd. (“Staccato”) by Russell (2005, 2007) under NI43-101 standards and guidelines. Mineral resource estimates for the Lookout Mountain (including the smaller South Adit deposit immediately to the south) were first reported in three subsequent technical reports prepared by Mine Development Associates, which was later acquired by RESPEC (Gustin, 2011, 2012, and 2013). These prior resource estimates did not include the application of pit optimizations to constrain the resources. In 2023, RESPEC consultants reported (for the first time under S-K 1300) mineral resources for Lookout Mountain and South Adit constrained by pit optimizations (Gustin, 2023). All of these mineral resource estimates are now considered historical and should not be relied upon, being replaced by the current mineral resources reported herein. This is the first time that resources are reported for Windfall.

This report, including the mineral resources estimation, has been prepared under the supervision of McEwen Nevada employees. Contributing authors from McEwen Nevada are Qualified Persons (QPs) and are not considered independent of the Company. One contributing QP author (Carlson) is independent of the Company. Mineral resources reported herein for the Lookout Mountain and Windfall deposits are estimated in accordance with the standards and requirements under Sub-part 229.1300 of Regulation S-K.

McEwen acquired all the assets and property from the previous operator Timberline in 2024. Based out of project offices in the nearby town of Eureka and McEwen Nevada’s operating mine at Gold Bar approximately 30 miles (49km) to the Northwest, McEwen Nevada employees have quickly ramped up exploration activities on the property and are currently engaged in prospecting, mapping, sampling and drilling activities on the site.

2.2.Qualified Persons, Site Visits and Scope of Personal Inspection

By virtue of their education, experience, and professional qualifications, the authors of this Technical Report Summary are QPs in their respective disciplines, including resource estimation, mining, geology, and metallurgy.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Table 2-1 lists the individual QPs responsible for preparation of this Report, their titles, areas of responsibility, and the dates of their site visits.

Table 2-1 Details of QPs and Site Visits

Qualified Person	Title	Report Area of Responsibility	Site Visit
Michael C Baumann SME-RM, CPG	Senior Resource Modeler McEwen Nevada	Sections 1.6 and 11	March 16, 2026
Barry Carlson SME-RM	Senior Advisor Process / Metallurgical Engineer SLR International Corp. CO	Sections 1.5, 9.1 and 10.	N/A*
Gary P Edmondo CPG	Senior Exploration Geologist McEwen Nevada	Sections 1.1, 1.3, 1.4, 3 to 6, 7.5 to 7.17, 8	Actively Works On-Site
Robert Kastelic CPG	Exploration Manager Nevada McEwen Nevada	Sections 1.2, 1.7, 2, 7.1 to 7.4, 9 (except 9.1), 12, 20-25,	Actively Works On-Site

*Barry Carlson did not conduct a separate site visit. The QP relied upon sampling, testing and verifications performed by the Geology QPs during their inspections, which was deemed sufficient for the recovery data. A physical visit would yield no additional verifiable technical data beyond the information provided in the model.

2.3.Effective Dates

Mineral Resources in the Report have the following effective dates:

•	Mineral Resource estimate (Lookout Mountain) – March 16, 2026
•	Mineral Resource estimate (Windfall) – February 11, 2026
•	The overall Report Date is November 9, 2026.

2.4.Definitions and frequently used acronyms and abbreviations

Due in part to a local Imperial unit coordinate grid used by early explorers of the property, and as reported in previous technical reports, measurements are generally reported in Imperial units in this report, except tabulations of the reported mineral resource estimates. Where information was originally reported in metric units, conversions may have been made according to the formulas shown below; discrepancies may result in slight variations from the original data in some cases.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Frequently used acronyms, abbreviations, and unit conversions
AA	atomic absorption spectrometry
Ag	silver
Au	gold
BX NX NQ	core barrel sizes
BLM	United States Department of the Interior, Bureau of Land Management
CaO	Calcium Oxide
CSAMT	Controlled Source Audio-Frequency Magneto-Telluric geophysical survey
cm	centimeter; 1 cm = 0.3937 inch
°F	degrees Fahrenheit
ft	foot or feet; 1 ft = 0.3048 m
g/t	grams per tonne; 1 g Au/t = 1 ppm Au = 0.02917 oz/ton
ha	hectare; 1 ha = 2.471 acres
ICP	inductively coupled plasma
in.	inch or inches
IP	induced polarization geophysical survey
kg	kilogram; 1 kg = 2.205 pounds
km	kilometer; 1 km = 0.6214 mile
l	liter; 1 l = 1.057 US quarts
Ma	million years old
m	meter; 1 m = 3.2808 feet
mm	millimeter; 1 mm = 0.001 m = 0.003281 ft
NaCN	Sodium Cyanide
NEPA	National Environmental Policy Act
NSR	Net Smelter Return
opt	troy ounces per short ton
oz	troy ounce; 12 troy oz = 1 troy pound; 1 oz Au/ton = 34.2857 g Au/T
PoO	Plan of Operations
ppm	parts per million

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

ppb	parts per billion
R	range
RC	reverse-circulation drilling method
SEM	scanning electron microscope
TSX	Toronto Stock Exchange
t, tonne	metric tonne = 1.1023 short tons
T	imperial ton

Currency: Unless otherwise indicated, all references to dollars ($) in this report refer to currency of the United States.

2.5.Sources of information

Information for this report comes from data collected by McEwen since the acquisition of the Eureka property in 2024. Data include drill hole assays, geochemistry, geological drill logs, geologic maps, surface samples, and 3-D modeling of mineralization. Other sources of information include extensive historical data produced by predecessor companies and property owners over several decades. Documents referenced in Section 24 also contributed to the information library.

The Lookout Mountain project has been previously described in four technical reports prepared for Timberline by Mine Development Associates (subsequently acquired by RESPEC) (Gustin, 2011, 2012, 2013, 2023) and in two earlier technical reports prepared for Staccato Gold Resources Ltd. (Russell, 2005, 2007). This is the first time the Windfall project has been described in a technical report.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

3. PROPERTY DESCRIPTION AND LOCATION

3.1.Property Location

Lookout Mountain and Windfall are two of several projects located on what McEwen calls its Eureka property, which covers an area of about 20,500 acres or approximately 32 square miles. The Eureka property lies within the Eureka mining district at the southeastern end of the Battle Mountain-Eureka (Cortez) mineralized trend of gold and base-metal deposits in north-central Nevada (Figure 3-1). The Eureka property consists of nine large claim blocks: Lookout Mountain (also known as Rocky Canyon), Windfall-Hoosac, North Amselco, Hiero-Syracuse, South Ratto, Q-claims, Trail, and New York Canyon (Figure 3-2). McEwen also recently acquired Golden Lake Exploration (Press Release April 30, 2026) as a strategic acquisition since the Southern border of the Golden Lake ground borders the North end of the Windfall resource area. The Eureka property is located in the southern part of the Eureka mining district in Eureka County, Nevada, about eight miles south of the town of Eureka, the Eureka County seat. The property lies at the junction of the south end of the Diamond Mountains with the east-central portion of the Fish Creek range.

The focus of this report is on the Lookout Mountain project in the Rocky Canyon Claim block, and the Windfall Project within the Windfall-Hoosac claim block.

The Lookout Mountain project claim block covers Lookout Mountain and Ratto Ridge in the northern part of surveyed Township 17 North, Range 53 East and in much of unsurveyed Township 18 North, Range 53 East, Mount Diablo Base and Meridian. The approximate center of the project is located at 39°24’ 16” N, 115°58’ 56” W. The Lookout Mountain project is covered by the United States Geological Survey 7.5-minute Pinto Summit and Spring Valley Summit topographic quadrangle maps.

The Windfall project is situated approximately 3.3 miles (5.3 km) to the North-Northeast of Lookout Mountain along the East flank of Prospect Mountain. The resource is located entirely within 13 patented claims, known as the Windfall Patents, that are wholly owned by McEwen Inc. The patented claims are surrounded by un-patented claims largely controlled by McEwen Inc, with 9 unpatented claims at the south end controlled by a third party. Patented and un-patented claims at Windfall lie within the north-east portion of un-surveyed Township 18N, Range 53E., Mount Diablo Baseline and Meridian. The approximate center of the Windfall project is located at 39°27’ 06” N, 115°58’ 35” W. The property is covered by the United States Geological Survey 7.5-minute Pinto Summit topographic quadrangle map

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Figure 3-1 Location of the Lookout Mountain and Windfall Projects

(McEwen, 2026 modified from Gustin, 2023)

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Figure 3-2 Eureka Property Map

(McEwen, 2026)

Eureka
N
1900000
1910000
1920000
1930000
1940000
1950000
14350000
14340000
14330000
14320000
14310000
14300000
14290000
Windfall Canyon Rd
HWY 50
Secret Canyon Rd
Highway 50
Ratto Canyon RD
Fish Creek Valley Rd
Legend
Historical Open Pits
2026 Gold Resource
Lookout Mountain PoO
District Access Roads
0 1 2 3 4 Kilometers
0 1 2 3 Miles
Date Drawing May 25, 2026
Author J. Rizzolo
NAD83 lft
National Geographic, Esri, Garmin, HERE, UNEP-WCMC, USGS, NASA, ESA, METI, NRCAN, GEBCO, NOAA, increment P Corp.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

3.2.Land Area

The Eureka Property is located in Townships 17, 18, and 19 North, Ranges 53 and 54 East, Mount Diablo Baseline and Meridian, in Eureka County, Nevada. Land title reviews were completed in 2008 (G.I.S. Land Services, 2008), which were updated by the law firm of Harris & Thompson in 2011 (Thompson, 2011).

The Rocky Canyon claim group (Figure 3-3) consists of 378 contiguous unpatented lode mining claims situated in portions of Sections 2, 3, 4, 9, and 10, Township 17 North, Range 53 East and Sections 8, 9, 10, 15, 16, 17, 20, 21, 22, 26, 27, 28, and 33, 34, 35, Township 18 North, Range 53 East, Mount Diablo Base and Meridian. The claims total approximately 6,520 acres (approximately 10.2 square miles). At Lookout Mountain, McEwen controls 373 of the 378 claims through a lease described in Section 3.3 and owns the remaining five internal fractional claims as described in Section 3.3.

The Windfall-Hoosac claim block consists of 179 unpatented claims, four of which are held under a lease agreement. The Windfall-Hoosac claim group is situated in Sections 1, 2, 11-14, Township 18N, Range 53E, Mount Diablo Base and Meridian (Figure 3-4). The claims total approximately 3,700 acres (approximately 5.8 square miles). McEwen acquired 13 patented claims referred to as the Windfall Patents from the acquisition of Timberline. The Claims are located in Township 18N, Range 53E, Sections 2 and 11. These claims host the resource discussed in this report.

Ownership of unpatented mining claims is in the name of the holder (locator), subject to the paramount title of the United States of America, under the administration of the U.S. Bureau of Land Management (BLM). Under the Mining Law of 1872, which governs the location of unpatented mining claims on federal lands, the locator has the right to explore, develop, and mine minerals on unpatented mining claims without payments of production royalties to the U.S. government, subject to the surface management regulation of the BLM. It should also be noted that in recent years there have been efforts in the U.S. Congress to change the Mining Law of 1872 to include, among other items, a provision of production royalties to the U.S. government. Currently, annual claim maintenance fees are the only federal payments related to unpatented mining claims. Nevada BLM records of mining claims can be searched on-line.

Certificates of Location for each claim of the Lookout Mountain claim block and Windfall-Hoosac claim block were properly filed with Eureka County and the BLM. It should be noted that, apart from the five internal fractional claims, the Lookout Mountain claim block has not been modified since the title review reports by G.I.S. Land Services in 2008 and Thompson (2011). The Windfall-Hoosac claim block remains unchanged since 2008 except for the addition of 28 contiguous claims staked to the east by Timberline in 2020.

As of September 1, 2025, the claims have been properly maintained, based on the Annual Notice of Intent to Hold documents filed in Eureka County and on the Annual Maintenance Fee documents filed with the BLM for the 2025-2026 assessment year. McEwen reports that the annual fee of $200 per claim was paid to the BLM, along with the annual recording fee of $12.00 per claim and $12.00 document fee for a Notice of Intent to Hold Mining Claims due to Eureka County for the 2025-2026 assessment year. The total cost for the 378 claims at Lookout Mountain in 2025-2026 is $80,148. For the Windfall claims the total is $20,576.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Yearly holding costs for the entire property, including BLM and County fees for unpatented claims, and property taxes for patented claims total $358,848, including the advanced royalty payments to Rocky Canyon Mining Company.

Figure 3-3 Lookout Mountain Plan of Operations (“PoO”) Showing current Resource Outline
(McEwen, 2026)

N
Windfall Canyon Rd
Secret Canyon Rd
Ratto Canyon RD
Legend
Property Outline
Historical Open Pits
2026 Gold Resource
Lookout Mountain PoO
District Access Roads
0 0.35 0.7 1.05 1.4 Kilometers
0 0.3 0.6 0.9 Miles
Date Drawing May 25, 2026
Author J. Rizzolo
NAD83 lft
1916000
1918000
1920000
1922000
1924000
1926000
1928000
1930000
14322000
14320000
14318000
14316000
14314000
14312000
14310000
14308000
14306000
14304000
14302000

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Figure 3-4 Windfall Trend Showing Resource outline (McEwen, 2026)

N
Windfall Canyon Rd
Secret Canyon Rd
Legend
Historical Open Pits
District Access Roads
2026 Gold Resource
0 0.2 0.4 0.6 0.8 Kilometers
0 0.15 0.3 0.45 Miles
Date Drawing May 25, 2026
Author J. Rizzolo
National Geographic, Esri, Garmin, HERE, UNEP-WCMC, USGS, NASA, ESA, METI, NRCAN, GEBCO, NOAA, increment P Corp.
NAD83 lft
1924000
1926000
1928000
1930000
1932000
14334000
14332000
14330000
14328000
14326000
14324000
14322000

3.3.Agreements and Encumbrances

The 378 claims at Lookout Mountain were located by various owners, and after a series of transactions, a total of 373 of the 378 claims (the RAT and SELRAT claim groups and the DAVE #1 and TREVOR #1 claims) were consolidated under the single ownership of Rocky Canyon Mining Company (G.I.S. Land Services, 2008). Through an Assignment of Lease executed April 14, 2008, Staccato Gold Resources, Ltd. (“Staccato”) acquired leasehold title for the mineral rights of the claims from Century Gold LLC, who had previously leased the property from Rocky Canyon Mining Company (G.I.S. Land Services, 2008). As described in Section 3.3.2, Timberline acquired Staccato

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

and BH Minerals in 2010. Section 5.1 describes the history of the property in more detail. In September 2011, Timberline staked an additional five fractional claims (TLRrat 1 through TLRrat 5) within the eastern portion of the original 373 claims that comprise the property (Timberline, written communication, April 2, 2012).

Staccato acquired the Windfall properties from Century Gold LLC in a stock purchase agreement in 2008. Other assets purchased consist of all the unpatented claims including the Hiero Syracuse group in Secret Canyon and the Claims formerly held by Windfall Ventures. The purchase included a lease-option between Century Gold and the Vining Family Trust for the Windfall Patents. The Windfall patents, and several other patented claims formerly held by Windfall Ventures, were purchased by Timberline in 2011. In 2020 Timberline augmented the original Windfall claim block to the east by staking an additional 28 claims.

McEwen acquired all the Eureka Property assets in 2024 through acquisition of Timberline.

3.3.1. Agreement between Staccato and Rocky Canyon Mining Company

Staccato Gold Resources Ltd acquired all assets from Century Gold LLC, who leased the Lookout Mountain claim block from Rocky Canyon Mining Company. The term of the lease is 20 years, commencing on June 1, 2008 and expires May 31, 2028. The lessee must pay an annual advanced royalty payment of $72,000 in addition to the BLM and Eureka County fees described in Section 3.2. The royalties included in this agreement are described in Section 3.3.3.

3.3.2. Acquisition of Timberline Resources Corp by McEwen

On June 2, 2010 Timberline acquired Staccato and Staccato’s Eureka property through a plan of arrangement whereby Timberline acquired all of the issued and outstanding common shares of Staccato by means of a share exchange.

McEwen acquired all the Eureka Property assets in 2024 through the acquisition of Timberline.

3.3.3. Royalties on the Lookout Mountain Claim Group

The Lookout Mountain claim group, excluding the five claims staked by Timberline in 2011, is subject to the following royalties as summarized from the 2008 title report (G.I.S. Land Services, 2008):

•	1.5% Gross Value Royalty payable to Geneve and Mary Bisoni on production from the Rat and Selrat claim groups (the Trevor and Dave claims are not included). This royalty is capped at $1,500,000.

•

3.5% Gross Value Royalty payable to Rocky Canyon Mining Company on production from the Rat and Selrat claim groups and the Dave and Trevor claims. McEwen is required to pay advanced royalty payments of $6000/month to maintain the lease in good standing.

The updated title review by Harris & Thompson (Thompson, 2011) found no transfers of these royalties of record, so they remain vested as described above.

All of the Lookout Mountain resources discussed herein are subject to both royalties listed above.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

3.3.4. Agreements on the Windfall Claims

The unpatented claims at Windfall, excepting four, are owned by McEwen through the acquisition of Timberline. Timberline acquired the claims from Century Gold as discussed in section 3.2 above. The claims are encumbered by Royalties as discussed below.

3.3.5. Royalties on the Windfall Project

The Windfall-Hoosac claim group is subject to royalties as summarized from multiple deeds including several amendments between 1979 and 2004 as registered with Eureka County. The royalties include:

•	Idaho Royalty: 2% Gross Value Royalty
•	Windfall Royalty: 1.2% Gross Value Royalty
•	R.G. Wilson Royalty: 0.8% Gross Value Royalty
•	Silverado Royalty: 1% Net Smelter Royalty

The Idaho and Windfall Royalties totaling 3.2% are payable upon mine production from the 13 Windfall patented claims and from production on any unpatented claims in the Hoosac claim block. The Idaho and Windfall Royalties are payable to Royal Gold Inc. associated parties. The R.G. Wilson Royalty is payable to the R.G. Wilson Trust as grantee. The Silverado Royalty is payable to Silver International for production from any of 4 claims within the Hoosac claim block under lease to McEwen.

3.4.Environmental Permits and Licenses

Non-mining exploration activities at Lookout Mountain are completed under a Plan of Operations (“PoO”) originally submitted to the BLM Mount Lewis Field Office by Staccato in March 2009 that outlines an area of approximately 3,000 acres (Figure 3-3). The BLM completed an environmental assessment (“EA”) to meet their requirements under NEPA and approved the Plan of Operations (NVN-086574) in September 2010.

Exploration PoO NVN-086574 authorized up to 266.4 acres of exploration-related surface disturbance within the project PoO area. The Nevada Division of Environmental Protection (“NDEP”), Bureau of Mining Regulation and Reclamation (“BMRR”) approved a Nevada Reclamation Permit (No. 0307) for the project and calculated an initial Reclamation Cost Estimate (“RCE”).

Timberline provided the State and the BLM with annual work plans for 2011 through 2014, 2016, and 2019 through 2022. A total of 64.4 acres is currently approved and bonded ($451,295 total in state-wide bond) with 42 acres of disturbance created since 2010. The RCE is reviewed and updated for escalation of reclamation costs on a three-year basis. Timberline last completed this RCE update in June 2023. The PoO allows for additional disturbance to be permitted above the 64 acres with an amendment to the plan.

Exploration activities covered by the PoO consist of drilling from constructed sites that would be accessed by existing roads and new road construction, construction of trenches or bulk sampling,

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

and the installation of groundwater monitoring wells. Disturbance tracking is required and McEwen must provide both the BLM and NDEP with a map showing existing disturbance, new disturbance created during the reporting year, and any reclamation completed. A work plan can be submitted yearly with a letter and map showing proposed activity changes. If there are no changes to a prior year work plan activity, creating new disturbance is allowable although the activity must be based on the prior year’s work map, or the activity can utilize existing as-built disturbance from any prior year.

Extractive mining and ore processing activities are not allowed under the existing PoO. Such potential activities will require additional baseline-related studies (see Section 3.6).

Exploration activity on patented lands at the Windfall Project are completed under a state of Nevada reclamation permit from the Bureau of Mining Regulation and Reclamation (BMRR). The current Reclamation permit was obtained in 2024. The permit allows for up to 20 acres of disturbance and is bonded for reclamation activities. The state interim permit (# NRP#0433) cannot be increased in acreage with additional bonding. For additional acres, a full state exploration permit must be acquired. Yearly disturbance accounting is mandated with submission of a map showing the location of disturbed ground and a form that provides for a running summary of total disturbance from year to year.

The BLM approved two Notice level permits (NVNV106800852 and NVNV106800850) in May of 2026 for work on BLM ground adjacent to the patented claims. Notice-level permits have a maximum limit of five acres with yearly work plans and additional bonding required if new proposed disturbance will exceed the RCE bonded for disturbance. The notice level permits will allow for exploration to expand off the patented claims.

3.5.Environmental Liabilities

The Lookout Mountain property was previously mined in the 1980s for gold. This mining operation resulted in the development of an open pit, a waste rock dump, a haul road, and exploration drill roads. It appears that all processing of the ore occurred off-site. A certain amount of reclamation had historically been completed on the mining-related surface disturbance; however, that reclamation is not consistent with the current reclamation standards. Previously, Timberline were not held responsible for re-contouring or reclaiming the existing open pit and waste dump at Lookout Mountain. It is reasonable to expect that as long as McEwen does not reactivate the disturbance associated with the waste rock dump or the open pit, McEwen will continue to not be liable for any additional reclamation. Any Exploration work on the waste rock dump is subject to reclamation requirements

Work on patented claims (private land) is overseen by the State of Nevada Department of Environmental Protection. The disturbance caused by historic mining at Windfall, which is on both private and public lands, follows the same expectations as at Lookout Mountain regarding disturbance and reclamation.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

3.6.Environmental Studies

Additional environmental and engineering studies would be required to support permitting of a mine at the Eureka properties. These include expanded baseline studies in preparation for possible submission of a mine Plan of Operations to the BLM.

Baseline data studies would allow for the completion of the environmental permit applications and for NEPA compliance. These studies would include, but are not limited to biology, culture/archaeology, spring/riparian, groundwater characterization, and waste rock and ore characterization. In addition, geotechnical data would be necessary for completion of engineering design work required for mine permit applications.

Starting in late 2011 and continuing into 2013, and with additional work in 2022-2023, Timberline completed certain initial baseline studies in preparation for pre-feasibility work and submission of a mine Plan of Operations to the BLM. McEwen continued these studies in 2026; these studies included:

•	Baseline biological resources: threatened and endangered species and other biological surveys;
•	Archaeological surveys in areas not completed previously for the exploration PoO;
•	Baseline hydrologic characterization work;
•	Acid generation/acid-base accounting (WAG/ABA) waste rock characterization;
•	Facilities design; and
•	Pit slope stability studies.

3.6.1. Baseline Biological Resources

An updated survey of vegetation and wildlife resources is in process and ongoing, including consideration of spring/summer flowering and faunal breeding seasonal requirements for mine permitting.

3.6.2. Archaeological Surveys

To support expanded exploration and potential mine permitting requirements at Lookout Mountain, Timberline’s environmental consultant, Westland Engineering and Environmental Services, Inc. (“Westland”), advanced an update of the exploration PoO with an additional cultural resources survey of the project area. Field work for the updated survey was completed in 2021 and 2022, with follow-up analysis continuing through the second quarter of calendar year 2023. Westland submitted a final report to the BLM in July 2023. This report was under agency-review and not finalized. As with earlier reviews, multiple cultural avoidance areas were identified and will require additional site screening and potential mitigation prior to completion of field work, such as drilling or construction activities. McEwen does not consider the avoidance areas to be a significant impediment to planned exploration or mine development activities as they are typically small areas around which drill sites and access roads can be re-positioned and / or reasonable mitigation measures can be made.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Kautz Environmental Consulting, Inc (“Kautz”) continued additional cultural resource surveys of the exploration plan boundary in 2024 and 2025. These surveys included the original surveys from Westland. Kautz submitted their final report to BLM in 2025. Kautz began cultural resource surveys for the mine plan boundary and completed the field work in 2025. These reports are under review.

3.6.3. Baseline Hydrology

Between 2011 and 2013, Schlumberger Water Services (SWS) completed preliminary surface and groundwater characterization studies to support permitting of a previously proposed mining operation at Lookout Mountain. The project site is located within the northern portion of the Little Smoky Valley Hydrographic Basin, Northern Part (Basin 155A) where surface water drains from the project area southward into the northern part of Fish Creek Valley.

The SWS surface water survey identified actively flowing springs and seeps, and initiated monitoring for NDEP Profile I parameters. Eleven sites were accessed and sampled by SWS, including two immediately east of the current Lookout Mountain project mineral resources (Figure 3-3).

Spring-water samples were collected in laboratory-supplied bottles, stored on ice, and transferred to WETLAB in Reno, Nevada under chain of custody protocol. The samples were analyzed for NDEP Profile I parameters and are generally classified as calcium-magnesium bicarbonate type waters with slightly high pH and concentrations of Profile I constituents below Nevada Reference Values (“NRVs”) in Murray and Secret Canyon Springs in the Windfall Project area. Sierra and Ratto Springs, located within the Lookout Mountain project boundary, produced water that exceeded maximum contaminant levels for aluminum and arsenic, respectively. Quarterly monitoring of the springs continued in 2012 and 2013 and further documents the surface water quality baseline.

SWS also initiated groundwater studies in the Lookout Mountain project area in 2012 with completion of eight RC groundwater pilot test holes, four of which were dry. The four successful holes were completed as monitoring wells located north, east, and southeast of the project’s mineral resource areas (Figure 3-5). The wells were completed with 4-in diameter steel blank casing and mill-slotted screen with silica sand gravel packs, developed and air-lift tested, and equipped with industry standard Geokon electronic data logger pressure transducers. In addition to completion of four monitoring wells, an RC drillhole located within the central portion of the Lookout Mountain resource area was completed for measurement of groundwater levels with a vibrating wire piezometer within a back-filled cement bentonite mix.

The monitoring wells were installed to depths of approximately 500 to 900 feet with static water levels of approximately 54 to 470 feet below ground surface level (approximate elevations of 6,976 to 7,474 feet above mean sea level). Water quality samples were collected in each monitoring well after construction and well development and quarterly thereafter for one year in one well that had a dedicated bladder pump installed. Water samples were collected, stored, and analyzed at WETLAB under the same protocols as surface samples. The groundwater quality is characterized as a calcium-sodium bicarbonate type with neutral to slightly high pH and concentrations of Profile I constituents below NRVs in all wells except BHMW-001. The groundwater quality from well BHMW-001 periodically exceeded NRVs for aluminum, arsenic, iron, and manganese, and the pH also exceeded the NRV for the first sampling event.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Based on the hydrologic characterization completed in 2013, additional surface water sampling and water quality analysis would be required to meet current regulatory standards for mine permitting. Up to four additional monitoring wells are anticipated to be required that would be fitted with pressure transducers for water level data. Installations would be sited at the potential open pit, rock-waste storage facility, heap-leach pad, and other facilities. All sites, including previously installed monitoring wells, would be surveyed to allow determination of existing groundwater elevations, hydraulic gradients, aquifer parameters, and advancement of a conceptual hydrologic model for the site.

In addition to installation of additional monitoring wells, investigations would be undertaken to identify potential water supply well source(s), installation, and test-pumping of production test well(s), and to provide data adequate for water rights permitting. Permitting for additional monitoring wells is in progress.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Figure 3-5 Lookout Mountain Spring and Groundwater Monitoring Well Location Map (McEwen 2026)

N
1920000
1922000
1924000
1926000
14318000
14316000
14314000
14312000
14310000
14308000
14306000
Windfall Canyon Rd
Ratto Canyon RD
EUR-BHMW-001
7334
EUR-BHMW-002
7474
EUR-BHSE-138
7439
EUR-BHMW-004
Dry
Ratto Spring
Sierra Spring
7471
EUR-BHMW-007
6976
EUR-BHMW-003
EUR-BHMW-003
(2)
Dry
Legend
Monitoting Holes
Dry Test Well Site
Monitoting Well
Spring: Sampled (Quarterly)
Vibrating Wire Piezometer
Property Outline
Historical Open Pits
2026 Gold Resource
Lookout Mountain PoO
District Access Roads
0
0.25
0.5
0.75
1 Kilometers
0
0.2
0.4
0.6 Miles
Date Drawing May 25, 2026
Author J. Rizzolo
NAD83 lft
National Geographic, Esri, Garmin, HERE, UNEP-WCMC, USGS, NASA, ESA, METI, NRCAN, GEBCO, NOAA, increment P Corp.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

3.6.4. Waste Rock Geochemical Characterization

BLM and Nevada mine permitting regulations require geochemical characterization of waste rock and ore materials to establish a defensible geochemical database suitable for permitting under NEPA, and to define preliminary operational and closure strategies. Data collected would need to be appropriate for predictive work on pit wall runoff or seepage chemistry from mine and processing facilities where waste and ore rocks may be exposed to the environment. Testing would also be required to include static and kinetic methods to determine short- and long-term geochemical characterization of mined materials.

Previously, Timberline developed and initiated a baseline geochemical characterization plan in 2012 for the project with samples selected from drill core. Characterization work in 2012-2013 included six humidity cell kinetic tests (HCTs), five of which reported Non-PAG (non-potential acid generating) material and one reported PAG (potential acid generating) material. Six MWMP (meteoric water mobility procedure) static tests were completed with non-deleterious results.

With changes in the regulatory requirements since 2013, additional HCTs are anticipated to be required and may need to run for up to 50 weeks in duration. Additional samples are expected to be required for ABA/NAG pH, and for MWMP testing.

Cultural, biological, geochemical, and hydrological baseline environmental studies are ongoing at Windfall.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

4.	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY

4.1.Access to Property

Access to the property is via U.S. Highway 50 which passes to the North and East of the project area (Figure 4-1). Access off Highway 50 is via Windfall Canyon Road, a county-maintained gravel road, approximately 2 miles (3.2km) south of the town of Eureka. The northern part of the project area is accessed by the county-maintained Windfall Canyon Road and its westward extension, the former haul road for the historical Lookout Mountain mine, also a county-maintained gravel road. The southern Lookout Mountain and Windfall project areas are accessible by traveling approximately eight miles south of Eureka on U.S. 50 to South Gate, then approximately one mile south-southwest on the Fish Creek Valley Road (NV-379) to a turnoff to the north and northwest on the Secret Canyon Road for Windfall project and another one mile south-southwest on the Fish Creek Valley Road (NV-379) to a turnoff to the West and Northwest on the Ratto Canyon Road for the Lookout Mountain Project.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Figure 4-1 Location and access.

Many dirt tracks within the property provide access to various localities at the project (McEwen, 2026)

Eureka
N
19N 53E
18N 53E
17N 53E
Windfall Canyon Rd
Secret Canyon Rd
Ratto Canyon RD
Fish Creek Valley Rd
Highway 50
1900000
1910000
1920000
1930000
1940000
1950000
14350000
14340000
14330000
14320000
14310000
14300000
14290000
Legend
Property Outline
Historical Open Pits
2026 Gold Resource
District Access Roads
PLSS_Township
PLSS_Section
0 1 2 3 4 Kilometers
0 1 2 3 Miles
NAD83 lft
Date Drawing May 25, 2026
Author J. Rizzolo
National Geographic, Esri, Garmin, HERE, UNEP-WCMC, USGS, NASA, ESA, METI, NRCAN, GEBCO, NOAA, increment P Corp.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

4.2.Climate

The Lookout Mountain and Windfall area is characterized by the high-desert climate of the Great Basin. The climate is semi-arid with moderate winter snowfalls, and occasional thunderstorms that can include heavy rains from time to time during otherwise hot and dry summers. November snow commonly lingers until April in the higher elevations, and several feet of snow often accumulate on the property during the winter months. Unpaved county roads are not maintained during winter.

Temperatures range from as cold as -10ºF in winter to occasional days near 100ºF in summer. Summer temperatures usually consist of many consecutive days of over 90º F. Winter temperatures are usually in the 20º to 35ºF range. Precipitation amounts vary from year to year, averaging about 10.0 inches annually for the area.

At Eureka, located eight miles north of the property, the average temperature is 44°F, with an average high of 61.9°F and an average low of 26.7°F. Average annual precipitation is 10.1 inches.

Mining can be conducted year-round, but heavy snow may impede exploration during the winter.

4.3.Physiography

The Lookout Mountain and Windfall projects are located in the Basin and Range physiographic province, characterized by generally north-trending fault-bounded ranges separated by alluvial valleys. The terrain on the property is rugged, with high ridges, steep canyons, and narrow valleys. Elevations range from 6,600 to 9,500 feet. Ridges show abundant bedrock exposures; slopes and valleys are typically covered by soil and alluvium. Sagebrush abounds in lower-elevation areas, while juniper, pinion and mountain mahogany cover the higher elevations. Grasses and shrubs are plentiful around springs and soil covered slopes at all elevations.

4.4.Local Resources and Infrastructure

The Lookout Mountain and Windfall projects are situated in central Nevada in an area with established mining infrastructure. Transmission power lines serve Eureka from the north; no power exists at the project sites. Essential services such as food and lodging are available in Eureka, including dockage for shipments of heavy equipment. Eureka’s estimated 2024 population was 279. A small airport at Eureka is available for private air transport, and regularly scheduled air service is available in Elko, Nevada, about a two-hour drive north of the property. US Highway 50 that crosses Nevada in an east-west direction lies to the north and east of the property. The Union Pacific Railroad runs parallel to Interstate 80 about 85 miles north of the property.

Skilled miners and mining professionals are available at Eureka and 100 miles to the north at Carlin, Elko, and Spring Creek. Mining supplies and services are available at Carlin and Elko.

4.5.Facilities Design

The northern access road to the former Lookout Mountain mine was utilized in the early 1980’s as a haul road to transport ore to the Windfall Mine for processing (Russell, 2005). The road remains as a facility in use for access to the property.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Potential development of the Lookout Mountain and Windfall resources is envisioned as open pit oxide heap-leach operations with a load-out facility for direct shipment of high-grade refractory unoxidized materials. Previously, NewFields (2012), a geotechnical engineering services consultancy, completed a scoping-level facilities-location study for Lookout Mountain in 2012 and identified prospective sites for a rock storage area, leach pad, ponds, and a process facility envisioned to be located west of a north-south-trending, conceptual open pit. This study is no longer valid, is historical in nature and should not be relied upon. Further development planning will be undertaken by McEwen as the project moves forward.

Potential Windfall facilities at this stage have not been modeled. Historical production from open pit mining in the 1970’s and 1980’s was placed on a leach pad in the drainage area and waste dumps placed adjacent to the open pits. Development planning will be undertaken by McEwen as the project moves forward.

No power exists at the project sites. Power would likely either be supplied from i) grid sources to the north near Eureka, ii) from on-site generation, or iii) from new power lines brought in from Newark Valley, East of the project area. Past operations at Windfall were supplied power from the grid in Eureka. Poles and lines exist up the Windfall Canyon Road to the Property, but the lines are not currently active and require repair.

At present, both projects do not control any water rights. Such rights could potentially be purchased or leased from an existing user(s) within the appropriate hydrographic basin. Windfall is in hydrographic Basin 153 and Lookout Mountain is in Basin 155A. Based on monitoring wells currently in place at Lookout Mountain, it is anticipated that water supply production wells could be sited down-gradient of the current resource area, with water pumped to the process facility and leach pads. Windfall water access could also be from production wells pumping water to the facilities

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

5. HISTORY

5.1.Exploration History

The following information is taken from Russell (2005, 2007), Morris (2007), Edmondo (2008a, 2008b), Nolan (1962), Shawe and Nolan (1989), and Emmons (1995, 1996), with additional references as cited.

Exploration in the Eureka area began around 1860, and the Eureka mining district was discovered in 1864. Production of lead-silver-zinc-gold mineralization from small bonanza mines dates from 1865. Early production from the district was from oxidized, gold-rich, chimney-like replacement deposits in Paleozoic carbonate rocks along faults within favorable host rock. Cretaceous stocks and small dikes occur near several of the early mines. In addition to gold, the Eureka deposits produced substantial amounts of lead and silver. Incomplete production records prior to the 1950s suggest that production of gold, silver, copper, lead, and zinc from the Eureka district may have totaled $122 million (in 1962 dollars) (Nolan, 1962). About 1.65 million ounces of gold were produced from the Eureka district, mostly during the period from 1870 to 1890 (Shawe and Nolan, 1989).

The initial discovery of mineralization at Eureka was in New York Canyon, about 1¾ of a mile North of the Windfall project. Several small lead-silver-gold mines were discovered in the southern part of the Eureka district (also known as the Secret Canyon district) about one mile east of Lookout Mountain/Ratto Ridge, during this same time period.

The historic Windfall open pits are at the southern end of a series of small to moderate sized lead-zinc-silver mines. A series of small lead-silver mines also occurs 1 mile southeast of the Windfall Pit on top of Hoosac Mountain. Production of lead-silver ores from the Secret Canyon portion of the Eureka District is unknown but considered small.

Mineralization that contained gold with no base metals and only minor, if any, silver was present in three mines within the district. The largest gold-only mine was discovered in 1904 at Windfall Canyon, about 3.5 miles northeast of Lookout Mountain. The Windfall Mine had early gold production from 1904 until 1908 and 1909 to 1912 (Vanderburg, 1938) from underground operations. The mineralization mined from underground at Windfall was largely oxidized and siliceous. Windfall’s mineralization differs from the other mineralized bodies in the Eureka district in that the Windfall is characterized by high-grade gold shoots with indistinct assay walls grading into low grade mineralization. Gangue minerals, iron, lead, silver, and zinc are generally absent from the Windfall mineralization. Windfall’s gold mineralization occurs in altered Hamburg Dolomite. Individual mineralized shoots show both structural and stratigraphic control, localized by the intersection of northeast-striking fissures with the uppermost beds of the Hamburg Dolomite (Nolan, 1962). Most of the old stopes terminated above the 200-foot level, and none extended below the 300-foot level (Nolan, 1962).

Gold-only mineralization was also found at the Lost Jewel Mine, located in New York Canyon, 3/4-mile Northwest of Windfall Canyon, and at the Oswego Mine, on the West Flank of Secret Canyon

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Ridge, 1 mile East of Lookout Mountain. Both had minor production. All three mines were explored and operated in the early 1900’s (Nolan, 1962). In the 1960’s, due to interest in the invisible gold discoveries at Carlin and Cortez, exploration was initiated at the old Windfall mine by Idaho Mining, and at Lookout Mountain by Cordero Mining.

Exploration activities for disseminated gold deposits elsewhere in the district began in earnest in the late 1960’s and early 1970’s at Windfall, Lookout Mountain, the Lost Jewel mine in New York Canyon, and at the Old Ruby Hill workings. Homestake Mining began exploring the Eureka District in 1991, eventually signing a lease with Sharon Steel to acquire the patented and unpatented claims at the North end of the district, ultimately leading to the discovery of the Archimedes Pit in 1994. Homestake’s success led to increased activity elsewhere in the district in the early and mid-1990’s, with extensive exploration for such deposits since then.

5.1.1. Windfall Exploration Programs

Idaho Mining Corp. began exploring the Windfall area beginning in 1967 with surface sampling, and in 1968, with staking and leasing ground around the old Windfall and Rustler underground mines (W. Wilson, 1986). Idaho Mining ran soil and rock sample programs, mapped the area and began drilling. Idaho Mining drilled over 1,000 conventional rotary holes and discovered 3 million tons of low-grade material amenable for a heap leach operation (Wilson, 1984), which were then mined from 1976 to 1984. Mining continued at Windfall through a joint venture between Windfall Ventures and Trans Western Mining from 1984 to 1986. Norse Mining (“Norse”) purchased the property in 1986 and operated until 1988, when Norse went into bankruptcy. The properties held by Norse, including Lookout Mountain, went into receivership with patented lands being granted to creditors of Norse debt, and Windfall Ventures re-staking unpatented claims in the Windfall area.

Gold exploration in the Windfall area was minimal after the Norse bankruptcy. Tenneco Minerals and Cyprus Amax had small programs in the New York Canyon claim block in 1989-1991. Tenneco drilled 14 holes totaling 5,680.0 feet in New York Canyon, and 11 holes on Hamburg Ridge. Cyprus drilled 2 holes in the New York canyon claim block, completed a rock-sampling program, and mapped the area before relinquishing the property.

Exploration expanded quickly after Homestake Mining Company announced the discovery of the Archimedes deposit in 1994. Prior to 1994, Homestake explored the New York Canyon and Goodwin Canyon regions between 1991 and 1993, and again from 1995 to 1998. Pathfinder exploration was active in the area, beginning in 1992. Pathfinder worked in the south end of Secret Canyon from 1992 to 1993. In 1993, Pathfinder signed a lease to explore Hoosac, New York Canyon, and Hamburg Ridge. Pathfinder completed a regional soil grid over Hoosac Mountain and Hamburg Ridge, collecting 1,930 samples, completed a geologic map and a ground magnetic survey of the area, and drilled 28 holes. Cambior sublet the lease from Pathfinder from 1995 to1997 and drilled 26 reverse circulation holes on Hoosac Mountain totaling 19,867.0 feet. Cambior relinquished the lease back to Pathfinder in 1998. The property sat idle for several years after 1998.

Century Gold LLC. began staking claims in the Secret Canyon area in 2003. In 2004 Century Gold acquired a lease on the Lookout Mountain Claims from Rocky Canyon Mining Company, acquired a

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

lease on the Windfall Patents from the Vining Family Trust, and acquired the unpatented claims from Windfall Ventures, consolidating the South Eureka Properties. Staccato Gold acquired the Lookout Mountain lease from Century Gold LLC in late 2004 through its wholly owned subsidiary BH Minerals. Staccato was also working on acquiring the remaining assets of Century Gold in 2005 and 2006, at first through acquiring the lease from Pathfinder Exploration, but ultimately purchasing Century Gold’s assets via an all-stock purchase in 2006.

Staccato undertook an exploration program in 2008 consisting of 1:2400 scale mapping, rock-chip sampling, data compilation, ground magnetics, and drilling at Windfall beginning in 2008. The company focused on developing targets along the Windfall trend, from the Paroni Pit South to the Paige Corwin Mine at the South end of Hamburg Ridge, on Hoosac Mountain, and in the old open pits. A small drill program was started in the latter half of 2008 with 4 holes targeting mineralization in the Rustler Pit to assess historical drilling and determine the extent of mineralization below the pit floor. From 2008 to 2010, nineteen drill holes, totaling 14,870 feet, were drilled into various targets along the Hamburg Ridge – Windfall project, and below the open pits.

Timberline took control of Staccato via a merger in June 2010 and continued exploring the Windfall claim groups, completing 15 additional reverse circulation drill holes, purchasing the Windfall and other patented claims, undertaking a detailed mapping program covering Hoosac Mountain and Hamburg Ridge. The 15 holes were designed to follow up on earlier drilling results and new geologic targets generated for drilling along Hamburg Ridge. Drilling started in late August 2010 and continued into 2011 at Hoosac Mountain and in Dale Canyon.

In mid-2011 the company wanted to assess the viability of exercising the option to purchase the Windfall Patented claims from the Vining Family Trust. A program of drilling, with geologic and mineralization modelling, was initiated to assess the economics of a potential purchase. Drilling was planned to increase the level of geologic understanding of mineralization below the pit floors and increase confidence in the mineralization modeling. The decision to purchase the patents was made in early February of 2012 after the program and modelling were complete. Timberline drilled six additional RC holes in late 2014 / early 2015 targeting gaps in higher grade mineralization. These were the last holes Timberline drilled at Windfall, allowing the property to sit idle until the acquisition by McEwen Inc.

5.1.2. Lookout Mountain Exploration Programs

Exploration at Lookout Mountain began with Cordero Mining working the area in the 1960s. Cordero Mining Co. (Sun Oil Company) drilled several core and rotary holes in the Pinnacle Peak and Lookout Mountain areas. The drilling was investigating mercury-vapor anomalies, but no results are available (Jonson, 1991).

Newmont Mining Corp. (“Newmont”) drilled one hole in the Prospect Peak/Rocky Canyon area to the north of Lookout Mountain in 1963 while exploring for porphyry molybdenum mineralization. A log with a database printout of assays for core hole (#609) was among the data provided to Staccato Gold. Hole 609 was drilled to a depth of 1,525 feet and intersected 50 feet averaging 0.023 oz Au/ton from 450 to 500 feet in a silicified, pyritized fault zone (Jonson, 1991). That hole

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

also intersected metasomatic alteration associated with granitic dikes that included magnetite, quartz, sericite, pyrite, molybdenite, fluorite, and calcite mineralization (Mako, 1993a). Amselco followed up with six rotary holes (RCR series) in 1981 during exploration efforts for gold mineralization at Lookout Mountain with poor results. Drill logs list the project as the Moly Porphyry Project and indicate that the holes were drilled by conventional rotary drilling.

The Lookout Mountain property was idle from 1963 until 1974, when the Bisoni brothers staked 48 Rat-series claims on Ratto Ridge, based on anomalous gold, arsenic, antimony, and mercury results from rock chip sampling. The original Bisoni Rat-series claims are part of the current property.

The largest exploration program at Lookout Mountain was begun by Amselco Exploration Inc. (“Amselco”) in 1978 with exploratory rock sampling. After signing a lease with option to purchase agreement with the Bisoni brothers in April of 1979 (Hauntz, 1985) Amselco staked 138 Selrat-series claims that adjoin the Rat claims. Amselco conducted extensive geologic mapping, soil and rock geochemical sampling (1,100 rock samples), and an initial 15-hole RC drilling program. The drill program tested gold mineralization identified by geochemical anomalies and jasperoid bodies developed along the north-trending Ratto Ridge fault, which forms the crest of Ratto Ridge. This drilling discovered significant sediment-hosted disseminated gold mineralization. Amselco ultimately drilled 307 conventional rotary and RC holes and two core holes between 1979 and late 1985, which led to the discovery of mineralization that eventually became the Lookout Mountain open pit mine at the northern end of Ratto Ridge. Amselco also discovered five additional areas along Ratto Ridge which contain partially developed gold mineralization: South Lookout Mountain, Pinnacle Peak, Triple Junction, South Ratto Ridge, and South Adit. In the summer of 1985, Amselco discovered mineralization in Devonian rocks on the crest of Ratto Ridge, west of the known mineralization in Cambrian rocks.

Amselco optioned their Lookout Mountain property to Norse Windfall Mines Inc. (“North Windfall Mines”), a joint venture between Norse, Viking Minerals (owned by consultants Campbell Foss and Buchanan (CFB)), and SSI Miami in July 1986 (Cargill, 1988). The joint venture was called the Eureka Venture, Inc., which in turn owned a company called Norse Windfall Mines (Cargill, 1988). Norse Windfall Mines was the operator of the Eureka property, with day-to-day management of the operation by CFB on a contract basis. Also in 1986, Amselco was acquired by BP Minerals Company (BP).

Norse Windfall Mines continued work at Lookout Mountain. They collected 943 rock samples over the 2.5-mile length of Ratto Ridge, which identified at least nine areas of “strong mineralization” (Jonson, 1991). Norse Windfall Mines drilled 20 LM-series exploration holes in 1986 and put the Lookout Mountain mine into production in 1987. Norse Windfall Mines mined at Lookout Mountain in 1987 and 1988, hauling the ore 5.6 miles to leach pads at the Windfall Mine. Cargill (1988) and Jonson (1991) reported that Norse Windfall Mines mined 180,196 tons of mineralized rock averaging 0.12 oz Au/ton in 1987. The ore was agglomerated and leached to produce 17,700 ounces of gold at a recovery rate of 81%. No information on production from 1988 is available. Financial, management, logistical, and metallurgical problems halted operations, and the property was returned to the original landowners.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

EFL Gold Mine, Inc. (EFL) purchased the Rat- and Selrat-series claims from Bisoni and Amselco/BP in 1990 (Jonson, 1991). They collected bulk samples from the floor of the Lookout Mountain pit that returned assays of 0.10 to 0.135 oz Au/ton. EFL drilled 11 RC holes in 1990 (EFL-1 through EFL-9, M1, M1-A), two of which drilled 500 feet into the floor of the pit and intersected both oxide and sulfide gold mineralization below the pit floor (Jonson, 1991).

Summit Minerals, Inc. acquired the property from EFL in December 1990 (G.I.S. Land Services, 2008; Jonson, 1991). Rocky Canyon Mining Company acquired the Lookout Mountain claim group from Summit Minerals, Inc. through an agreement in November 1991 (G.I.S. Land Services, 2008; Jonson, 1991).

Barrick Gold Exploration Inc. (“Barrick”) leased the Lookout Mountain property from Rocky Canyon Mining Company in February 1992 (Mako, 1993a). Barrick completed geologic mapping, acquired more than 500 soil samples to expand and fill in Amselco’s grid, and drilled primarily along Ratto Ridge and for about a mile north of the ridge. Drilling targeted favorable stratigraphy at depth near fault intersections (Mako, 1993a, 1993b). North American Exploration, Inc. conducted the soil sampling survey over the same two grids used for the ground magnetic survey described below. The soil samples were collected on 300-foot by 300-foot sample spacing, and samples were analyzed for 15 elements by ICP-ES (inductively coupled plasma emission spectrometry) analysis at the laboratory of MB Associates. Several anomalous areas were found east of Ratto Ridge.

Work by Barrick also included airborne and ground geophysics (Mako, 1993a). Aerodat Ltd. surveyed 160 line-miles at a line spacing of 0.125 miles over Lookout Mountain and surrounding area in March 1992. This airborne survey included magnetic, electromagnetic, apparent resistivity, VLF-EM, and radiometric surveys. Barrick found the magnetic data to be the most useful, and identified three significant anomalous areas: a circular positive anomaly in the Rocky Canyon area, a series of magnetic highs between the historical Lookout Mountain pit and Surprise Peak that extends about a mile south along Ratto Canyon, and a linear zone in the drainage west of Grays Canyon in the southwest part of the property. Geo-Western was contracted to survey three reconnaissance ground induced polarization/resistivity (IP) lines in the Lookout Mountain pit area to determine if the high-grade sulfide mineralization below the pit could be detected by this method. At the time of Mako’s (1993a) report, anomalies had been identified but not drill tested, and no further information is available. North American Exploration, Inc. was contracted to conduct ground magnetic surveys over two grids: one between Ratto Ridge and Ratto Canyon and the second covering the aeromagnetic anomalies and local jasperoid occurrences in Magnetic Canyon. Some of the magnetic highs are associated with areas mapped as being underlain by Paleozoic rocks, which suggests the presence of concealed intrusions. Most of the magnetic anomalies in Magnetic Canyon appeared to be associated with outcrops of Tertiary volcanic tuff.

A geochemical vectoring study was conducted by MagmaChem Exploration, Inc. (Mako, 1993a) for Barrick to define hydrothermal fluid pathways and aid in the search for high-grade mineralization. The geochemical study was made along Ratto Ridge and included collection of approximately 800 rock and drill samples with multi-element ICP-ES and graphite furnace-AA analyses by MB Associates in California, and ICP-ES and neutron activation analysis by Activation Laboratories in Canada (Russell, 2005, 2007). This study showed that groups of elements common in sediment-hosted gold deposits in other areas were also statistically significant at Ratto Ridge. Mapping,

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

together with results of geochemistry, indicated that mineralization was apparently strongly controlled by east-northeast- and north-northwest- to northwest-trending cross structures near or at the point they intersect the north-trending Ratto Ridge fault and the Cambrian Dunderberg Shale and Hamburg Dolomite. This work identified 14 exploration targets in the Ratto Ridge area (Mako, 1993a).

Much of Barrick’s drilling was wide-spaced, with 50% of the drilling on Ratto Ridge and east of Lookout Mountain. Barrick’s work focused on the deeper potential in the Cambrian Dunderberg Shale east of the Ratto Ridge fault. Three holes were drilled West of Ratto Ridge to test the potential of Devonian Nevada Group rocks, especially the Bartine Limestone, west of the Ratto fault. Outcrops of Bartine Limestone in the area show weak gold mineralization, strong alteration, and anomalous pathfinder element geochemistry. Barrick drilled a total of 40 RC holes on the current Lookout Mountain project. Drilling of their geological and geochemical targets, as well as additional drilling in areas of known mineralization previously discovered by Amselco, encountered insufficient mineralization to meet Barrick’s corporate objectives and led them to drop the project in June 1993.

Echo Bay Exploration, Inc. (“Echo Bay”) leased the Lookout Mountain claim group in August 1993 from Rocky Canyon Mining Company (G.I.S. Land Services, 2008; Jonson, 1991). They conducted mapping, soil- and rock-chip sampling, and scattered drilling in the area, exploring deep high-grade potential in the Cambrian Dunderberg Shale and Hamburg Dolomite and testing Devonian Nevada Group targets west of the Ratto Ridge fault. Their sampling in 1994 through 1996 covered the non-alluvial-covered areas of nearly the entire claim block with a total of 2,343 soil samples collected and analyzed for gold, silver, arsenic, antimony, and mercury. Some samples were also analyzed for base metals. Echo Bay also collected about 150 surface rock chip samples during 1994 and 1995. Numerous anomalies were identified through these geochemical sampling programs. They also undertook a CSAMT (Controlled Source Audio-Frequency Magneto-Telluric) survey in the Ratto Canyon area in 1994. According to Emmons (1998), Echo Bay drilled 106 RC holes at Lookout Mountain from 1994 through 1997, for a total of 71,535 feet, although records show only 105 holes were drilled, which is the number of Echo Bay drill holes in the resource database. Most of Echo Bay’s drilling took place in Rocky Canyon, just north of Lookout Mountain (Edmondo, 2008b). Their best intercepts were as follows (the true thickness of all intercepts is uncertain):

●	110 feet grading 0.043 oz Au/ton in the Dunderberg in EBR-27;

●	115 feet grading 0.043 oz Au/ton in the Nevada Group in EBR-9; and

●	90 feet grading 0.028 oz Au/ton in an offset of EBR-9.

Alta Gold Company (“Alta”) sub-leased 227 of Echo Bay’s 373 claims in December 1997, staked five additional claims, and began permitting a delineation-drilling program (Alta Gold Co., 1999). Alta conducted metallurgical test work on mineralized pit samples and drill cuttings from the Lookout Mountain open pit in 1997 as part of their due diligence study (Langhans, 1997). In 1999, Alta acquired the remaining 146 claims from Echo Bay that covered the Rocky Canyon area in the northern portion of the Lookout Mountain project (Wilson, 1999). Jennings and Schwarz (2005) indicated Alta had studied the dataset for Lookout Mountain from 1997 to 1999 but aborted their plans for permitting, exploration, and development of the Lookout Mountain mineralization. No

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

information on any other exploration that Alta may have conducted on the property is available. Alta dropped the property in May 1999 (G.I.S. Land Services, 2008).

Century Gold LLC (“Century”), a privately held exploration firm, leased the Lookout Mountain claim block from Rocky Canyon Mining Co. in August 2003 (G.I.S. Land Services, 2008), along with four other claim blocks in the Eureka district. Century did not perform any work on the property and sublet the lease to Staccato in 2004.

A three-hole core drilling program was initiated in the historical Lookout Mountain pit on November 5, 2005, and 16 core holes were drilled in and immediately adjacent to the south end of the pit between February 5 and July 13, 2006. Staccato continued drilling through the spring of 2007. The drill programs were designed to confirm the existence of mineralization encountered in previous RC and conventional rotary drilling, to compare the results from core and rotary drilling, and to collect higher-quality geologic information through core drilling. Based on their drilling, Staccato recognized that the mineralization is hosted in collapse breccias formed by decalcification of the host rocks. Additionally, they identified iron-rich dolomite, zebra dolomite, sooty pyrite, and other alteration types commonly associated with Carlin-type deposits (Mathewson, 2006). Staccato drilled a total of 25 core holes (BH-series) from 2005 to 2007.

In 2008, after management changes, Staccato began a new exploration program designed to test gold mineralization outside of the Lookout Mountain pit area, and a technical program was initiated that was designed to bring the Lookout Mountain resource to a pre-feasibility stage. Staccato drilled an additional seven core and 18 RC holes (BHSE-series) in the South Adit, Pinnacle Peak, Triple Junction, and Rocky Canyon areas during this phase. Another goal of the drilling was to develop a better structural and stratigraphic understanding of the numerous gold zones present along Ratto Ridge. The seven core holes were drilled primarily for stratigraphic purposes and covered the strike extent of Ratto Ridge.

In addition to drilling, Staccato extended soil sample grids by taking an additional 1,100 samples, completed a detailed ground magnetic survey to identify structural trends important to mineralization, and began surface geologic mapping. Staccato mapped surface exposures at 1:2,400 and 1:4,800 scales along Ratto Ridge. To generate consistency in identification of formations, Staccato initiated re-logging of old drill cuttings and core and began three-dimensional modeling efforts. This work was ongoing up to the merger with Timberline in 2010, and the results of this work were used to re-interpret geology, structure, and mineralization necessary for pre-feasibility work (Edmondo, 2010b). Timberline acquired the Eureka property, including the Lookout Mountain project, in June 2010 through its acquisition of Staccato (Timberline press releases dated March 23, June 1, and June 3, 2010). Timberline continued the exploration programs started by Staccato in 2008 with the intent of bringing Lookout Mountain into production. This work included geologic modeling, baseline studies for mine permitting, and work toward generative exploration purposes. From the acquisition of Staccato to 2015, Timberline completed additional ground magnetic surveys, soil sampling, and rock sampling, throughout the property. Fifteen additional holes were drilled at Windfall to assess the purchase of patented ground, and 10 Reverse circulation holes were drilled in Dale Canyon and the Paige Corwin area as exploration drilling. Most drill footage between 2010 and 2013 focused on Lookout Mountain for metallurgical, resource, infill, and PEA studies to assess potential mining operations.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

In 2014, Timberline initiated a program to test high-grade mineralization at depth for both Windfall and Lookout Mountain. At Windfall, five RC holes were drilled into better-grade areas at the South end of the Windfall Pit. Holes BHWF-037 and BHWF-041 encountered significant high-grade mineralization where cross structures were interpreted to cut the main North-South Windfall Fault trend. At Lookout Mountain, holes BHSE-171, BHSE-172, BHSE-173, and BHSE-174 were drilled as offsets to BHSE-152 which ended in high grade gold. BHSE-152 was a pilot hole to a monitor well installed in 2012, and was lost at 1100 feet, with the last 15 feet averaging 0.138 oz/ton Au. All four offset holes encountered significant high-grade mineralization, with the newly found mineralization being called the Water Well Zone.

Between 2015 and 2019, Timberline did no direct work at Lookout Mountain and Windfall. The company focused on land issues at Windfall and assessing other properties held by Timberline outside the Eureka District. In July 2019 Timberline announced a Joint venture with PM&G Gold Mines to explore the Lookout Mountain area. The Joint Venture ended June 28, 2020, when PM&G Gold mines were unable to raise sufficient funding to continue the venture. Starting at the announcement of the venture, Timberline re-interpreted geology and mineralization and began drilling on the property in 2020 after the venture ended. From 2020 to 2022, Timberline drilled 65 reverse circulation and core holes for 55,841.3 feet, mainly into the Water Well Zone, completed IP and CSAMT surveys at Lookout Mountain and Windfall (Figure 5-1), and conducted gravity and geochemical surveys throughout the property.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Figure 5-1 Ground RTP Magnetics map showing IP and CSAMT Lines at Lookout Mountain and Windfall (McEwen, 2026)

N
L4368210N
L4367830N
L4367430N
L4367000N
L4367000N
L4366650N
L4366200N
L703N
L4365780N
L455N
L4365000N
L4364350N
Secret Canyon Rd
L4363680N
Line D
L4363280N
Line A
Line C
L4362880N
L9710N
L4362880N
L4362480N
L4362080N
L4361680N
L4360700N
L8515N
Legend
IP Lines
CSAMT LINES
McEwen Inc. Claims
Historical Open Pits
2026 Gold Resource
District Access Roads
Date Drawing May 25, 2026
Author J. Rizzolo
0 0.65 1.3 1.95 2.6 Kilometers
0 0.55 1.1 1.65 Miles
NAD83 lft
1915000
1920000
1925000
1930000
1935000
14335000
14330000
14325000
14320000
14315000
14310000
14305000
14300000

McEwen Inc. acquired Timberline in August of 2024. McEwen has moved forward with drilling and generative exploration programs at both Lookout Mountain and Windfall. Early programs involved data review and drill planning with confirmation drilling at Windfall in 2024 totaling 14,405.0 feet. McEwen initiated exploration-oriented activities and planned additional drilling in late 2024 and early 2025 for the 2025 drill program. Details for the 2025 program are in section 7.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

5.2.Past Production

As stated in section 5.1, District-wide production is poorly known due to inadequate record keeping from 1869 to 1902, the period of greatest production. Nolan (1962, 1967) estimated from 600,000 to over 1,000,000 ounces of gold were produced in the Eureka District between 1869 and 1962. Later Shawe and Nolan (1989) stated 1.65 million ounces of gold were produced from the district.

In the southern portion of the District (formerly known as the Secret Canyon District) there has been small historic production of silver, lead, zinc, and gold of unknown quantities. Vanderburg (1938) reports much of this came from the Geddes Bertrand mine in Secret Canyon where county records indicate $629,468 in gross production revenue. Underground production from the Windfall mine to 1938 is estimated at $349,428 from 65,132 tons of ore (Ingersoll, 1934). Sookochoff (1984) reports an average grade of 0.356 ounces per ton gold for the Windfall underground production.

Wilson (1990, 1986) gave resource figures for the Windfall area of 3 million tons of material averaging 0.03 ounces gold per ton in 1984 and reported 1.0 Mt of ore at an average grade of 0.03 ounce/ton for Windfall and 1.8 Mt at an average grade of 0.029 ounce/ton at Rustler prior to mining in 1974. Actual production figures for the three open pits vary by report. Cargill (1988) reports production from the Windfall mine of 1,458,274 tons of ore, recovering 31,077 ounces of gold. Sookochoff (1984) reports 650,000 tons of ore were mined at an average grade of 0.035 for Windfall and 300,000 tons mined at Rustler grading 0.026 ounces gold per ton. Sookochoff also reports delineation of other non-mined mineralization of 531,000 tons grading 0.024 ounces gold per ton at Rustler to 153,000 tons grading 0.086 ounces gold per ton at South Paroni. Russell (2005) provides production figures for the three open pits at Windfall to be 2.8 million tons at an average grade of 0.04 ounces gold per ton.

Norse Windfall Mines operated the heap-leach mine at Lookout Mountain between 1987 and November 1988 (Jonson, 1991). Production from January through December 1987 totaled 180,196 tons averaging 0.12 oz Au/ton and yielded 17,700 ounces of gold; recovery was 81% (Cargill, 1988; Jonson, 1991). No information is available regarding the actual production between January and November 1988.

Lookout Mountain ore was hauled 5.6 miles from the pit to the Windfall Mine for crushing, agglomeration, and heap-leaching. Recovery was expected to be 85 to 90%, but problems by the mining contractor resulted in the lower recovery (Jonson, 1991, citing an August 1988 report which is unavailable). The cutoff mining grade was 0.02 oz Au/ton due to the long haul to the agglomerator (Jonson, 1991). Mining reportedly was discontinued due to unspecified financial, management, logistical, and metallurgical problems, as well as a lawsuit (Russell, 2005; Alta Gold Co., 1999).

It should be noted that any references in the previous paragraphs relating to “resources”, “reserves” or “ore” production are historic in nature, do not necessarily conform to current S-K 1300 guidelines and should not be relied upon as current. Current mineral resources for Lookout and Windfall are described in Section 11.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

6.	GEOLOGIC SETTING AND MINERALIZATION

6.1.Geologic Setting

6.1.1. Regional Geology

The following information on regional geology has been taken from Russell (2007), Nolan et al. (1956), Jennings and Schwarz (2005), and Cargill (1988), which in part summarize work by Roberts (1960) and Roberts et al. (1967).

Mineralization in the Eureka Mining district is hosted in a series of sedimentary rocks of Cambrian through Permian age that were deposited in a marine carbonate shelf environment along a passive plate margin. Limestone, dolomite, quartzite, and shale make up the Paleozoic section (Figure 6-1). Beginning in the Mississippian era, compressional tectonics during the Antler Orogeny initiated the Roberts Mountains Thrust (RMT). The Paleozoic Antler Orogeny was characterized by east-directed compression and thrust faulting that transported siliceous and volcanic rocks from the west over shelf sequences in eastern Nevada along the Roberts Mountains thrust, which is exposed just west of the Eureka district. While the Roberts Mountain thrust does not cover the Lookout Mountain area, it exerted a major influence on the structural features of this area in the form of near-surface disturbances in front of the advancing thrust. In response to the Antler Orogeny, Mississippian to Permian age Siliciclastic and carbonate strata were deposited along the Eastern margin of the thrust belt through central Nevada, representing fluvial continental and shallow marine deposition from the Antler highlands. Subsequent compression during the Sevier Orogeny further deformed the Mississippian and Permian rocks, and older rocks again, in the Eureka area. Long et al. (2014) interpret the Eureka area to represent a structural culmination at the forefront of the Cretaceous Sevier fold-thrust system.

A period of erosion occurred from the Triassic into the Jurassic as marked by unconformable deposition of late Jurassic and Cretaceous conglomeratic sediments (Nolan and Merriam 1956). In East-central Nevada, the Newark Canyon Formation representing non-marine clastic deposition is widely distributed (Nolan et al, 1956, Merriam, 1963), including within the Eureka District. Plutonic rocks of Jurassic and Cretaceous ages (168-143 Ma and 105-87 Ma; Silberman and McKee 1971) were intruded into Paleozoic sediments, forming a variety of hydrothermal ore deposit types throughout central Nevada. Age dating of alteration at Eureka, Mount Hamilton, Cortez, and other localities in central Nevada shows mineralization of various types to be associated with the late Cretaceous pluton ages. The Ruby Hill stock and Graveyard Flat intrusions of late Cretaceous age are thought to have been responsible for the Carbonate replacement Pb-Zn-Ag replacement bodies in the Eureka District.

In contrast, extensional tectonics dominated the Tertiary in northeastern Nevada, culminating in formation of the block-faulted Basin and Range physiographic province. Several periods of Tertiary igneous activity have been identified throughout Nevada where younger ages show progressions westward, (Axen and Taylor, 1993; Dickinson, 2006). In central Nevada, andesitic to rhyolitic volcanic rocks and granitic intrusions were emplaced between 43 and 34 Ma, which coincides with deposition of most of the Carlin style gold mineralization in the region. Rhyolitic and quartz latitic ash-flow tuffs erupted from calderas between 34 and 17 Ma, particularly in the Battle Mountain

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

area. From 17 to 15 Ma, basaltic andesite volcanism, dike emplacement, and related gold mineralization took place along the northwest-trending Northern Nevada Rift and parallel structures, followed by peralkaline and rhyolitic volcanism in northern and western Nevada from 14 to 6 Ma.

The Eureka district lies on the southern end of the Battle Mountain-Eureka trend, also known as the Cortez trend, which hosts many sediment-hosted gold deposits and base-metal replacement deposits. The trend extends about 100 miles from Battle Mountain (Phoenix, Cove McCoy, Marigold mines) on the northwest through the Lewis, Hilltop, and Cortez districts (Pipeline, Cortez and Cortez Hills mines; Fourmile, Hilltop, and Goldrush resources) and the Tonkin Springs, Gold Ridge, and Gold Bar mines, ending at the Eureka district on the southeast (Archimedes gold Mine; Ruby Deeps and Mineral Point gold resources, FAD shaft and Ruby Hill CRD Mines). The trend, which strikes N25°W, does not lie parallel to any topographic feature, known structure, or type of lithology.

6.1.2. Local Geology

The following information has been taken from Russell (2007), Shawe and Nolan (1989), Steininger et al. (1987), Hauntz (1985), and Cargill (1988), which in part summarize the work of Nolan (Nolan et al., 1956, Nolan, 1962) and Roberts et al. (1967).

The Eureka district lies at the northern end of the Fish Creek Range and is underlain by a miles-thick sequence of Cambrian through Devonian calcareous and siliciclastic sedimentary rocks that were affected by the Late Devonian to Early Mississippian Antler Orogeny. Above that strata are post-orogenic coarse clastic units commonly referred to as the Overlap Sequence of shallow marine siliciclastic sediments of Mississippian to Permian ages, which are then overlain by Lower Cretaceous freshwater sedimentary rocks and megabreccia of the Newark Canyon Formation. Tertiary volcanic rocks cap the sequence.

A variety of intrusive rocks of both Mesozoic and Tertiary age occur locally within the Eureka district. The Cretaceous aged Ruby Hill stock in Zulu Canyon is an equigranular to porphyritic granodiorite to quartz diorite. The surface exposure is small, but drilling, magnetic data, and alteration patterns show the stock to be much larger, forming the footwall to the Ruby Hill Fault which hosts the most productive mines in the district (Vikre, 1989). The Bullwacker sill crops out on Mineral point and the Graveyard Flats intrusion to the East of the Bullwacker sill was encountered in underground workings. Nolan also mapped a series of quartz porphyry dikes occurring in a north-south zone along the east flank of Prospect Mountain. Mapping by Staccato and Timberline staff in the southern portion of the district encountered several dikes at surface on Hoosac Mountain, Ratto Ridge, in Secret Canyon, and in the Windfall Pit. Dikes have also been intersected in drilling at Lookout Mountain. A small granodiorite stock is present at the Paige Corwin mine in Dale Canyon at the Windfall project.

Extrusive volcanic rocks in the district have two known local sources. Richmond Mountain, East of the town of Eureka, is an andesitic to dacitic volcanic center, and near Pinto summit a nested rhyolitic dome complex occurs in Dale Canyon immediately Southeast of Hoosac Mountain. Extrusive rocks occur throughout the district. Most exposures are ash flow and ash fall sheets filling paleo depressions and as broader sheets on older peneplane surfaces.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Vikre (1998) presented isotopic age dates for igneous rocks and alteration in the northern portion of the district in his discussion of intrusive relationships to skarn and carbonate replacement mineralization. Age data were compiled from sources that used K-Ar methods for radiometric dating. The age dates indicate granodiorite to quartz monzonite intrusions provide age ranges from 99 to 106 Ma, alteration from vein selvages using muscovite and K-feldspar range from 68 to 107 Ma, clustering near 88 to 96 Ma, and Tertiary aged dikes ranging in age from 30.9 to 36.8 Ma. Tertiary ages from dikes dated at Ruby Hill and Mineral Point match well with Ar/Ar dates analyzed by Long et. al (2014) for extrusive and intrusive igneous rocks in the southern portion of the district where age dates range from 34.5 to 37.8 Ma.

The district is structurally complex. Rocks as young as Permian were deformed and cut by thrust faults, which themselves were deformed into a series of north-trending folds by compression that continued into Cretaceous time. Nolan (1962) mapped a large north-striking anticline with a core of Cambrian strata. Cambrian and Ordovician Strata on the East flank of Prospect Mountain dip steeply east and are bounded by Mississippian and Devonian strata also dipping east. Small anticlines and synclines are seen in the Mississippian units which may represent the limb of a syncline seen in the Diamond range to the northwest of Eureka. West of Prospect peak Ordovician rocks show variable dips but generally show gentle westerly to gentle east dipping units that are in fault contact with the Eldorado Dolomite. Siluro-Devonian strata west of Ratto Ridge have flat lying to gentle east dips.

Nolan (1962) identified several thrust sheets in the underground workings where Cambrian strata has been thrust over Ordovician, Devonian, and Silurian strata. At Lookout Mountain deep core holes have penetrated a thrust plane which juxtaposes Lower Cambrian strata on top of Ordovician and Silurian strata. Thrusting is complex with many potential interpretations.

The Compressional tectonic features developed during the Antler and Sevier orogenic events have been cut by Eocene and younger extensional events. In the heart of the district there are several large-offset north-south striking normal faults that may influence control of Carlin-style mineralization in the district (Hoge et al, 2015).

At the North end of the District two faults named the Jackson and Lawton-Bowman faults control much of the CRD and Carlin style mineralization, indicating the faults were active in the Cretaceous. The Jackson and Lawton-Bowman faults are sub-parallel faults with several west-northwest and east-west cross faults. The Lawton-Bowman strand has been mapped along Mineral Point S into the west-northwest striking Ruby Hill Fault where it has been offset to the east (Nolan, 1962). Nolan extends the Lawton Branch up Zulu Canyon and along Prospect Ridge, where it terminates against the Silver Connor Fault, a north-east striking fault displacing Eldorado Dolomite against Hamburg Dolomite.

Nolan (1962) maps the Jackson fault from Mineral Point, East of the Holly fault, extending South where it is covered by Tertiary Volcanics adjacent to the FAD shaft, and into Goodwin Canyon. Hoge et al (2015), as Nolan (1962), maps the Jackson as cutting the Ruby Hill fault in the vicinity of the old Jackson Shaft. From the old Jackson shaft, Nolan (1962) maps the Jackson joining the Lawton-Bowman at the Silver Connor fault, extending the main branch to the southwest and then south along the east flank of Prospect Ridge where they believe the fault is responsible for mineralization in the Diamond, Berryman, Lord Byron, and Industry Mines.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

McEwen staff believe the Jackson Fault, or a splay off the Jackson-Lawton-Bowman system, extends south down to the Windfall area based on the locations of splays, the alignment of rhyolitic intrusions, alignment of gold only mineralization from the Rustler Mine, north into carlin style mineralized drill intercepts near the Catlin and Dunderberg shafts, and the alignment of the Catlin, Dunderberg, Eureka, Uncle Sam, and Hamburg Mines. This interpretation implies the Jackson and Lawton faults are offset by the Silver Connor Fault. The Jackson fault is believed to have significant control over Carlin-style mineralization in the district (Hoge et al, 2015).

Similarly at Lookout Mountain two large north-striking faults with large displacement occur. The Dugout, or Oswego Fault bounds the east side of Ratto Canyon. It is a steep west dipping fault separating Eldorado Dolomite from Ordovician Eureka Quartzite and Pogonip group limestone. Mineralization at the Oswego Mine is controlled by the Dugout Fault. The Dugout fault extends from the South end of Secret Canyon Ridge up to Prospect Peak where it has been cut by a northeast cross fault. The Ratto Ridge, or Lookout Mountain Fault, extends from Prospect Ridge, ½ mile west of Prospect Peak, through Rocky Canyon, along Ratto Ridge, and beneath volcanic cover at the south end of Ratto Ridge. The Ratto Fault separates Prospect Mountain Quartzite from Ordovician strata at the north end, and Middle Cambrian strata from Devonian strata along Ratto Ridge. Gold mineralization is found on both faults with higher gold grades at intersections with or entirely in northwest and northeast cross faults.

6.1.3. Project Geology

The following information on the geology of the Lookout Mountain project is taken from Russell (2007), Morris (2007), Steininger et al. (1987), Alta Gold Co. (1999), Cope (1992), Cargill (1988), and geologic mapping and drilling by Staccato and Timberline, unless otherwise noted. The Windfall and Lookout Mountain projects share many similarities including host rocks, mineralization styles, and structural complexity (Figure 6-2). Both occur on or within sets of North oriented major structural zones with gold deposition within the Hamburg dolomite at and near the contact with the Dunderberg Shale. Significant differences are present though, including mineral control, structural setting, and alteration patterns. Both systems, geochemically and mineralogically represent Carlin Style mineralization.

6.1.3.1.Lookout Mountain Geology

The Paleozoic section in the Lookout Mountain project area is dominated by lower Paleozoic calcareous rocks that are complexly folded and faulted. The Cambrian rocks throughout the Eureka district are part of a Paleozoic thrust system that, at Lookout Mountain, places Cambrian rocks on top of Ordovician and Silurian rocks. Within the Cambrian sequence, internal thrusting and ramp faulting have created an imbricate set of lower-angle faults (Nolan, 1962), which cuts out most of the Cambrian Hamburg Dolomite beneath Lookout Mountain and Ratto Ridge (Edmondo, 2010a). Remnants of Hamburg Dolomite are found beneath the Dunderberg Shale within the core and along the east flank of an antiformal feature beneath Lookout Mountain and South Lookout Mountain. The Hamburg Dolomite along these zones is a dolomitized limestone that has largely been dissolved, forming a collapse breccia controlled by the anticline and a north-trending, 60°E-dipping fault system interpreted as a ramp structure (Edmondo, 2010a)

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Figure 6-1 District Geology with Jackson-Lawton Fault system and the Ratto Ridge – Dugout fault system. (McEwen 2026)

Feet
0 1,2502,500 5,000 7,500
N
W
E
S
Archimedes
Alluvium – (Yellow)
Tv (pinks – oranges – tan)
Mississippian – Permian (greys and light green)
Devonian (Greens)
Ordovician (Blue/stipple orange)
Cambrian Core (Browns/Purple)
Lawton Fault
Jackson Fault
Ruby Hill Fault
Lawton Fault
Silver Connor Fault
System
Windfall (Jackson) Fault
Lawton Jackson Fault
Windfall
Nolan Fault
Ratto Ridge Fault
Windfall (Jackson) Fault
Dugout Fault
Lookout Mountain
Ratto Ridge Fault

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Figure 6-2 Stratigraphic Column of the Eureka District (McEwen 2026). Not to scale

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Figure 6-3 Geologic Map of the Eureka Property

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Steininger et al. (1987) described several episodes of structural deformation in the Ratto Canyon region, noting that structural relationships at Ratto Canyon are obscured in places by widespread silicification of the Paleozoic rocks. Amselco mapped at least two potential thrust faults along Ratto Ridge, with a third thrust that may exist west of the South Adit area (Hauntz, 1985). Conodont ages show that Cambrian rocks have been thrust over Ordovician and Silurian rocks at depth (Edmondo, 2010b, citing a 2009 Staccato internal company report). Three principal sets of normal faults which strike northeast, northwest, and east-west have been identified cutting thrust faults (Hauntz, 1985). There are also strike-slip faults that appear to be tear faults associated with the thrusting.

A pronounced north-trending high-angle fault zone, the Ratto Ridge fault system (also referred to as the Ratto Canyon fault and the Lookout Mountain fault), has localized jasperoid development and gold mineralization in sedimentary units along more than 3.5 miles of strike length (Figure 6-5). This fault juxtaposes gently dipping Cambrian sedimentary rocks on the east against gently dipping Devonian sedimentary rocks on the west, an offset of perhaps 7,000 feet vertically along Ratto Ridge. The Ratto Ridge fault system is cut by several northeast- and east-trending, steeply south-dipping faults, and by less prominent northwest-trending, steeply south-dipping sets of faults. A second large north-northwest trending fault is present in the Oswego mine, one mile East of Lookout Mountain. This fault is sub-parallel to the Ratto Ridge Fault and has similar stratigraphic displacement. The relationship between the two faults is unknown. DiFiori (2014) believes the faulting in the Lookout Mountain area structurally represents an accommodation or relay zone between these two major faults active during the Tertiary. Drilling in 2020-2023 has been re-evaluated by McEwen geologists to be a graben-like structure, which would be compatible with mapping by DiFiori (2014) (Figure 6-4).

Favorable stratigraphic units, including the Cambrian-aged Hamburg Dolomite and Dunderberg Shale among others less well explored, have focused up-dip gold deposition at fault/stratigraphic intersections. Other potential host rocks include the Ordovician Pogonip Group, the Devonian Bartine Limestone, and the Devonian Oxyoke Canyon Sandstone. Cambrian, Ordovician, and Devonian units are known to host gold deposits elsewhere in the region, such as at the Ruby Hill mine in the northern part of the Eureka District, Gold Bar (40 miles to the northwest), and at Bald Mountain (80 miles to the northeast). Tertiary intermediate flows and tuffs with minor porphyry dikes and sills intrude and unconformably overlie the Paleozoic section in the area and are part of the Eureka and Pinto Summit volcanic centers. The under-explored stratigraphic units at Lookout Mountain are potential targets for future exploration efforts.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Figure 6-4 Section through the Lookout Mountain Pit

Section 14314500N
W
E
LM Pit
Water Well Zone
Oswego Mine area
Devonian section
Secret Canyon
Windfall
Volcanic
Tuff and breccia
Goodwin
El Dorado
Ratto Ridge Fault
Dunderberg
Windfall
Oswego Fault
Dunderberg
Devonian section
Geddes
Hamburg
0
Feet
1000

There are breccias of multiple origins in the Lookout Mountain pit and the Staccato drill core (Mathewson, 2006). Mathewson noted that breccias, folds, and fault structures within the stratigraphy appear to have disrupted individual stratigraphic units. The prospective horizon for significant gold deposits, whereby shale overlies limestone, is common in numerous Carlin-type gold deposit settings, and this setting is particularly conducive to the development of dissolution-induced collapse-breccia-hosted, high-grade gold deposits. Examples include Meikle, Gold Strike, Deep Star, portions of Gold Quarry, Rain, and perhaps Cortez Hills.

At Lookout Mountain, high-grade gold mineralization is present almost exclusively within reduced (sulfidic) collapse breccia along the contact between the Dunderberg Shale and Hamburg Dolomite. Most breccias appear to be collapse breccias, but there are also tectonic, and probably, depositional breccias. Low-grade mineralization, mostly oxide, is broadly distributed in oxidized and silicified and/or oxidized and dolomitized breccia zones. The majority of these breccias occur along Ratto Ridge and are collectively referred to as the Lookout Mountain breccia.

Based on additional surface mapping and sampling and re-logging of over 400 drill holes in 2009 and 2010 (Edmondo, 2009, 2010c), Staccato and Timberline generated a new geological interpretation of Ratto Ridge. The new interpretation identified the Ratto Ridge fault zone, separating Devonian and Cambrian, as the main control of alteration and mineralization along the ridge. This was consistent with previous workers. The trace of the Ratto Ridge fault zone is often indistinct due to alteration, colluvial cover, crosscutting faults, and jasperoid bodies. There are numerous intrusive bodies along the fault zone. West of the fault zone lies a gently north-dipping,

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

relatively undisturbed sequence of Devonian dolomites, while on the east side of the fault are the Cambrian Windfall, Dunderberg Shale, and Hamburg Dolomite formations.

Figure 6-5 Geologic Map of Lookout Mountain

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Figure 6-6 Geologic Map of the Windfall Trend

Conodont age determinations in core drill hole intersections of quartzite and dolomite below the Secret Canyon Shale show the Cambrian section to have been thrust over the top of the Silurian Lone Mountain Dolomite and Ordovician Eureka Quartzite. An internal fault in the Cambrian section above the thrust plane has removed most of the Hamburg Dolomite from between the Secret Canyon and Dunderberg Shales on the east flank of Lookout and South Lookout Mountains, and is interpreted as ramp structures that are important controls of mineralization.

According to Timberline’s interpretation, most gold mineralization is hosted in a solution or karst breccia (Lookout Mountain breccia) formed in the overthrusted remnants of Hamburg Dolomite that lie in the footwall of faults below the crest of Ratto Ridge. Collapse breccia sediment derived from the dissolution of multiple rock types, especially the Hamburg Dolomite and other dolomites, and subsequent re-deposition of fine-grained sediment along fluid pathways is the primary host of

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

mineralization (Edmondo, 2009). These collapse breccia sediments are usually lithified but maintain high permeability and are easily altered and mineralized, often with 5 to 10% (or more) of sulfides in unoxidized rocks. Drilling indicates there is very little mineralization in the Secret Canyon Shale, but the overlying Dunderberg Shale hosts significant high-grade gold mineralization.

6.1.3.2.Windfall Geology

The geology of the Windfall area has been discussed by Wilson (1984, 1986), and Nolan (1962). Mineralization at Windfall is hosted largely in the Hamburg Dolomite, at and below the contact with the Dunderberg Shale (Figure 6-6). Mine evaluation reports (Ingersoll, 1934; Young, 1937) noted from underground that two North striking “veins” of siliceous oxidized ore were mined that contained numerous cross structures also carrying high grade gold. One vein, on the east side of the mine was along the contact between the Hamburg Dolomite and Dunderberg Shale. The other vein was along a high angle north striking structure completely within the Hamburg Dolomite. Mining by open pit methods in the 1970’s and 1980’s exposed these structures and showed the contact between the Hamburg Dolomite and Dunderberg Shale to be faulted. These two structures are referred to as the Windfall Fault Zone (Figure 6-6). Historic mapping and drilling show these two structures to extend well North into New York and possibly Goodwin Canyons, and South along Hamburg Ridge into Round Top Mountain at the South end of Hamburg Ridge, a distance of 5 miles. These structures may represent the southern extension of the Jackson Fault.

Exposures of the Secret Canyon Formation on the West flank of Hamburg Ridge indicate a general northerly strike and moderate east dip. Exposures in road cuts show an antiformal feature to exist between the lower contact with the Geddes Limestone and the upper contact with the Hamburg Dolomite. Bedding turns steep near the Hamburg contact and the structures which control mineralization along the Windfall trend. Bedding remains steep East of the Windfall Fault zone until the faulted contact with Mississippian strata at the top of Hoosac Mountain and along the east flank of Jewel Ridge is reached. Strata between the Windfall fault zone and the Mississippian section includes the Hamburg Dolomite, Dunderberg Shale, Windfall Formation, Goodwin Limestone, and Eureka Quartzite. The section is markedly thinned, which may be related to an attenuation fault system related to the Hoosac Fault (Long et. al., 2014).

Pit mapping and drill data from McEwen and Timberline geologists indicate the steep easterly dipping strata are consistent to the south, beyond the extent of the Rustler Pit, but cross faulting has offset the strata, particularly the Hamburg/Dunderberg contact. The largest cross fault identified to date is the Nolan Fault, a northeast striking, steep southeast-dipping fault between the Windfall and Rustler pits. The Nolan fault offsets the Hamburg/Secret Canyon contact, the Hamburg Dunderberg contact, and volcanic rock in a down-to-the-south fashion. Other cross faults affecting the contact include E-NE faults in the Rustler Pit which down drop volcanic rocks to the North. As described in historic underground reports (Ingersoll, 1934), the Windfall mine has numerous east-northeast cross faults carrying gold. These structures are seen in the highwall of the Windfall pit where east-west to northwest-striking fracture and fault sets are observed. Dips are variable with both high-angle and low-angle features present. Drilling by McEwen shows these cross faults to carry higher grade mineralization at Rustler and Paroni pit areas, as historical reporting indicates at Windfall.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

A notable feature observed in the Windfall pit and in drill pads up to the Paroni pit shows the Hamburg/Dunderberg contact to be near-vertical to steeply east-dipping and likely structurally controlled. This may be traceable south but volcanic cover between the Windfall and Rustler Pits obscures the nature of the contact. Exposures on the east wall of the Rustler pit, and drill intercepts, indicate a steep easterly dip to the Hamburg-Dunderberg contact. Drilling to date is insufficient to determine if the contact remains steep at depth or becomes more gentle.

As at Lookout Mountain, breccia of several varieties is important along the Windfall trend as well. Throughout Hamburg Ridge, the Hamburg Dolomite is well brecciated which obscures bedding fabric and is likely due to diagenetic dolomitization or dolomitization due to solution collapse during hydrothermal activity. Solution collapse, sedimentary, and/or karst style brecciation is present and particularly well developed in the Windfall pit. Although karst and cave fill are present at Windfall, much of the mineralization, particularly high-grade material, is associated with structural brecciation along fractures and faults. Solution collapse and likely sedimentary breccia appear as important localizers for both high- and lower-grade mineralization within the Hamburg Dolomite.

6.2.Alteration and Mineralization

Alteration and mineralization at Windfall and Lookout Mountain are typical of Carlin-style systems elsewhere in Nevada. Both projects contain argillic alteration, decalcification, and silicification associated with pyrite and iron-oxide mineralization. Thin section and Scanning Electron Microprobe (SEM) studies of high-grade sulfide mineralization in shale from Lookout Mountain show that gold and arsenic are found in arsenian pyrite rims on diagenetic and hydrothermal pyrite, often with realgar and minor arsenopyrite, and an associated quartz-kaolinite-illite ferroan dolomite alteration suite typical of Carlin-style mineralization at Carlin, Cortez, Getchell, and Jerrit Canyon (Muntean, 2012).

6.2.1. Lookout Mountain

Alteration at the surface and in the subsurface is widespread, with decalcification and silicification being the most common types. This alteration is present for the entire length of Ratto Ridge and extends up to several thousand feet on either side of the main Ratto Ridge fault zone. Argillic alteration is also present, distinguished by the presence of abundant, multi-colored gumbo-like clays within the Dunderberg Shale. There appears to be a close spatial relationship between silicified zones and argillically altered zones (Hauntz, 1985). While skarn systems are known in the northern portion of the Eureka District, the development of skarn at or near Lookout Mountain is only known from the Newmont drill hole on the Rocky Canyon magnetic anomaly (Cargill, 1988). However, hornfelsed sediments were also noted in drillhole BHSE-206C located immediately northeast of Lookout Mountain, and marble textures have been recognized occasionally in drillholes through carbonate-rich intervals.

Alteration at Lookout Mountain is dominated by the presence of massive jasperoid breccia. At surface, jasperoid bodies are found along the crest of Ratto Ridge, extending for 2.5 miles from Lookout Mountain pit to the South Adit area. Jasperoid is also found in fault zones along the east

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

flank of Ratto Ridge, near the Lookout Mountain pit. Gold mineralization is associated with jasperoid that caps Ratto Ridge downward to drilled depths of up to 1,500 feet vertically below the highest surface exposure (Gustin, 2013, 2023). Jasperoid is extensively developed in the Hamburg Dolomite, with Dunderberg shales showing strong silicification and locally jasperoid development, likely in limestone beds of the Dunderberg. Jasperoid bodies are silica replacement bodies of dolomitic and mix shale-dolomite breccia zones. At surface the jasperoid is dense, usually retaining lithologic textures, and variegated in color. In the deeper breccias within the Water Well Zone, jasperoid, or silicification, is vuggy and saccharoidal to very finely crystalline in nature.

Argillic alteration is present in the Dunderberg Shale along faults and at the margins adjacent to jasperoid bodies. Zones of pervasive argillic alteration are present but generally small in size and associated with large faults. Decalcification is also present, affecting limestones in the Dunderberg and within the Hamburg Dolomite. Much decalcification is adjacent to jasperoid, within fault zones, and as large swaths within Hamburg dolomite and Devonian strata at surface. Although present, “sanding”, which is a form of advanced decalcification, is less abundant at Lookout Mountain and typically associated with Hamburg Dolomite. Dolomitization and formation of iron carbonates and iron-rich (ferroan) dolomite were identified in the Staccato drill holes by Mathewson (2006) using alizarin staining techniques. The extent of this alteration is unknown but is spatially associated with decalcification.

Mineralization is typical of classic Carlin-style mineralization. Gold is hosted in arsenian pyrite and the oxidation products generated from arsenian pyrite. In fresh rocks, gold is associated with pyrite, realgar, quartz, and clay (Alta Gold Co., 1999). Surface jasperoid bodies are associated with a trace-element geochemical signature consisting of arsenic, mercury, and antimony in soil, rock chip, and drill samples. Multi-element geochemical analyses on drill samples (Mathewson, 2006; Edmondo, 2008a) demonstrate that gold mineralization in the Lookout Mountain area is rich in arsenic, with high-grade zones being particularly arsenic-rich. The high-grade zones are generally unoxidized, sulfidic, and, in addition to arsenic, consistently anomalous to very anomalous in thallium, antimony, and mercury. High-grade gold mineralization typically consists of 0.1 to 0.4 oz Au/ton, occasionally up to multiple ounces of gold per ton, and contains several thousand ppm arsenic up to values in the percent range. Several tens to hundreds of ppm mercury, several tens of ppm antimony, and several tens to hundreds of ppm thallium are also typical of high-grade gold zones. Silver is generally low within these high-grade gold zones (Mathewson, 2006). Low-grade gold zones of 0.01 to 0.1 oz Au/ton generally contain anomalous arsenic in the upper hundreds of ppm to several thousand ppm and are predominantly oxidized. These lower-grade gold zones also typically contain a few hundred ppm antimony, several tens to hundreds of ppm mercury, and up to one hundred ppm thallium.

6.2.2. Windfall

Decalcification is the dominant alteration type at Windfall and occurs along a zone approximately 100 to 200 meters wide and is present from the Paroni Pit to the South end of Hamburg Ridge. The Hamburg dolomite is thoroughly “sanded” in that the rock, although competent, can be dug out of the pit walls with one’s fingers, breaking down into “beach sand” where the rock thoroughly disaggregates. Decalcification is well developed throughout the Hamburg within the bounding

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

faults of the Windfall fault zone. Associated with decalcification is zebra dolomite, an alteration consisting of leaching certain elements with the addition of iron and magnesium. It is characterized by alternating bands of light (sparry) and dark (replacement) dolomitic material with the lighter material being more calcium rich and the darker material more iron/magnesium rich. Zebra dolomite is well exposed in the Rustler and Windfall Pits where it is near vertical and occurs within and along the bounding North striking structures. The banding represented by the zebra dolomite can represent either diagenetic (Diehl et al, 2010) or structural processes (McCormick et al, 2025). It is not clear whether the zebra dolomite at Windfall represents structural or bedding control, but much is near-vertical in nature suggestive of structure. Zebra dolomite is also prevalent in Carbonate Replacement Districts as an early hydrothermal event. Given the presence of lead-silver replacement bodies along and within the Windfall trend the zebra dolomite may represent an earlier alteration event.

Silicification is present but in minor quantities. Mild to moderate silicification is present on faults, fractures, and locally along the Hamburg-Dunderberg contact. Drilling in 2024 and 2025 by McEwen has shown the silicified zones to be more prominent within and adjacent to high-angle cross structures and appears associated with higher-grade mineralization. Argillic alteration is seen mainly in the Dunderberg shale along faults and fractures, and along the Hamburg-Dunderberg contact. High grade sulfide mineralization, with realgar in the Windfall and Rustler pits is associated with argillically altered Dunderberg shale.

Geochemistry of mineralization at Windfall is similar to that at Lookout Mountain, in that gold mineralization is associated with elevated values of Arsenic, Antimony, Mercury, and thallium. At Windfall though, high grade gold (>3 g/t) zones are highly elevated in arsenic and antimony with many also elevated in Pb-Zn-Ag. Twenty-two base metal assays exceed 1% Pb, with two over 8% lead. All twenty-two assays have Ag > 25 ppm, and Zn > 1000 ppm with ten Zn assays > 1%. High grade gold does occur with low Pb-Zn-Ag results, and usually with higher Hg results (>5 ppm) although Mercury can be quite high (>10 ppm) with very high Pb-Zn-Ag. Low grade gold results (<1 ppm) are associated with elevated to moderately anomalous As, Sb, and Hg and variable to generally low base metal values. However, there are 83 drill assays with elevated Pb-Zn-Ag values exceeding 1000 ppm Pb and Ag > 2 ppm, including 12 with > 1000 ppm Zn.

The potential for the presence of carbonate replacement systems mixed with Carlin systems is high in the Eureka District. Dilles et al (1996) and Hastings (2006) describe cross cutting field and petrographic relationships showing Carlin style gold over printing Pb-Zn-Ag base metal replacement and skarn mineralization in the East Archimedes pit. Replacement Pb-Zn-Ag mineralization has been mined in the Windfall region historically. The Hamburg Mine, less than ¼ mile North of Paroni Pit and the Hoosac Mine on Hoosac Mountain were mined for their Pb-Ag content in the late 1800’s. The percentage of drill holes with multi-element geochemical assay results at Windfall is less than 10% and more geochemical analyses are needed to determine the extent of CRD and Carlin style mineralization in the Windfall area. The presence of high concentrations of Pb-Zn-Ag indicates the Windfall Fault zone also was a prominent pathway for cretaceous age CRD deposits. However, the geochemical signature at Windfall is suggestive that overprinting by Carlin systems on Pb-Ag CRD mineralization is likely.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

6.2.3. Gold Resource Areas

As discussed in sections 6.2.2, karst and/or solution/collapse breccia within the Hamburg Dolomite, at or beneath its upper contact with the Dunderberg Shale, is an important control on mineralization at the Lookout Mountain and Windfall projects. Mathewson (2006) recognized that extensive zones of hydrothermal-related dissolution and associated brecciation caused cavitation and collapse at the Hamburg-Dunderberg contact at Lookout Mountain. This collapse propagated in an upward stoping process that did not stop until well into the overlying shale unit, creating large, almost flat-lying breccia bodies. This ‘ground preparation’ became highly conducive to the introduction of subsequent fluids, including the gold-bearing solutions. This process likely operated during formation of carbonate replacement bodies in the district as described by Nolan (1962) at Ruby Hill. Large structural zones are important for the development of these collapse features, with cross structures and minor parallel structures to the main fault zones acting as important modifiers to the overall morphology.

6.2.3.1.Lookout Mountain

Exploration groups have described the Lookout Mountain deposit in various ways, but all workers have described the mineralizing system as being strongly controlled by structures and favorable host rocks. Steininger et al. (1987), reporting on Amselco’s discovery, described Lookout Mountain as follows: The mineralized zone trends north-northwest and dips 20 to 70 degrees to the east-northeast. Mineralization occurs in both jasperoid and in adjacent altered Dunderberg Shale, with the highest grades in altered shale adjacent to jasperoid. Gold occurs where the contact zone between the Dunderberg Shale and Hamburg Dolomite forms the hanging wall of the Ratto Ridge fault zone and where east- and northeast-trending faults provided ground preparation for mineralization.

Asher (1986) described the mineralizing system as a structurally controlled jasperoid body with an easterly dip of 60 degrees, and with several low-angle zones controlled by bedding occurring as offshoots of the main structure.

Barrick recognized five styles of gold mineralization (Mako, 1993a):

•	Low-grade gold disseminated in silicified Dunderberg Shale with locally higher grades in and near faults;

•	High-grade gold in carbonaceous Dunderberg Shale that appears to be stratabound, including the sulfide zone beneath the historical Lookout Mountain pit;

•	Gold-bearing jasperoid in the Hamburg Dolomite;

•	High-grade gold mineralization in thin, fault-controlled zones; and

•	Gold mineralization in silicified Bartine Limestone.

Strong solution brecciation at Lookout Mountain has formed along a north-trending, 60° east-dipping structural zone that lies just east of the main fault separating Devonian from Cambrian stratigraphy along Ratto Ridge. The entire thickness of the Hamburg Dolomite along Ratto Ridge

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

displays strong karstic- and collapse breccia textures. This section of Hamburg Dolomite and the overlying Dunderberg Shale hosts most of the mineralization at Lookout Mountain, and it is referred to as the Lookout Mountain breccia. The base of this breccia from Lookout Mountain to South Lookout Mountain is formed along a 50-60o East dipping fault interpreted as a ramp fault which separates Secret Canyon shale from Hamburg Dolomite and Dunderberg Shale. High-angle faults in the hanging wall of this north 60° east fault place Dunderberg Shale in contact with Hamburg Dolomite along the faults, creating a more bulbous or wedge-shaped nature to jasperoid development and mineralization within and below the pit (Figure 6-7). Heading south, jasperoid development and mineralization become more lenticular along the 60°-east-dipping fault zone. At the north end of South Lookout Mountain, the breccia zone transitions from a more lenticular body to a flat-lying breccia body floored by Secret Canyon shale, with North striking structures forming a near vertical surface between Dunderberg shale and the breccia body capping South Lookout Mountain,

Strongly altered and mineralized northeast- and east-northeast-trending faults, with moderate offset, cut faults related to the main Ratto Ridge structural zone, with west-northwest-trending faults in the Lookout Mountain area potentially localizing higher-grade mineralization (>= 0.10 opt Au). These high-grade zones are typically irregularly shaped discontinuous pods that occur at and near the contact between the Dunderberg Shale and the Hamburg Dolomite. There are four high-grade zones presently identified by drilling: one at the surface at the Lookout Mountain pit, another about 200 feet in depth, a third between 300 and 400 feet in depth, and the Water Well zone between 900 and 1100 feet in depth. The highest-grade zones are typically hosted within unoxidized to partially oxidized breccia bodies enclosed in limestones within the lower Dunderberg Shale or along the contact with the Hamburg Dolomite.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Figure 6-7 Section Through the Lookout Mountain Pit

(McEwen, 2026)

6.2.3.2.Windfall

As described by old reports (Ingersoll, 1934; Bailey, 1975) mineralization at Windfall is controlled along two parallel north-striking, steeply east-dipping faults with significant east-west, east-northeast and northwest-trending cross faulting and internal fracture zones. Solution and fault breccia occurs on and between these north-striking steeply east-dipping structures. These structures are collectively called the Windfall Fault zone, and they are mappable from the Rustler pit north into New York Canyon and possibly into Goodwin Canyon. Alteration and mineralization are tightly constrained within the zone and consist dominantly of pervasive decalcification (sanding) and zebra dolomite alteration. This alteration weathers and erodes easily, forming more subdued topography rather than the bold cliffs and outcroppings seen at Lookout Mountain. High-grade mineralization within the zone is strongly structurally controlled with low-grade disseminations within sanded dolomite between the North Striking bounding faults. Low-grade disseminated material occurs as gently- dipping to flat-lying bodies with cross -faulting helping to control localization of mineralization.

Drilling by Timberline and McEwen thus far has been encountering mostly oxidized material. Sulfide material is usually encountered in the Dunderberg shale near the contact with the Hamburg Dolomite. This is best seen at the north end of the Rustler pit where fine “sooty” pyrite and realgar are seen in well brecciated and argillized shales. Sulfide material in drilling has been encountered in few holes. Where observed, the sulfide mineralization is very similar to that at Lookout Mountain and is indicative of Carlin-style mineralization encountered north of Windfall in New York Canyon, and at the Ruby Deeps resource of i80 Gold at Archimedes. The bulk of low-grade mineralization is

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

present between the two high-angle faults and is hosted in strongly-decalcified and brecciated Hamburg Dolomite (Figure 6-9).

Jasperoid development at Windfall is minimally developed. Although areas of silicification occur locally, the large bodies of jasperoid as at Lookout Mountain are lacking along the Windfall trend. South of the Rustler pit there is moderate jasperoid development along the Hamburg/Dunderberg contact on Hamburg Ridge and historic drilling in the area indicates the presence of gold. North of Rustler, silicification is constrained to the fault and fracture sets, expanding only in regions of cross faults and structures. Spatially, the jasperoid and siliceous material are confined within and adjacent to the Windfall Fault zone.

6.2.4. Other Gold Occurrences in the Eureka Property

Surface gold anomalies, geology, and alteration features in the Cambrian through Devonian sections define multiple exploration targets on the property. These occurrences are located outside of the existing gold resource areas at Lookout Mountain and Windfall (Figure 6-8).

6.2.4.1.Rocky Canyon Area

A mineralized zone containing over 0.01 oz Au/ton based on very widely spaced drill holes extends at least 1.4 miles north from the Lookout Mountain deposit into the Rocky Canyon area. Scattered altered outcrops mark this north-trending zone, which appears to be at least 600 feet wide just north of the Lookout Mountain deposit and perhaps 1,400 feet wide near drill hole RCR-3 (approximately 1.25 miles to the north). The Haul Road anomaly is an outcrop of silty shale directly below massive Eureka Quartzite that contains an 80-foot section averaging 0.03 oz Au/ton in rock chip samples. It occurs about 3,500 feet northeast of the peak of Lookout Mountain (Jonson, 1991).

A large magnetic anomaly is located approximately 1.25 miles north of Lookout Mountain in the northern portion of the Rocky Canyon area and is believed to be caused by an intrusion. Newmont drilled a deep core hole in the area in a search for molybdenum and intersected skarn and a granitic intrusion (Cargill, 1988) dated with a U-Pb analysis of 87.42 Ma (Long et al., 2014) confirming a Cretaceous age. Hole 609 was drilled to a depth of 1,525 feet and intersected 50 feet averaging 0.023 oz Au/ton from 450 to 500 feet in a silicified, pyritized fault zone (Jonson, 1991). That hole also intersected metasomatic alteration associated with granitic dikes with magnetite, quartz, sericite, pyrite, molybdenite, fluorite, and calcite mineralization (Mako, 1993a).

Echo Bay drilled 75 holes in the Rocky Canyon area. Of these holes, 42 were drilled into the South Pogonip Anomaly, where 16 holes encountered “significant” gold mineralization (Alta Gold Co., 1999). Hole EBR-58-96 intersected 40 feet of 0.101 oz Au/ton, and EBR-77-97 intersected 45 feet of 0.131 oz Au/ton; the author cannot determine if the reported lengths represent true widths.

Gold mineralization in the Rocky Canyon area is hosted primarily in Siluro-Ordovician rocks, which are separated from the Lookout Mountain gold resource by faults in the Relay Zone (Figure 6-5). Silver is notably more common than in the Cambrian rocks that host the Lookout Mountain gold resource. Approximately one half of the drillholes in the Rocky Canyon Zone have at least a single-sample silver intercept of greater than 0.291 oz/ton.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

6.2.4.2.South Ratto Ridge

South Ratto Ridge has a similar structural setting to that of South Lookout Mountain except that the Eureka Quartzite is absent at South Ratto Ridge. Gold mineralization is present and is stronger near the thrust contact in the jasperoid and sanded dolomite of the Devonian Nevada Group. Existing drilling shows a strong structural control in the Southern Ratto Ridge area with mineralization and geochemistry showing strong similarities to Lookout Mountain. Jasperoid bodies are not as prevalent as they are to the North.

6.2.4.3.Pinnacle Peak

This area is about 1,000 feet south of the South Lookout Mountain area. It consists of three separate gold anomalies along a 1,500-foot strike length. Jasperoid bodies are present and make up the crest of Ratto Ridge with northeast cross faults offsetting lithologic contacts. Timberline drilled two holes at Pinnacle Peak in 2011, BHSE-097 and BHSE-098. Hole BHSE-097 intersected 65 feet at 0.025 oz per ton Au (0.846 g/t) and hole BHSE-098 intersected anomalous gold from 110 to 245 feet which averaged 113 ppb gold. Amselco drilled 20 RC holes in the general area, of which the six closest to the geochemical anomaly had intersections with assays of 0.03 oz Au/ton or better. Average distance between holes at Pinnacle peak is greater than 200 feet.

6.2.4.4.Triple Junction

Gold mineralization at Triple Junction is found at the Dunderberg Shale - Hamburg Dolomite contact, associated with steeply dipping normal faults in the crest of a south-plunging anticline. Triple Junction was first identified as a target by Amselco rock geochemical sampling in 1983 and lies east of the north-trending Ratto Ridge in an area of sparse outcrop. Amselco drilled eight RC holes in the area, with intercepts of 0.04 to 0.085 oz Au/ton in three of them. Staccato drilled 2 holes at Triple Junction with Hole BHSE-015, drilled in 2008 intersecting 85 feet at 0.014 oz per ton Au.

6.2.4.5.Water Well Zone

The Water Well Zone (“WWZ”) exploration target is located down-dip to the east of and outside of the gold resource in the Lookout Mountain area (Figure 6-8). The WWZ was discovered by Timberline in 2012 and was extensively drilled in 2020 through 2022. The zone is currently defined as an area of approximately 1,500 feet north to south and 200-300 feet east to west based on multiple high-grade gold intercepts ranging between 0.1 oz/ton and 0.5 oz/ton (Table 6-1). Vertical depths to the top of the WWZ mineralization range from approximately 460 to 1,200 feet below surface. The Dunderberg Shale – Hamburg Dolomite contact is the key host horizon in the WWZ. Gold is strongly associated with variably silicified (claystone to jasperoid) breccia, abundant sooty pyrite, and often carbonaceous material. The gold zones are highly anomalous in arsenic, antimony, thallium, zinc, and often, barium. The underlying Hamburg Dolomite is typically oxidized, variably brecciated and at least weakly gold anomalous.

The strongest intercepts in the WWZ appear to be associated with high-angle faults, some of which have been well drilled and mapped and others remain subject to better definition. Timberline continues to explore the WWZ, and it remains open down-dip to the east and southward.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Table 6-1 Significant Drillhole Intercepts in the Water Well Zone (2014 - 2021)

Drill Hole	From ft	To ft	Length ft1	Gold (oz/ton)	Au GT (oz/ton * ft)
BHSE-171	990.1	1075.1	85.0	0.074	6
including	990.1	1044.9	54.8	0.099	5
including	1020.0	1040.0	20.0	0.159	3
BHSE-172	895.0	1055.4	160.4	0.095	15
BHSE-173	935.0	1000.0	65.0	0.067	4
BHSE-187	875.0	960.0	85.0	0.064	5
including	875.0	899.9	24.9	0.131	3
BHSE-205	455.0	575.1	120.1	0.031	4
BHSE-211C	752.0	787.1	35.1	0.086	3
BHSE-212C	1037.1	1171.9	134.8	0.147	20
including	1042.0	1131.9	89.9	0.213	19
including	1042.0	1106.9	65.0	0.277	18
including	1042.0	1062.0	20.0	0.493	10
including	1077.1	1102.0	24.9	0.234	6
BHSE-220C	461.9	606.9	145.0	0.120	17
including	461.9	537.1	75.1	0.182	14
including	497.0	537.1	40.0	0.268	11

(1) Drill thickness – True widths of drill intercepts have not been determined

6.2.4.6.Oswego

The Oswego target occurs at a fault zone separating the Cambrian Eldorado Dolomite from the Cambrian Secret Canyon Shale and may represent the eastern margin of the gold system which crops out approximately 0.8 miles to the west at Lookout Mountain (Figure 6-8) and as identified in the subsurface at the WWZ. In 2022, Timberline geologists collected rock samples in a systematic chip, channel, and trenching campaign at the Oswego gold occurrence (see Section 7.4 for further details) along a splay of the Dugout Tunnel Fault.

Oswego is the site of a historical gold mine, and the historical Geddes-Bertrand silver mine is located approximately 0.5 miles to the north-northeast (Figure 6-8).

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

6.2.4.7.Windfall Project

Hoosac

The historical Hoosac mine is a silver-lead (Ag-Pb) mine at the top of Hoosac Mountain with minor past production. The mine is on one of a series of large north striking structures (Hoosac Fault Zone) which separate Eureka quartzite from Mississippian Diamond Peak and Permian Carbon Ridge Formations. The structures are altered at surface, hosting jasperoid and argillic alteration, which affects the Mississippian, Permian, and Ordovician stratigraphy. Rock sampling shows anomalous gold along the trend of the fault zone, and IP data from 2021 Timberline surveys shows a large IP anomaly below Hoosac Mountain.

Pathfinder, Cambior, and Staccato drilled in the area with all encountering significant thickness of gold mineralization, including BHWF-026 (80’ @ 0.012 oz/t), HR-93-15 (45’ @ 0.015 oz/t), and CHR-95-3 (70’ @0.023 oz/t). BHWF was collared in Mississippian Diamond Peak and was lost in mineralization before crossing the fault.

Hamburg Ridge

The crest of Hamburg Ridge is formed by jasperoid and silicified shales at the contact between the Hamburg Dolomite and Dunderberg shale along the southern strike extent of the Windfall fault zone. Idaho Mining put in approximately 20 short rotary holes. All had intersections of gold mineralization. Amselco drilled hole HBR-002 in the early 1980s to test down dip of the Idaho Mining holes and intersected 130 feet at 0.010 ounce per ton gold (0.341 g/t). This hole has not been followed up.

Paige-Corwin, Roundtop Mountain.

The Paige Corwin area is at the extreme southern extent of Hamburg Ridge where the Paige Corwin Ag-Pb mine is located. Strong alteration is present, including jasperoid and decalcification, which has been mapped on the west and south flanks of Round Top Mountain. The area has seen drilling from Cambior, Pathfinder, and Staccato, all with short intervals of highly anomalous (> 0.100 ppm) gold. Hole HR-93-7 intersected 80’ @ 0.027 oz/t Au which remains open.

Jewel Ridge

The strategic acquisition of Golden Lake Exploration has opened the northern extension of the Windfall Fault zone that has been drilled over several decades, including by Homestake Mining Company, Golden Lake, and Galli Mineral Development. The trend is host to many historical CRD mines and drill intercepts of gold-only mineralization.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Figure 6-8 Exploration Targets

(McEwen, 2026)

Eureka
N
New York Canyon
Magnet Ridge
Eureka Tunnel Zone
Jewel Ridge
North Windfall Trend
Pogonip IP
Clark Springs
Hoosac Maintoun
HWY 50
Highway 50
Rocky Canyon Area
Geddes & Bertrand
Relay Zone
Water Well Zone
West Devonian Rocks
Oswego Area
South Lookout
Pinnacle Peak
Triple Junction
South Ratto Ridge
South Adit Gold Resource
Fish Creek Valley Rd
Ratto Canyon RD
Legend
Exploration Targets
Property Outline
Historical Open Pits
2026 Gold Resource
Lookout Mountain PoO
District Access Roads
1 2 3 4 Kilometers
1 2 3 Miles
Date Drawing May 25, 2026
Author J. Rizzolo
NAD83 lft
National Geographic, Esri, Garmin, HERE, UNEP-WCMC, USGS, NASA, ESA, METI, NRCAN, GEBCO, NOAA, increment P Corp.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Figure 6-9 West-East Cross Section Paroni

(McEwen 2026)

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Figure 6-10 West-East Cross Section South Windfall Area

(McEwen 2026)

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Figure 6-11 West-East Cross Section Rustler Pit

(McEwen 2026)

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

6.3.Deposit Type

The Eureka property mineralization occurs as Carlin-type, disseminated, sediment-hosted mineralization. Gold in these deposits is typically hosted by carbonaceous silty limestones and calcareous siltstones, but significant deposits also occur in dolomite, shale, and quartzite.

The characteristic alteration types in Carlin-type deposits include decalcification, argillization, and intense silicification, which is often called jasperoid. Gold is accompanied by similar or lesser amounts of silver, as well as pathfinder elements that commonly include arsenic, thallium, mercury, antimony, and barium (Mako, 1993a). Weakly anomalous amounts of lead, zinc, and copper are locally present in the gold systems as well. Typical minerals accompanying gold include pyrite, arsenian pyrite, stibnite, realgar, orpiment, carbon, and their oxidation products. At the Eureka property, gold mineralization was deposited in favorable Cambrian, Ordovician, and Devonian calcareous sedimentary units where they are intersected by northwest-, northeast-, and north-trending faults and fractures that are commonly also mineralized.

6.4.Gold Deposit Paragenesis

The paragenesis of mineralization at the Lookout Mountain deposit was summarized by Mathewson (2006). Mineralization at Windfall is similar chemically, structurally, and mineralogically to that at Lookout Mountain, and it is likely Windfall was formed by the same geological processes as described by Mathewson (2006). Additions and clarifications added to reflect McEwen’s current understanding are as follows:

•

The hydrothermal event began with dissolution of the upper Hamburg Dolomite by hydrothermal acidic solutions along multiple structurally enhanced fluid pathways. The overlying Dunderberg Shale acted, at least in part, as an aquiclude to the ascending sulfur-bearing hydrothermal fluids. These same solutions likely transported magnesium and iron derived from the underlying units.

•

An infusion of iron and magnesium into the upper Hamburg Dolomite carbonates occurred, depositing dolomite (ferroan), siderite, and ankerite. The dolomitization caused volume loss with accompanying increased permeability, further enhancing carbonate dissolution. The limestone unit in the Dunderberg cavitated and collapsed under overlying lithostatic pressures. The collapsing process stoped well upward into the overlying shale and limestone. The large volume of open space in the breccias provided permeability and porosity for simultaneous to subsequent mineralization.

•	Silicification of large portions of the breccia occurred as silica solubility decreased with cooling and fluid mixing.

•

Hydrothermal fluids began to be desulfidized with fluid mixing as iron in the altered carbonate rocks precipitated the sulfur as both sooty and brassy pyrite with likely later introduction of pathfinder elements, including arsenic.

•	Gold-bearing solutions were introduced into the breccias and other porous permeable zones, with gold deposition likely linked to the destabilization of a bi-sulfide transporting

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

complex, resulting in gold precipitation with ultra fine-grained arsenical pyrite rims over earlier pyrite. Other elements being transported in a reduced sulfide complex, such as antimony and thallium, likely precipitated close in time.

•

Multiple pulses of mineralization occurred. Many of the breccias exhibit a multi-stage character suggestive of zones of repeated collapse and related development of new breccia. This likely provided for overlapped and enhanced zones of mineralization.

•

The system may have undergone limited late-stage hypogene oxidation by introduction of oxygenated ground waters during the waning and cooling periods of the hydrothermal system. Oxygenating solutions penetrated certain permeable portions of the system driven by the pressure gradients created by heat flow. Strong oxide to locally massive gossanous material, comprised largely of hematite including specularite, is present in the deepest portions of the system penetrated by drill core to date.

•

Post-mineral supergene oxidation occurred as indicated by the presence of iron oxides, dominantly goethite, in the shallow portions of the deposits. This oxidation probably occurred during the time of recent uplift commensurate with associated weathering processes.

Carlin-type sedimentary-rock-hosted deposits were formed by most of the mineralizing processes summarized above.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

7. EXPLORATION AND DRILLING

7.1.Introduction

Drilling in 2025 at Windfall included a mix of infill and exploratory RC and core drilling. Metallurgical core drilling was also completed. Drilling at Lookout Mountain in 2025 was designed as confirmation drilling, with infill to track structures carrying higher gold grades to the South from the pit area. Data review, validation, geologic modeling, and compilations were carried out through 2025 on both properties. Orix Geoscience from Toronto, Canada completed compilation work on historical data in 2025.

By the end of 2025, McEwen drilled 86 holes for 47,953.0 feet at the Windfall project for confirmation, infill and expansion, and metallurgical purposes. Drilling included a mix of reverse circulation and core drilling. Core drilling was completed using standard HQ oriented core for geologic purposes and PQ core for metallurgical purposes. At Lookout Mountain, a total of 20,770.9 feet were drilled for infill, expansion, and metallurgical purposes. Drilling included a mix of HQ core and reverse circulation methods.

7.2.Geologic Mapping

McEwen continued Timberline’s exploration program by building on the existing mapping and sampling programs to develop additional exploration targets. McEwen geologists completed mapping at the Windfall Pit and extended mapping into the Rocky Canyon and Oswego mine areas to the north and east of Lookout Mountain, respectively.

7.3.Geophysical Exploration

McEwen is compiling all the geophysical data produced by previous companies into 3D software and utilizing it to build a geologic exploration model. The geophysical data package includes induced polarization/resistivity (IP) surveys, magnetic surveys, gravity surveys, and controlled-source audio-frequency magneto-telluric (CSAMT) resistivity surveys. These geophysical methods can help identify faults, areas of alteration, and subsurface geology. McEwen geologists are combining geophysical data with surface geologic mapping and geochemistry, and drilling data, to develop and refine additional exploration targets at Lookout Mountain, Windfall and the entire Eureka property.

7.4.Geochemical Exploration

There are approximately 3,847 surface rock sample gold assays that have been collected from exploration programs in the Eureka Property database (Figure 7-1). McEwen Geologists are currently reviewing this data in light of drilling to further target areas of drill-indicated mineralization and generate new prospective target areas.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

After acquiring the Eureka property in 2024, McEwen sampled the Windfall trend pit areas to better understand mineralization surrounding the existing pits. A total of 142 rock samples were collected from multiple alteration styles, including argillization, oxidation, sanded dolomite, fractures, and fault planes, to support development and exploration drilling programs. Sample grades ranged from below detection limits to greater than 3.0 grams per tonne.

In 2024, the company used two-acid digestion for geochemical analysis before transitioning in 2025 to four-acid digestion with mercury analysis for all development and exploration drill holes. Trace-element results associated with Carlin-style mineralization and Carbonate Replacement Deposits are reviewed and integrated to help refine potential large- and small-scale mineralization trends across the land package.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Figure 7-1 Gold in Surface Rock Samples in Lookout Mountain Project Area

(McEwen, 2026)

Eureka
N
Windfall Trend
Windfall Canyon Rd
Oswego Trend
Lookout Trend
HWY 50
Highway 50
Secret Canyon Rd
Ratto Canyon RD
Fish Creek Valley Rd
Legend
Property Outline
Historical Open Pits
2026 Gold Resource
District Access Roads
Au_ppm
0.000 - 0.01
0.01 - 0.05
0.05 - 0.25
0.25 - 0.50
0.5- 5.0
5.001 - 10.00
>10.01
2026 Gold Resource
0 1 2 3 4 Kilometers
0 1 2 3 Miles
NAD83 lft
Date Drawing May 25, 2026
Author J. Rizzolo
1900000
1910000
1920000
1930000
1940000
1950000
14340000
14330000
14320000
14310000
14300000
14290000

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

7.5.Drilling

Summary

The Windfall and Lookout Mountain projects have been drilled by a variety of companies. Drilling on the property, as of the Effective Date of this report, is comprised of 2,526 holes totaling 898,875 feet, based on the database provided (Table 7-1).

At Lookout Mountain, Newmont, Amselco, Barrick, Echo Bay, Norse Windfall Mines, EFL, Staccato, Timberline, and McEwen have drilled. The Lookout Mountain project has 773 holes drilled totaling 434,213.4 feet. The following companies drilled at the Windfall Project: Windfall Ventures, Western States, Norse Windfall Mines, Amselco, Pathfinder Exploration, Cambior Exploration, Tenneco Minerals, Staccato, Timberline, and McEwen. For Windfall, 1,551 holes totaling 377,516.1 feet were drilled. The database includes assay data from conventional rotary, RC, and core holes drilled on both properties. Figure 7-2 and Figure 7-3 show the location of drill holes from which the resource estimates were determined.

Table 7-1 Lookout Mountain and Windfall Project Drillhole Summary

Company	Period	Hole Sequence	Core		RC+Core Tails		RC or Rotary		Total
			No.	Feet	No.	Feet	No.	Feet	No.	Feet

Newmont	1960s	NMT-609C	1	1,537					1	1,537
		F-, M-, P-, PA-
Windfall	1972-	, R-, SW-, W-,					1373	271,548	1,373	271,548
Ventures	1981	WNW-, WP-,

		WR-, Z-, ZA-
	1978-	RCR-, RTC-
	1979
Amselco			2	1,086			315	107,059	317	108,145
	1982-	RTR-, HBR-

	1985

Western
Minerals	1983	WSR-					19	4,220	19	4,220
Exploration

Norse		LM-, N84-,
Windfall	1986						38	7,045	38	7,045
		NW-, W-
Mines

EFL	1990	EFL-					8	2,733	8	2,733
TVR	1990-	SS-					10	5,765	10	5,765
	1991

Barrick	1992-	BR-					40	33,285	40	33,285
	1993

Pathfinder	1993	HR-, NY-					28	17,460	28	17,460
Echo Bay	1994-	EBR-	3	671			102	70,774	105	71,445
	1997

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Company	Period	Hole Sequence	Core		RC+Core Tails		RC or Rotary		Total
			No.	Feet	No.	Feet	No.	Feet	No.	Feet

Cambior	1995-	CHR-					26	19,867	26	19,867
	1997

Tenneco	UNK -	EU-, NYC-					14	5,680	14	5,680
	1997

Staccato	2005-	BH-, BHSE-,	30	32,267			34	26,305	64	58,572
	2010	BHWF-

Timberline	2010-	BHSE-,
		BHMW-,	41	33,181	16	16,054	193	124,050	250	173,285
	2022
		BHWF-

GMDC	UNK	GM					10	1,985	10	1985
Homestake	UNK	HRC-,HRH-					14	9,365	14	9,365

Minnova	UNK	SS-					9	3,026	9	3,026

Stockon	UNK	SS-					46	19,794	46	19,794

Cyprus-Amax	UNK	NY-					2	900	2	900

McEwen	2024	WF					28	14,405	28	14,405
Nevada

McEwen	2025	WF, LM	21	11,454			103	57,270	124	68,724
Nevada

	TOTAL		98	80,196	16	16,054	2,412	802,536	2,526	898,785

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Figure 7-2 Location Map of All Lookout Mountain Drill Holes

(McEwen 2026)

N
Secret Canyon Rd
Ratto Canyon RD
Legend
LM_Collar_Final
Property Outline
Historical Open Pits
Lookout Mountain PoO
District Access Roads
2026 Gold Resource
0 0.45 0.9 1.35 1.8 Kilometers
0 0.4 0.8 1.2 Miles
Date Drawing May 25, 2026
Author J. Rizzolo
National Geographic, Esri, Garmin, HERE, UNEP-WCMC, USGS, NASA, ESA, METI, NRCAN, GEBCO, NOAA, increment P Corp.
NAD83 Ift
1915000
1920000
1925000
1930000
14320000
14315000
14310000
14305000
14300000

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Figure 7-3 Location Map of All Windfall Drill Holes

(McEwen, 2026)

N
Legend
WF_Collar_Final
Property Outline
Historical Open Pits
District Access Roads
2026 Gold Resource
0 0.2 0.4 0.6 0.8 Kilometers
0 0.15 0.3 0.45 Miles
NAD83 Ift
Date Drawing May 25, 2026
Author J. Rizzolo
Windfall Canyon Rd
Secret Canyon Rd
National Geographic, Esri, Garmin, HERE, UNEP-WCMC, USGS, NASA, ESA, METI, NRCAN, GEBCO, NOAA, increment P Corp.
1926000
1928000
1930000
1932000
14334000
14332000
14330000
14328000
14326000
14324000

7.5.1. Historical drilling at Lookout Mountain

Historical drilling was primarily conducted using RC drilling systems with a down-hole hammer, although some of the early drilling employed conventional rotary with a down-hole hammer. Specific problems with drilling were discussed in only one report referred to by Russell, 2007, on the South Lookout Mountain area, where two of five drill holes were not completed because of lost circulation.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Many drill holes at Lookout Mountain have vertical or subvertical orientations, which cut the predominant mineralized zones at relatively high angles. A significant number of angled holes were also completed, which are approximately perpendicular to the mineralization. Mineralization at Lookout Mountain has both moderately east-dipping and flat-lying morphologies with some high-angle control in the hanging wall of east-dipping faults. Windfall has strong near vertical control on high grade mineralization with a disseminated low-grade halo. In either case of drill orientation, the drill data provided by the holes were appropriate for the modeling of the mineral resources at the Lookout Mountain project.

RC drilling was completed with industry-standard drill rigs utilizing hammer bits and dual-tube drill rods, through which drill cuttings were directed from the bit under air pressure into a cyclone recovery system capable of capturing a representative sample of approximately 14 pounds from each 5-foot interval. At depth, particularly if significant groundwater was encountered, the hammer was often changed to a tri-cone bit to allow continued penetration towards target depth.

No apparent drilling-related sampling or recovery factors that may materially impact the mineral resources discussed in Section 11 were noted in historic drilling prior to Staccato. While RC down-hole contamination does present a sample integrity issue in some holes, as discussed in Section 7-17, the recognition and exclusion of the intervals of suspected contamination have adequately addressed the problem.

There is very little information on the details of sampling programs by operators prior to Staccato, but there is no evidence in the data available of serious recovery problems. RC chips were logged by a number of company geologists. Sample weights, volumes, or estimated recoveries are rarely available in historical documentation, with the exception that intervals of no recovery were locally common (Russell, 2007).

The predominant sample length for the drill intervals used directly in the resource estimation is 5 feet, with 10-foot intervals used in some holes and intervals less than 5 feet common in some of the core holes. These interval lengths are significantly less than the thickness of the bulk-tonnage style of mineralization that dominates both Lookout Mountain and Windfall mineralization. Drill-sampling procedures provided samples that are sufficiently representative and of sufficient quality for use in the resource estimations discussed in Section 11.

7.5.2. Historical Drilling at Windfall

Drilling at Windfall is a mix of conventional rotary and Reverse Circulation drilling. Drilling prior to 1984 (Historic drilling) by Idaho Mining and Windfall Ventures was done with conventional rotary and hammer drills and vertical holes. This includes the N, P, R, W, WD, SW, WSW, F and Z series drill holes. Sample lengths used were 5 or 10 feet. Sampling methods were outlined in Standard Operating Procedures which called for:

•	Collection of material at the collar with pans placed around the drill steel.

•	Samples from the pans were then split using a Jones splitter with material placed in sample bags labeled with hole ID and footage,

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

•	Samples were then taken to the mine logging and assay facility where the samples were logged for lithology and alteration prior to assaying.

Despite the inherent problems associated with vertical holes, and contamination issues with conventional rotary drilling, these procedures were standard and customary for the time period. Assays and lithology from these drill holes were the basis for reserve calculations prior to historical mining. Drill spacing of approximately 50 feet with tighter spaced drilling around higher grade regions was achieved before reserves were calculated. Even though potential bias with vertical drilling along near-vertical structures could produce incorrect results, these holes formed the basis for mining the Windfall, Rustler, and Paroni open pits.

The vertical nature of drilling was partially due to drill rig limitations in the early years of exploration. Subsequent drill programs (Pathfinder, Cambior, Staccato, and Timberline) utilized angled drilling to test mineralization. Staccato, Timberline, and McEwen drilling programs on the project drilled all holes at less than 90°. Geologic modeling by McEwen shows that disseminated low grade mineralization exists in sanded dolomite between higher grade fractures. While vertical drilling may be biased with respect to near vertical fractures, angled drilling has allowed for more accurate sampling of the higher-grade zones. Additional drilling programs will further this understanding.

A variety of groups engaged in exploration drilling around the Windfall open pit mines since cessation of mining in 1988. Tenneco Minerals drilled 11 RC holes on Hamburg Ridge South of Rustler. Pathfinder and Cambior drilled on Hoosac Mountain, Hamburg Ridge, and at the Paige Corwin Mine. Amselco drilled 8 HBR series holes on Hamburg Ridge in 1985.

Staccato, and then Timberline, drilled a series of holes targeting mineralization below the old Rustler and Windfall open pits from 2008 to 2015 and several exploration holes on Hoosac, in Dale Canyon, and at the Paige Corwin Mine. Timberline drilling focused on extending mineralization below pit levels to confirm and extend known mineralization to make a decision for purchasing the Windfall Patents, and to follow up on historic high-grade intercepts from Idaho Mining and Windfall Ventures drilling.

7.6.Newmont Mining Corp.

A drill log and a database printout of assays from a single core hole drilled by Newmont (hole 609) in Rocky Canyon in the 1960s were provided by Amselco. Hole 609 was drilled on a magnetic high targeting porphyry molybdenum mineralization. A descriptive summary of this hole by Echo Bay indicates that it was drilled by Eklund Drilling Co., Inc. (“Eklund”) using NX to BX core. The core was typically sampled on 10-foot intervals. The Core was also reviewed by Timberline staff and the Nevada Bureau of Mines and Geology in 2012. This hole is north of the current resource at Lookout Mountain.

7.7.Windfall Ventures/Idaho Mining

Idaho Mining and Windfall Ventures drilled 1,373 holes at Windfall, covering the Windfall trend including the Rustler, Windfall, and Paroni open Pits. Drilling was also completed at Hamburg Ridge (F and Z series drilling). Exploration drilling was completed with conventional rotary and

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

conventional percussion rotary methods, and sampling was completed on 5- and 10-foot intervals. Protocols for exploration drilling are the same as discussed above, and in section 8.

7.8.Amselco Exploration Inc.

Amselco drilled a total of 309 RTR-, RCR-, and RTC-series holes at the Lookout Mountain project from 1979 through 1985. According to information reviewed by Gustin (2013), Amselco’s drilling included 159 conventional rotary, 140 RC, two core drill holes, and eight holes presumed to be RC.

The two core holes were drilled by Boyles Brothers Drilling. The remaining RC and conventional rotary holes were drilled by Lang Drilling, Eklund Drilling, Cooper & Sons, TW Enterprises, Becker Drilling, Young Drilling, Hackworth Drilling, Drilling Services, Layne, and Tonto Drilling. A tabulation compiled by Amselco (Hauntz, 1985) shows the following types of rigs used by the various drillers:

Company	Drill Rig type	Drillhole type
Becker	CSR 1000	RC
Boyles	Longyear 44	Core (NC, NX)
Cooper & Sons	Speedstar SS 15	Conventional Rotary
Eklund	Ingersol Rand TH60	RC
Eklund	Ingersol Rand TH100	RC
Hackworth	CP700	RC
Lang	CP650	RC / Conv. Rotary
Lang	CP650?	Conventional Rotary
TW Enterprises	Schramm T64	Conventional Rotary
Young	Gardner Denver	Conventional Rotary
Drilling Services	Ingersol Rand TH100	RC
Drilling Services	Ingersol Rand Rotary	RC

Amselco holes RCR-1 through 6 and RTR-1 through 200 were sampled on 5-foot lengths, whereas holes RTR-203 through 296 were sampled on 10-foot lengths with some 5-foot samples. Five-foot samples were collected and logged by the geologist at the drill rig but were apparently then combined into 10-foot samples for assay for the holes with 10-foot sample intervals (Jonson, 1991). Jonson (1991) notes that the change to 10-foot sample lengths occurred during the latter part of Amselco’s drilling program, apparently in an effort to reduce assay costs. The two Amselco core holes were sampled on irregular intervals determined by geology.

A total of 159 of the first 177 holes drilled by Amselco were drilled by conventional rotary methods; the remaining 150 holes were either core (two holes) or reverse circulation. Conventional rotary holes can be more susceptible to sample loss than RC holes, with or without loss of representativity. Down-hole contamination issues may also be exacerbated in rotary holes. The general issue of contamination is discussed in Section 7.17.

At Windfall, Amselco drilled eight reverse circulation holes on Hamburg Ridge in 1985, totaling 2,560 feet. Drilling was done approximately 3,800 feet South of the Rustler Pit, on the southern extent of the Windfall fault zone. Layne Drilling Services was the contractor, with rig type not mentioned on the logs. Amselco sampled on 10-foot intervals with assays completed at the company laboratory in Sparks, Nevada using Fire assay with an AA finish.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

7.9.Norse Windfall Mines

Norse Windfall Mines drilled 20 LM-series RC holes at the Lookout Mountain project in 1986. As recorded on drill logs, the drilling contractor for these holes was Leroy Kay Drilling, using a Pollock Driltech D40K drill. Norse Windfall Mines did not drill at Windfall but did drill north of the Paroni pit in New York Canyon.

7.10.EFL

EFL drilled 11 holes in the Lookout Mountain project in August and September 1990 (EFL-1 through EFL-9, M1, M1-A) for a total of 3,545 feet (Johns, 1990), although the M1 and M1-A holes are not in the database. Drill records show that Brown Drilling of Kingman, Arizona was the drill contractor for all 11 holes, using a Chicago Pneumatic CP 650 RC drill with either 5.25- or 5.5-inch bits.

The nine EFL- RC holes were sampled at five-foot intervals. Both wet and dry samples were channeled directly into a Gilson splitter from the cyclone or into a bucket before passing through a Gilson splitter (Johns, 1990). The sample was continually split until enough material remained to fill an 11 by 17-inch olefin drill bag. Johns (1990) noted that wet splitting was difficult due to the lack of a wet splitter and that samples were frequently heavily laden with clay, which made keeping a clean, evenly split sample very difficult. He further noted that due to the large volume of water and material produced in some holes, fine-grained rock was often washed away, leaving only the gravel portion to be sampled.

7.11.Barrick

Barrick drilled 40 BR-series RC holes at Lookout Mountain in 1992 and 1993. Lang Exploratory Drilling was the contractor for Barrick’s 28 RC holes drilled in 1992 (Mako, 1993a). No information on the drill contractor for Barrick’s 1993 drilling or on the type(s) of rig used is available.

The drill cuttings from Barrick’s 1992 RC drilling were sampled at five-foot intervals.

Some of the 1992 drill sites in the vicinity of the historical Lookout Mountain pit were surveyed by Eric Pastorino. Barrick staff supervised the drilling and logged the drill cuttings (Mako, 1993a).

7.12.Echo Bay

Echo Bay drilled 106 EBR-series holes in the Lookout Mountain project from 1994 to 1997, according to Emmons (1998), although the project database has 105 Echo Bay holes. Three of the holes were core and the rest RC.

The contractor for the three core holes was Wink Drilling, who used a Hagby rig and drilled NQ core. There were various contractors for the RC drilling: Eklund Drilling and Drift Exploration Drilling (“Drift”) used MPD-1000 rigs, while Eklund Drilling also used an MPD-1500. Lang Exploratory Drilling used a TD-25 track rig.

RC holes were sampled at five-foot intervals. The three Echo Bay core holes were sampled irregularly, but predominantly at five-foot intervals.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

7.13.Staccato

Staccato drilled a total of 25 BH-series core holes at the Lookout Mountain project from 2005 through 2007. These were primarily HQ core holes, with a reduction to NQ-diameter (1.875 inch) core utilized to complete deeper holes. Boart Longyear from Salt Lake City, Utah, the drill contractor for the holes drilled in 2005 and 2006, used a Longyear LS 244 rig. TonaTec Exploration (“TonaTec”) completed the core drilling in 2007 using an LF90 drill rig.

Sampling of the drill core generated by Staccato’s 2005-2007 core drilling programs was under the supervision of Staccato personnel. The sampling intervals in mineralized areas were determined and marked by a geologist. The core was sawn by technicians under the supervision of the geologist, and the split core samples were delivered to the ALS Minerals (“ALS”) sample preparation facility in Elko, Nevada; ALS Minerals was known at the time as ALS Chemex.

From 2008 to 2009, Staccato drilled an additional 25 BHSE-series holes, five of which were core and the remainder RC. TonaTec was the drill contractor for the core holes, again using an LF90 drill rig. Eklund Drilling was the contractor for the RC holes and used an MPD1500 track-mounted drill.

During this same time period Staccato completed 14 BHWF series holes at Windfall utilizing the Eklund MPD1500 track mounted drill from Lookout Mountain. The initial 4 holes were drilled from within the Rustler pit to confirm mineralization below pit floor and to drill gaps in high-grade mineralization identified by historic drilling. Ten holes from this program drilled beneath the Windfall pit, in the un-mined region between pits, and beneath the Rustler pit. Sampling protocols for both projects were the same.

Samples for RC drilling were collected at five-foot intervals, utilizing standard techniques for RC drilling. Samples were collected in buckets beneath a rotary splitter and placed into marked sample bags by the driller’s helper. Samples were laid out on the drill site in sequence to dry, if necessary. Once the rig left site and samples were dried, they were then collected from the drill site by Inspectorate America Corp. (“Inspectorate”) personnel, and experienced geotechnical personnel working for Staccato, and placed into an Inspectorate truck for shipment to Inspectorate’s lab in Sparks, Nevada.

Core drilling utilized a five-foot dual-tube core barrel for sampling with a maximum sample length of five feet. The length of individual core runs was based on driller’s discretion and was determined by the presence of broken, caved, or other bad ground, which often led to smaller than five-foot drill-run intervals. After logging, individual samples were selected based on the down-hole depth from-and to-values of the drill runs. No sample was taken that crossed over drill-depth marking blocks. This was to ensure that material from drill runs with poor recoveries was not mixed with material from runs with good or complete recovery. Samples were also collected within runs, based on lithologic, alteration, or structural characteristics.

All core samples were marked with depth intervals written on wooden blocks in red permanent marker and placed at the appropriate footage in the core box for samples that were collected within runs. A red border was placed on the block marking the drill-run, with a mark placed on the core box where the depth block for the run was placed.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

After photographing, core was then cut in half using a 14-inch ceramic saw at the company’s office in Elko, Nevada. One half of the core was placed in a marked bag for sampling, and the other half placed back in the appropriate position in the core box for future needs. Samples were then picked up by Inspectorate personnel and delivered to the lab.

Sample bags for both core and RC samples were marked using the drillhole ID and a three-digit number starting with 001 and continuing in sequence to a number necessary to cover all assay intervals contained within the drill hole (e.g., BHSE-015 001, BHSE-015 002 ... BHSE-015 235). This was done to allow for the insertion, in stream, of blank material and certified standards. For RC drilling, footages were correlated to bags via a sampler’s log sheet and pre-numbered chip trays showing sample number, depth from, and depth to for each interval. For core drilling, footage intervals were correlated to sample numbers via a sampler’s record sheet. Depth-from and depth-to values for each sample number were filled out by the geologist logging the core hole and making sample breaks.

7.14.Timberline

Timberline drilled 173,285 ft at Lookout Mountain since acquiring the project in 2010 from Staccato (Table 7-1). The drill programs were comprised of RC and diamond core for multiple purposes including exploration, resource infill and expansion, metallurgy, geotechnical, and hydrogeologic purposes.

7.14.1. Drilling from 2010 to 2011

Timberline’s 2010-2011 RC drilling totaled 58,264 feet at the Lookout Mountain project. The purpose of the drilling program was to refine the geologic model and bring nominal drill spacing to 200-foot centers through North and South Lookout Mountain. This drilling included 14 RC and one core hole at the South Adit area. RC drilling began in September 2010 using a Schramm 660 track-mounted drill; New Frontier Drilling Co. (“New Frontier”) was the drill contractor. A second RC rig, a Foremost MPD 1000, was added by New Frontier in October 2010. A third buggy-mounted RC rig was added to help finish drilling in January 2011, and O’Keefe Drilling Co. was the drill contractor. When RC drilling resumed later in 2011, New Frontier, Diversified Drilling LLC, and Boart Longyear were the drill contractors.

Three pilot groundwater-monitoring holes were drilled by RC methods in 2011 by Boart Longyear, who then completed one as a groundwater monitoring well (BHMW-001).

Timberline also conducted a 5,827-foot core drilling program of seven HQ holes and two PQ holes for geological and metallurgical purposes. Core drilling began in the South Adit area in July 2010. Timberline Drilling, at that time a division of Timberline Resources Corp., was the drill contractor for the core drilling and used a skid-mounted LF90 core drill.

Drilling at Windfall consisted of 20 reverse circulation drill holes and 1 deep core hole. The core hole was drilled by Timberline Drilling to a depth of 1,410.5 feet. A total of 15,488 feet were drilled by New Frontier. Six holes were drilled below the Rustler and Windfall pits to augment the 2008 and 2009 drilling by Staccato for a decision to purchase the patented claims. The remainder were drilled on Hoosac Mountain, Hamburg Ridge, in Dale Canyon, and at Round Top Hill and the Paige-Corwin Mine.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

7.14.2. Drilling from 2012

Timberline’s 2012 drill program was comprised of 33 RC and 17 core holes, all drilled at Lookout Mountain. Besides exploration drilling, 24 RC and three core holes were designed as resource infill drilling of the Lookout Mountain deposit, with the core also used for metallurgical testing. An additional 12 HQ core holes were drilled specifically for metallurgical testing, with emphasis on the massive jasperoid-type of mineralization from North and South Lookout Mountain.

Two core holes were drilled as oriented core using an ACT3 digital orientation device specifically for geotechnical information (BHSE-157C, BHSE-160C) in Devonian carbonate rocks that would form the highwall to a potential open pit, with this core also used for metallurgical testing.

Seven RC holes were drilled for further hydrologic work, which resulted in establishing three additional groundwater-monitoring wells (BHMW-002, BHMW-007, BHMW-003); the other four holes were dry.

For Timberline’s 2012 drilling, Timberline Drilling conducted the core drilling using a UDR 10 rig; a truck-mounted rig was used for a few holes. New Frontier conducted all the RC drilling in 2012 using the same rigs as previously used on-site. Boart Longyear installed the three monitoring wells drilled in 2012, as well as the one installed in 2011.

7.14.3. Drilling from 2014 to 2015

After a hiatus in 2013, drilling resumed in 2014 with initial follow-up to the WWZ discovery hole BHSE-152 drilled in 2012 (east of the resource area). Timberline drilled three offsets to the discovery hole, which confirmed the presence of high-grade gold in breccia at the base of the Dunderberg Shale overlying altered Hamburg Dolomite. Boart Longyear drilled one hole by RC methods through the complete Cambrian Windfall-Dunderberg-Hamburg stratigraphic section, through the Ratto Canyon thrust fault and into Silurian Lone Mountain Dolomite and Ordovician Eureka Quartzite. Timberline Drilling drilled two additional holes as RC pre-collars with HQ core tails, which cut the entire mineralized section. An additional RC hole was drilled within the resource area immediately southeast of Lookout Mountain.

Timberline drilled at Windfall in early 2015 to offset high grade intercepts in historic drill holes. Targets were cross faults identified by mapping and cross section work. Two holes were drilled into the South End of the Rustler Pit, two targeting Northeast cross faults at the South end of the Windfall pit, and one targeting the North end of the Windfall pit. Timberline drilled 10,071 feet during the program.

7.14.4. Drilling from 2020 to 2022

No drilling occurred at the Lookout Mountain project area between 2016 and 2019. Drilling resumed in 2020 and continued through 2021 and 2022, during which time 65 drillholes were completed including RC, core, and RC with core tails. These holes were drilled primarily adjacent to the then resource for exploration purposes and totaled approximately 55,240 ft (Table 7-1). No drilling was done at Windfall during this period.

This phase of drilling was primarily concentrated in the Water Well Zone (WWZ), as exploration follow-up to the 2014-2015 drilling (see Section 7.14.3). Seven RC holes were drilled within the

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

gold-bearing area to confirm the extent of high-grade (>0.1 oz Au/ton) gold in the vicinity of historical conventional rotary drillholes, and as infill within the zone. Additional holes were drilled north and northeast of the WWZ to intersect faults into or within the Relay Zone and as initial tests of Siluro-Ordovician stratigraphy. There was also limited exploration drilling outside the WWZ immediately southwest of the historical Lookout Mountain open pit, and in the Oswego area.

RC drilling during 2020 and 2021 was completed by New Frontier Drilling with a Foremost MPD 1000 buggy rig as utilized earlier, and by HD drilling of Winnemucca, NV in 2022 with a Reichdrill TE90-W truck-mounted rig. The drilling and sampling systems were similar to those of previous campaigns at Lookout Mountain.

Timberline’s sampling methods were consistent with Staccato’s methods from 2008. For RC drilling, samples were collected by the driller’s helper under Timberline personnel supervision in a five-gallon bucket beneath the rotary splitter from the rig and then put into marked sample bags, which were laid out for drying. Timberline personnel then transferred samples to Timberline’s logging facility in the town of Eureka to await pickup by lab personnel or for transfer to the lab by Timberline.

Core drilling was initiated in 2020 by Redcor Drilling, who was later replaced by Big Sky Exploration in the 2021-2022 programs. Both contractors utilized a Boart LF-90 track-mounted rig and typically drilled PQ (3.3-in diameter) near-surface and HQ (2.5-in diameter) to final depth. Once drilled, individual core runs were placed into core boxes. From and to depths for each run were marked by wood or plastic blocks with the corresponding depths and recoveries written on the block in black permanent marker. Timberline personnel picked up full core boxes from the drill site and transported them daily to the core logging facility in the town of Eureka.

7.14.5. RC and Core Processing

Representative RC drillhole chip samples from the various drilling campaigns were collected for logging on 5-foot intervals in industry standard chip trays. Upon completion of drilling of each hole, the chip samples were systematically logged for lithology, alteration, visible mineralization, structures, and oxidation. The data were recorded in spreadsheets or by direct input into a digital drillhole database. Sample depths and intervals were systematically checked against drill contractor records for consistency.

For core, boxes were laid out in the Company’s logging facility in sequence as drilling progressed. Box numbers, drill depths, and intervals as noted on wooden blocks inserted by drillers were checked for sequential and interval accuracy. Each box of core was washed and photographed prior to logging. Core recovery percentage, rock quality designation (“RQD”), lithology, alteration, mineralization, and structural data were recorded and compiled in spreadsheets or directly into the project drillhole database. Sample breaks were identified and marked with wood blocks, and footages with associated sample numbers written on a sampler’s record sheet.

Core holes drilled for geological and assay purposes typically utilized a 10-foot core barrel for a maximum recovered interval of 10 feet. Core drilling for metallurgical purposes typically utilized a dual-tube five-foot core barrel with a maximum sample interval of five feet. The length of individual core runs was based on driller’s discretion and was determined by the presence of broken, caved,

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

or other bad ground, which often led to drill-run intervals smaller than five-feet. As core was logged, Timberline geologists determined sample intervals based on drill runs, lithology, alteration, and/or structural breaks.

After logging and photographing, core for standard assay was split or sawed into halves and sampled as marked by Timberline geologists. Core for metallurgical testing that was within mineralized zones was sampled as whole core and shipped to KCA in Reno, Nevada, for processing. Since whole core was to be used for metallurgical testing, Timberline only sent the core representing the mineralized intervals plus an assumed unmineralized buffer of 10 feet on either side.

As with Staccato’s sampling, Timberline’s sample numbers prior to 2021 for both core and RC used the drillhole ID and a three-digit number starting with 001 and continuing in sequence to a number necessary to cover all assay intervals contained within the drill hole (e.g., BHSE-056 001, BHSE-056 002 to 235). This was done to allow for the insertion, in stream, of blank material and certified standards. For RC drilling, footages were correlated to bags via a sampler’s log sheet and pre-numbered chip trays showing sample number, depth from, and depth to for each interval. For core drilling, footages were correlated to sample numbers via a sampler’s record sheet. Depth from and depth to values for each sample number were filled out by the geologist logging the core hole and making sample breaks.

Beginning in 2021, Timberline implemented a “blind” numbering system wherein drillhole numbers and footages were not revealed in the sample numbers. Instead, a sequential numerical series was utilized; later sampling used bags with pre-printed bar code tags for the blind numbering.

7.15.McEwen Nevada.

As of the date of this report, McEwen has drilled 104,009.5 ft after acquiring the property from Timberline in August 2024 (Table 7-1). RC and diamond core drilling programs have been drilled for various purposes that included exploration, resource definition and expansion, metallurgy and hydro-monitoring.

7.15.1. 2024 Drilling

McEwen began RC drilling in late October, totaling 28 holes with a footage of 14,405 ft in the Windfall project area. The objective of the campaign was to confirm legacy mineralization underneath the Windfall and Rustler pit floors. The RC drill used was a Foremost MPD 1500 track-mounted rig operated by Boart Longyear.

Sampling methods utilized a rotary wet splitter on the drill, capturing the sample in a 5-gallon bucket and putting it in 20x24-inch sample bags. Bags were laid out to dry and then brought to the logging shed for pickup by Paragon Geochemical Labs. Sample bags were numbered using sample numbers in sequence for insertion of blank material and certified reference standards.

7.15.2. 2025 Drilling

McEwen’s 2025 drilling year included 103 RC and 21 core holes. The majority of holes were designed for resource definition, expansion and metallurgical testing at both project areas of

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Windfall and Lookout Mountain. Sixteen core holes were drilled in and around the Windfall pit area using an ACT3 digital orientation tool to assist with measuring planar structures to help determine mineralization controls. Four PQ metallurgical core holes were drilled for the purpose of collecting samples of the mineralized zones of the Dunderberg and Hamburg contact, sanded dolomite zones, and jasperoid alteration near structures. Seventy RC holes were planned to gain confidence in areas of higher-grade mineralization, and decrease the drill spacing to approximately 125 ft. Sampling and sample security followed the same protocols as in 2024.

Core Drilling

In 2025 McEwen had 2 RC rigs and 2 Diamond core rigs. The RC contractors, Boart Longyear and George DeLong Construction, each used a Foremost MPD 1500 track-mounted rig. The core rigs were operated by Big Sky Exploration, using one LF-90 track-mounted and an LF-230 rig which typically drilled PQ (3.3-in diameter) near-surface and HQ (2.5-in diameter) to final depth. Individual core runs were placed into core boxes with the from and to depths marked by wood or plastic blocks with the corresponding depths and recoveries written on the block in black permanent marker. The Big Sky drill crews would take full core boxes from the drill site and transport them after each shift to the Core Shed Facility in the town of Eureka.

RC and Core processing

Representative RC drillhole chip samples from the various drilling campaigns were collected for logging on 5-foot intervals in industry standard chip trays. Upon completion of drilling of each hole, the chip samples were systematically logged for lithology, alteration, visible mineralization, structures, and oxidation. The data were recorded in spreadsheets then uploaded into a digital drillhole database by a Database Manager. Sample depths and intervals were systematically checked against drill contractor records for consistency.

For core, boxes were laid out in the Company’s logging facility in sequence as drilling progressed. Box numbers, drill depths, and intervals as noted on wooden or plastic blocks inserted by drillers were checked for sequential and interval accuracy. Each box of core was washed before starting data collection. The core recovery percentage, rock quality designation (“RQD”), lithology, alteration, mineralization, and structural data were recorded and compiled in spreadsheets to be uploaded into a digital drillhole database by a Database Manager when finalized. Sample breaks were identified and marked with wood blocks, and footages with associated sample numbers written on a sampler’s assay-interval spreadsheet.

All core holes drilled for geological, metallurgical, and assay purposes utilized a dual-tube five-foot core barrel with a maximum sample interval of five feet. The length of individual core runs was based on driller’s discretion and was determined by the presence of broken, caved, or other difficult ground, which often led to shorter than five-foot drill-run intervals. As core was logged, McEwen geologists determined sample breaks based on drill runs. Sample intervals were selected based on lithology, alteration, and/or structural breaks. Then the core was photographed with all marked sample intervals before going to be split or sawed lengthwise.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

7.16.Collar Surveys, Down-Hole Surveys, and Project Coordinates

Based on various reports by Amselco (Hauntz 1985), Barrick Gold (Mako, 1993), and Echo Bay (Emmons, 1998), historic drill holes were located via a variety of methods. All drill programs up to 2002 utilized the Amselco grid system at Lookout Mountain.

Amselco (Hauntz, 1985) surveyed most drill holes using standard survey equipment and techniques of the time in 1980 when survey control and scribed photogrammetric topography were established. Earlier holes, particularly in 1979, were located by topography or by Brunton and chain methods. Except when noted on logs all Amselco holes from 1980 to 1985 were surveyed by company mine surveyors into the Amselco grid system (Hauntz, 1985). Amselco drilling at Windfall was surveyed by Windfall Ventures into their local grid system.

Echo Bay, utilizing the Amselco grid system, generated detailed topography with survey monuments to survey their collar locations. Most collar locations were surveyed. Those that were not surveyed were located via ortho photography and topography. Collar locations not surveyed were noted on the drill log (Dave Emmons, pers communication 2009).

Barrick located most drill collars by topography with several, in later years, captured by Eric Pastorino, former survey engineer for Norse Windfall Mines.

All Staccato 2005 through 2007 drill collars were surveyed by Carlin Trend Mining Services of Elko, Nevada using high-resolution GPS equipment. Collar coordinates were provided in the UTM Zone 11N NAD1927 grid system. Down-hole surveys were performed at regular intervals for most of the Staccato core holes, including vertical holes. Most holes were surveyed within the first 100 feet, again at 500 feet, and then at or near the bottom of the hole (~1,000 feet). All holes showed a plunge deviation of less than three degrees, except angle hole BH-06-16, which steepened from a 45-degree plunge at the collar to 52 degrees at the bottom of the hole.

The Staccato 2008, 2009, and Timberline 2010 drillhole collar locations for Lookout Mountain and Windfall were surveyed by company geologists utilizing a Trimble AG132 sub-meter GPS system. The AG 132 unit utilized an Omnistar space-based differential correction service to achieve sub-meter accuracy in the x and y directions. Timberline 2011 through 2015 collar locations were surveyed using a Trimble GeoXH submeter GPS with an Omnistar differential correction for <1m accuracy.

All drillhole surveys were collected into handheld data collectors utilizing ArcPad software. Collection times for each point utilized 60-second averaging on spatial coordinate readings collected every second. Due to the inherent inaccuracy in elevation data for non-survey grade GPS units, elevation values from the GPS were not used in the project database. Timberline flew an aerial survey in July 2010 that enables an engineering accuracy of +5 feet on scribed topography. Drillhole elevations were generated using the digital terrain model (DTM) data from the aerial survey. RESPEC ‘pressed’ the Staccato and Timberline drill holes to this topography, essentially assigning the “z” value of these holes in the project database on the basis of the digital topography.

Collars from 2020 to 2022 exploration drillholes were located using handheld GPS units recording data in UTM NAD83, Zone 11N datum metric coordinates. Elevations were recorded and compared to “z” values in the DTM elevation model and pressed if elevation differences exceeded 3 meters.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

International Directional Services (“IDS”), with an office in Elko, Nevada, completed all down-hole surveys for the Staccato 2008 and Timberline 2010-2012 and 2020-2022 drill programs. IDS utilized a surface recording gyroscope, which required an initial setup to establish true north for the gyro. A technician measured an azimuth with a Brunton compass from a point on the surface to the gyro, and then utilized that direction in a computer program to calculate the azimuth. The survey tool has a built-in inclinometer to determine plunge angle. All data were recorded digitally to a computer, processed, and presented to the client on-site. There are no down-hole surveys for the following holes due to caving, loss of the hole, or stuck pipe: BHSE-127, -129, -129A, -136, and - 160C.

In 2024 and part of 2025 McEwen drilling, drillhole collar locations were surveyed by company geologists/ geotechnicians utilizing a Trimble Geo XH Geoexplorer 5000 series GPS system. Collar locations were captured by collecting readings for 180 seconds for each collar location in the data collector software. When the collar surveys were complete the unit was synced and the data downloaded. The data manager then post-processed the data using Trimble’s Pathfinder office software to achieve submeter accuracy in the X-Y dimensions. Post processing provided for more accurate Z values which were used in the database.

In the last quarter of 2025, McEwen switched to a Trimble DA2 GNSS receiver, a sub-meter GPS system, due to the post-processing software no longer being supported. The Trimble DA2 GNSS receiver has a correction service to achieve sub-decimeter (<10 cm) accuracy in the X, Y, and Z directions.

From late 2024 to the date of this report, McEwen rented a REFLEX OMNIx42 downhole survey gyro tool from Reflex USA, which has a support office in Elko, Nevada. The lead driller placed the survey tool at the top of the collar then began collecting data every 50 feet down hole to final depth. The process was repeated while raising the tool out of the hole, collecting data every 50 feet until the gyro tool reached the collar surface. All data were recorded digitally to a computer that can be presented to the McEwen geologist before being synced to cloud software where the data were checked by the Database Manager. Only two core holes have a partial survey due to caving and loss of the hole: WF035 and WF040.

Coordinate Conversions

The Amselco (Lookout Mountain) and Windfall drill programs utilized local mine grids for their programs prior to 1994. Windfall established a local mine grid in 1968, as described below, and Amselco established a local grid based on the old Nevada State Grid system.

Staccato staff initiated a program in 2008 to re-survey existing historical drill holes and survey control points at Lookout Mountain after speaking with Allan Morris (pers communication, 2008) and then finding a Barrick document which discussed errors in the detailed topographic base generated by Echo Bay Exploration. The errors were found by comparing the Echo Bay topographic base to the Pinto Summit and Spring Valley Summit 7.5’ USGS topographic maps.

The program was completed under the guidance and methods outlined by SRK surveyors and included converting the Windfall local grid system as well. Historic holes and survey control points

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

were surveyed using a Trimble AG132 GPS with U.S. Coast Guard beacon differential correction and post processing in 2008. In 2009 an Omnistar differential correction, which provided better accuracy, was used. In 2008 handheld GPS units with approximately +5-meter accuracy were used to capture some historic drill holes (Edmondo, personal communication, 2011).

At Lookout Mountain, a total of 30 Amselco, one Barrick, and two Echo Bay holes and 12 control points were found and surveyed using the Trimble unit with Omnistar differential correction, while 16 Amselco, six Barrick, and one Echo Bay hole were surveyed using the US Coast Guard beacon differential corrections. Handheld GPS units were used for four Amselco holes and one hole each for Echo Bay and EFL. Reclamation of drill access roads and drill sites precluded the surveying of the remainder of the historical holes.

The 2009 sub-meter GPS survey data from historical drill holes and survey points were compared to original coordinates reported in Amselco documents, and these data, in combination with the detailed topography, were used to determine translation/rotation parameters for correcting the discrepancies in the historical coordinates. The resultant first-order polynomial equation was used to transform the unsurveyed historical data into Nevada State Plane East zone projection of 1984, NAD27 coordinates that were used in the 2008-2015 project database.

Windfall drill hole coordinate conversions

Coordinates for historic Windfall drilling prior to 1990 were surveyed using standard techniques with collar coordinates in a local mine grid established in 1968 by Idaho Mining. The grid system was surveyed, and local control points were established, with an origin point from a USGS Benchmark (BM -R-49-1931) with a false Northing of 50,000 and False Easting of 100,000. The grid was established using U.S. survey feet and was surveyed to be true North-South. The local grid was modified in 1974 by changing the false easting to 50,000 to create a new origin of 50,000N/50,000E on the same benchmark, and establishing additional control points. Survey control points are listed in several historic documents as well as in the Surveyors master survey book.

Under the 2008 and 2009 coordinate conversion program Windfall local grid survey control points were surveyed and any drill hole locations that were not mined out and visible were surveyed with the AG132 system using Omnistar. For the Windfall area 13 control points were found and surveyed. Due to extensive mining and ground disturbance only 4 historic drill holes with unknown ID were found. All Control points were captured by collecting 5 minutes of location data at each point into Arcpad software on the data collector. Coordinates were captured in WGS84 Lat Lon and the Nevada State Plane East Zone projection system of 1984 using the North American datum of 1927, in US survey feet. SRK completed the coordinate conversion of drill holes using Pathfinder office software and a standard “Rubber Band” (polynomial) conversion into NV State Plane East Zone coordinates.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Other Windfall drilling

Pathfinder collar locations were located from either topography (earlier 1992 and 1993 drill holes) or surveyed by a contract surveyor. Coordinates were given in a local grid system and a conversion to UTM zone 11N using the North American Datum of 1927 was provided to Windfall Ventures.

Cambior Drilling was located by topography and orthophotography and transferred to USGS 24,000 scale USGS topography.

Coordinate systems used

Timberline, in 2019, used the UTM Zone 11 North projection in meters in the North American Datum of 1983. State Plane Coordinates from the 2015 Project database for both Lookout Mountain and Windfall drill holes were converted using ArcGIS.

McEwen is using the UTM Zone 11 North projection with the North American Datum of 1983 in international Feet. Drill hole coordinates from the Timberline 2024 drill hole database were converted using Pathfinder office by the database manager.

7.17.Rotary and Reverse-Circulation Drillhole Sample Quality

This section discusses sample quality from historical to more modern 2022 drilling and was presented in a previous technical report (Timberline NI43-101, 2023). The author has reviewed the work and based on experience with the historical programs believes the discussion to be adequate and accurate.

Due to the nature of conventional rotary and RC drilling, the possibility of contamination of drill cuttings from intervals higher in the hole is to be noted, especially when groundwater is encountered or significant quantities of fluids are added during drilling. Drill logs indicate that some holes intersected groundwater at Lookout Mountain, and water was sometimes injected by the drillers (this was always the case with the Timberline 2010 through 2012 RC drill holes).

Down-hole contamination can often be detected by careful inspection of the RC drill results in the context of the geology, by comparison with adjacent core holes, and/or by examining down-hole grade patterns.

Review of historical data shows 14 RC holes (one Barrick, five Echo Bay, and eight Timberline) that clearly exhibit cyclic down-hole patterns in the gold assays of deeper portions of the holes. These patterns are detected by examining the gold results of each set of four samples derived by the drilling of the same 20-foot drill rod (or sets of two samples in the case of 10-foot rods). In a classic case, the first sample of a drill rod will have the highest-grade, while the following three samples will gradually decrease in grade. This classic ‘decay’ pattern in grade is caused by the accumulation of mineralized material (derived from some level higher in the hole) at the bottom of the hole as the drilling pauses and a new drill rod is added to the drill string. When drilling resumes, the first sample has the greatest amount of contamination, and the successive samples are

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

gradually ‘cleaner’ as the accumulated contamination is removed; and the continuing contamination experienced during the drilling is diluted by the material being drilled. This decay pattern is usually possible to detect only while drilling barren or very weakly mineralized rock. Even in cases where this cyclic gold contamination is of such low-grade as to have minimal impact on resource estimation, its presence suggests that similar, and possibly more serious, contamination is occurring higher in the hole within mineralized zones, where the contamination may be difficult to recognize.

The geologic context can also be used to detect contamination. The Secret Canyon Shale, which lies below the mineralized Lookout Mountain breccia, is only locally mineralized. Mineralized intersections within the Secret Canyon Shale that are not supported by adjacent holes must therefore be considered as possible candidates for contamination. Four such intercepts were identified, including one Barrick and three Timberline RC holes (one of the Timberline holes was also included with those with cyclic patterns).

The mineralized zones in two Echo Bay RC holes, one Amselco RC hole, six Amselco conventional rotary holes, and one Timberline RC hole appeared suspicious in comparison to surrounding holes, but these holes lacked clear cyclic patterns and the intercepts were within permissive geology. The logs of such holes were checked, and, in the case of the two Echo Bay RC holes and one Amselco rotary hole, notations of suspected or definitive contamination accompanied by high water flows were found.

All the suspected contaminated intervals discussed above were excluded from the mineral domains used in the resource modeling. Even the purely suspicious intervals that lack supporting evidence noted in drill logs were deemed to be too anomalous for use in the modeling and therefore were also excluded. The excluded samples are typically low-grade.

There are eight sets of holes at Lookout Mountain that are sufficiently close to be considered twin holes. Some of these twin sets are useful for comparisons of the type of gold analyses and are discussed below. Other twin sets are more germane to considerations of sample quality and potential down-hole contamination; a few of the more revealing pairs are summarized below using graphical down-hole gold plots. Figure 7-4 compares two Amselco rotary holes that are approximately five feet apart.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Figure 7-4 Amselco Rotary – Rotary Twin-Hole Comparison

The mineralized zone in the upper portion of the hole is within colluvium/alluvium. Hole RTR-49 clearly intersected a mineralized zone in the middle of the hole that RTR-133 did not, while the lower mineralized zone was intersected by both holes. It is interesting to note that RTR-49 shows evidence of down-hole smearing in both mineralized zones that occur in bedrock, while RTR-133 appears to be ‘clean.’ The smearing of the middle zone in RTR-49 is also characterized by a strong cyclic decay pattern in the gold values, with a periodicity of 10 feet. It is likely that RTR-49 intersected a thin high-grade structure that RTR-133 did not, and this high-grade zone contaminated down-hole intervals in a cyclic fashion. This mineralized zone was excluded from the resource modeling.

Figure 7-5 and Figure 7-6 compare an Amselco core-RC-rotary twin set, with the rotary and RC holes lying about 10 feet from the core hole. Over comparable intervals, the core hole is lower grade than the rotary hole and higher-grade than the RC hole. It is difficult to draw conclusions from these relationships, other than the holes may be demonstrating natural grade variations. Note the lack of depth in the trough (at a depth of approximately 50 feet down-hole) in both the RC and rotary holes (as compared to the core hole). This is likely due to smearing of grade, which is not unusual in RC and rotary drill holes.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Figure 7-5 Amselco Core – Rotary Twin-Hole Comparison

Figure 7-6 Amselco Core – RC Twin-Hole Comparison

An Amselco RC hole is compared to a Staccato 2007 core hole that is six-feet distant in Figure 7-7. Considering natural variability, the morphologies of the graphs compare well. The mean and median of the rotary hole (as displayed on the figure) are lower than the core hole over the interval 0 to 160 feet; loss of core hinders direct comparisons in deeper portions of the holes.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Figure 7-7 Staccato Core – Amselco RC Twin-Hole Comparison

Figure 7-8 compares another Staccato core hole with a Barrick RC hole. The holes have a separation distance of 16 feet. The morphologies of the down-hole plots show excellent correspondence between the holes, and there is no evidence of down-hole contamination in the Barrick RC hole. The relatively close correspondence of the means and medians of the twin data reflects these relationships.

Figure 7-8 Staccato Core – Barrick RC Twin-Hole Comparison

The twin-hole data, a portion of which is discussed above, support conclusions reached by the author during the sectional modeling of the gold mineralization, i.e., there is local evidence of down-hole contamination of gold in the rotary and RC drill holes. In recognition of this, the mineral-

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

domain modeling used in the resource estimation excluded the mineralized samples suspected of being contaminated. It should be noted, however, that the identification of suspect assays is interpretational; the author believes it is possible that some relatively small amount of the excluded mineralization is ‘real,’ and it is likely that some mineralized samples included in the resource estimation are affected by contamination.

In light of these observations, RC drilling and sampling protocols need to be developed and implemented to minimize the injection of drilling fluids, decrease the likelihood for down-hole contamination, and increase sample representativity.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

8. SAMPLE PREPARATION

The commercial analytical laboratories used by all operators that contributed data to the project drillhole database, as well as the analytical procedures used by the laboratories to obtain the gold assays for Lookout Mountain and Windfall, are, or were at the time, well recognized and widely used in the minerals industry (Table 8-1). In-house mine laboratories were used for the Norse Windfall Mines/Windfall Venture drill assays and some of the Amselco holes, however, and many of these analyses appear to have used partial-gold extractions such as cyanide. The Norse Windfall Mines gold data clearly understate grades in at least some of the holes at Lookout Mountain (Figure 8-3).

Table 8-1 Compilation of Analytical Laboratories and Assay Methods

Company	Assay Laboratory	Assay Method(s)
Monitor Geochemical
Laboratory
	Rocky Mountain	Fire Assay (FA) with unknown finish process
Amselco	Geochemical
Hunter Mining Laboratory

	In-house (Sparks, NV)	Fire assay using gravimetric or Atomic Absorption
(AA)

Norse	In-house, Union Assay,
Windfall and	Rocky Mountain	Atomic Absorption following cold cyanide shake-
Windfall	Geochemical, Skyline	leach digestion
Venture	Laboratories
EFL	American Assay	Gold cyanide solubility assays, and Fire assay
Barrick	American Assay	Fire assay of 30-gram charges with gravimetric or AA
finish

Echo Bay	Cone Geochemical,	Fire assay of 20- and 30-gram charges with an AA
	Barringer (check assays)	finish

Pathfinder	Barringer	Fire assay on 30-gram charges with an AA finish
Exploration

Cambior	Barringer	Fire assay on 30-gram charges with an AA finish. ICP
Exploration
	IPL	MS for geochemical determinations
US

Fire assay of 50-gram charges with AA finish;
Staccato	ALS	Samples >3 ppm re-analyzed by FA with gravimetric
finish
Fire assay of 30-gram charges with AA finish;
Timberline	Inspectorate	Samples >3 ppm re-analyzed by FA with gravimetric
finish
Fire assay of 30-gram charges with either AA or ICP-
Timberline	ALS	ES finish; over-limits (>10 ppm) re-analyzed by 30-
gram FA with gravimetric finish. During 2020 – 2022

campaigns, samples assaying >0.2 g/t (200 ppb) were

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Company	Assay Laboratory	Assay Method(s)
analyzed by a 30-gram cyanide shake digestion with AA or ICP-ES finish

McEwen Nevada	Paragon Geochemical

Samples are analyzed for gold using three primary
methods:

•   30-gram fire assay with Atomic Absorption
Spectroscopy (AAS) finish (Method AA30)

•   Gold extraction through 10g cyanide leach

(AuCN-10).

•   In both methods, >10 ppm over limits, are re-
analyzed using a 30-gram fire assay with a
gravimetric finish (GR30).

•   500g Photon Assay analysis

McEwen Nevada	MSALABS (Photon Check)	500g Photon Analysis

McEwen Nevada	ALS Geochemistry (Fire Assay Checks)

Samples are analyzed for gold using two primary
methods:

•   a 30-gram fire assay with Atomic Absorption
Spectroscopy (AAS) finish (Au-AA23).

•   If the gold concentration exceeds 10 ppm,
the sample is re-analyzed using a 30-gram
fire assay with a gravimetric finish (Au-
GRA21)

To mitigate the under-reporting of the partial extraction assays, Gustin (2013 and 2023) replaced many of the Amselco in-house cyanide assays with check fire assays performed at commercial laboratories. This methodology was intended to limit the impact of the downgraded in-house assays on the resource estimation.

Records of drilling prior to that of Staccato have few details on sample preparation, QA/QC, or sample security. Information Gustin (2013 and 2023) identified is reported below, along with details on analyses of samples taken from Russell (2007), unless otherwise cited. All the historical operators were reputable, well-known mining/exploration companies, and there is ample evidence that these companies followed accepted industry practices relating to sample preparation and analytical techniques.

In consideration of this information, in addition to other data examined in accompanying sections of this report, the author believes the analytical data are of sufficient quality for use in the resource estimation.

8.1.Amselco

Amselco drilled at Lookout Mountain from 1979 to 1985. Amselco also drilled 11 holes at Hamburg Ridge on the Windfall Project in 1984. Amselco used the following commercial assay laboratories for the analyses of their drill samples: Monitor Geochemical Laboratory Inc. (“Monitor”), Rocky

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Mountain Geochemical Corporation (“Rocky Mountain”), and Hunter Mining Laboratory, Inc. (“Hunter”). Amselco also used their in-house American Selco Laboratory in Sparks, Nevada. Records reviewed by Gustin (2013 and 2023) indicated that the samples sent to the commercial laboratories were analyzed by fire assay methods, but the finish was not often specified.

The in-house laboratory analyzed samples by fire assay using gravimetric or atomic absorption (“AA”) finishes. Other in-house analyses are specified as “AA” in the documents examined. Based on other notations found in some cases, the author believes many, and perhaps all, of these “AA” samples were analyzed by AA after either cyanide or aqua regia digestions. Since aqua regia will not fully digest sulfide minerals and silicates, and cyanide leach will only digest gold particles that are available to solution (and may not fully digest this gold if the particles are coarse), both methods utilize partial-gold digestions. Fire assaying, by contrast, is considered to be a total gold analysis. Some of the partial-digestion data are therefore expected to understate grades in comparison to those determined by fire assay methods.

Figure 8-1 compares two Amselco holes drilled 11 feet apart. The interval from 50 to 90 feet in RTR-21 was analyzed by the “AA” method (pink line on graph in Figure 8-1) at Amselco’s in-house laboratory, while the remainder was analyzed by Rocky Mountain by fire assay. All RTR-21A samples were analyzed by fire assay by Monitor (blue line on graph in Figure 8-1). The interval analyzed by “AA” is anomalously low-grade compared to the Monitor fire assays, which is likely the result of the partial digestions used by the in-house laboratory.

Figure 8-1 Amselco RC – RC Twin-Hole Comparison

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

8.2.Norse Windfall Mines and Windfall Ventures

Windfall Ventures and Idaho Mining have a long history at the Windfall project. The drill programs spanned from 1969 to 1984 prior to the purchase by Norse Windfall Mines of the property in 1986. Prior to 1974 when mining began at Windfall, drill assays were completed at third-party Laboratories. Review of the data and assay certificates found show Idaho Mines used Union Assay, Skyline Assay Laboratories, and Rocky Mountain Geochemistry for drill hole assays. This was done for various Z, F, and early W series drill holes. Skyline was also used for geochemical analyses (As, Hg). All assays sent to these labs were analyzed by Fire assay with an AA finish as indicated on certificates. No digestion method was stated.

During initial production of the Windfall mines in 1974, Windfall Ventures began using the in-house mine assay laboratory for drill hole analyses. Standard operating procedures for drill sampling and assaying were documented (WV Standard Operating Procedures internal company Master Book Manual, of unknown date). A summary of the procedures is as follows:

Drill samples were collected at the rig and passed through a Jones splitter before bagging. Bags were identified by hole number and footage. Cuttings were then logged for mineralization and lithology. Assay protocols required 100-gram pulps to be created for primary assays which were done by cold cyanide leach of the entire 100-gram pulverized sample. If, based on logging, the sample contained sulfide or was complex in nature (mixed oxide-sulfide), a second 100-gram pulp was created and sent to a third-party assay lab (Union or Rocky Mountain Geochemistry) for fire assay with an AA finish. If an assay from the in-house lab was greater than 0.015 ounce per ton, a duplicate pulp was created and sent to a third-party lab for Fire assay check.

These procedures were also followed by Norse after the purchase of Windfall venture assets in 1986 for all assays up to 1988, when mining ceased. These protocols were followed for the P, R, W, SW, WSW, and Norse (LM, N, V, VA) series drilling at Windfall and Lookout Mountain (LM series drilling).

To assess the quality of results from partial digestion and the cyanide assay process used by Norse for LM series holes drilled in 1986, Gustin (2013, 2023) provided the following analysis.

The following graphs compare two Norse Windfall Mines RC holes (LM series) that twin an Amselco RC hole (Figure 8-2) and an Amselco core hole (Figure 8-3). Both of the Amselco holes were analyzed by fire assay methods. The Norse Windfall Mines data are systematically lower than the fire assays from the Amselco holes. In the case of Figure 8-3, the divergence between the results increases with depth. These data are consistent with observations made by the author during grade modeling, i.e., the Norse Windfall Mines holes are, in many cases, anomalously low-grade with respect to surrounding holes. These observations are explained by the partial digestions used in the analyses of the Norse Windfall Mines drill samples.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Figure 8-2 Norse Windfall RC (LM-15) – Amselco RC (RTR-56) Twin-Hole Comparison

Figure 8-3 Norse Windfall RC (LM-5) – Amselco Core Twin-Hole (RTC-201) Comparison

The case Gustin (2013) was making was that the lower cyanide AA historic assay results were downgrading the gold values compared to fire assay.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Comparison of Windfall historical check fire assays to the original cyanide AA assays.

The author compared one hundred sixty-five check fire (FA) assays and cyanide AA (CN) assays from the Windfall Ventures era. Plots (Figure 8-4 and Figure 8-5) comparing CN versus FA using quantiles with a 1:1 regression line show good correspondence between the two methods.

W-series hole samples show relatively good correspondence, although the number of samples is few. R-series hole samples show distinct variability but of low variance, with most samples plotting along or adjacent to the 1:1 regression line. Variability at the low end for both R-series and W-series holes plots is larger due to detection limit differences.

Figure 8-6 shows gold assay values for CN and FA pairs for various holes and depths. Large grade differences are seen between several value pairs. Differences are generally larger in higher grade samples. Differences between the two assay methods can be accounted for by the presence of sulfide, deleterious elements such as copper, mercury, silver, and others that affect cyanide solubility.

Other reasons would include poor splits of reject material for pulp preparation, or acid generation gangue material.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Figure 8-4 Q-Q Plots of Fire assay vs Cyanide assay results for Windfall Venture R-series holes.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Figure 8-5 Q-Q Plots of Fire assay vs Cyanide assay results for Windfall Venture W-series holes.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Figure 8-6 Hole and assay depth showing cyanide vs fire assay pairs for Windfall Venture R series drill holes.

It was not customary during the time period this drilling took place for the use of blank and standard material to be inserted in the drill sample stream to check the validity of assays. Windfall ventures used standard protocols for drill samples and a process that was followed for assay checks which involved creation of new pulps for sulfide and high-grade samples to be sent to a third-party laboratory for analyses. Assay certificates for check assays were included in the historic hard copy data provided by Windfall Ventures. The available check assays were reviewed and compared to cyanide assays for variance by this author and the Database Manager. Primary assay sheets from the mine laboratory were also reviewed for completeness, legibility (due to hand-entry of values) and correspondence to the database. The drill data, including lithology and assay data, were used by Windfall Ventures to assess the viability for mining purposes and to build the reserves that were subsequently mined. It is the opinion of this author that assay data from Windfall Ventures and Norse Windfall Mining is sufficient to support resource estimation at the Windfall and Lookout Mountain projects.

8.3.EFL

Summit Minerals drilled 9 EFL series holes and 2 M series holes at Lookout Mountain in 1990. EFL used American Assay Laboratory (“American Assay”) for their analyses. American Assay performed gold cyanide solubility assays (lab code CN15) for Fire assay results over 100 ppb gold. Primary assays were done by fire assay methods for gold (lab code FA30) and silver according to assay certificates that accompany the drill logs. Fire assay data were used in the resource modeling.

8.4.Barrick

Barrick drilled at Lookout Mountain from 1992 to 1993. Barrick used American Assay for the analytical work on their 40 holes. The samples were analyzed by fire assaying of 30-gram charges with either gravimetric or AA finishes. Select cuttings samples and composites of some of the

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

geologically interesting intervals were analyzed by ICP for a 15-element suite by MB Associates (Mako, 1993a).

8.5.Echo Bay

Echo Bay drilled at Lookout Mountain from 1994 to 1998. Echo Bay used Cone Geochemical (“Cone”) for the analytical work on their drill holes, with some check assays completed by Barringer Laboratories Inc. (“Barringer”) and ALS. Records examined by RESPEC indicate that the samples were analyzed by fire assaying of 20- and 30-gram charges with an AA finish (Gustin 2013, 2023).

8.6.Pathfinder Exploration

Pathfinder Exploration drilled on Hoosac Mountain at the Windfall project and sent drill samples to Barringer Laboratories Inc. facilities in Reno, Nevada for drill assays at Windfall. Assays for gold were done by fire assay methods using an AA finish. Standard preparation procedures were followed for crushing and pulverizing and the digestion method was not stated on certificates. Pathfinder inserted standard material into the sample stream although no information is known about what assay grades and standard types were sent. Pathfinder drilling has no material impact on the Windfall resource but has been included for the completeness of exploration history in the database.

8.7.Cambior USA Inc

Cambior drilled on Hamburg Ridge and Hoosac Mountain at the Windfall project. Cambior Exploration utilized Barringer Laboratories of Reno, Nevada and IPL (International Plasma Labs) of Vancouver, Canada. Gold assays were performed by fire assay with an AAS finish using 30-gram charges at both laboratories. Multi-element geochemistry on composited samples was completed using ICP MS methods at Barringer Laboratories Inc. in Reno, Nevada for drill assays at Windfall and Hamburg Ridge. Cambior drilling has no material impact on the Windfall resource but has been included for the completeness of exploration history in the database.

8.8.Staccato

Staccato drilled at Lookout Mountain and Windfall from 2005 to 2010. ALS prepared and assayed the samples from Staccato’s drilling from 2005 through 2007 by fire assaying of 50-gram charges with either AA (method AA24) or gravimetric (method GRA22) finish.

The 2008 drill samples were prepared and analyzed by Inspectorate, who used fire assay with an AA finish. All samples exceeding 3 ppm (0.088 oz Au/ton) were re-analyzed by fire assay with a gravimetric finish. Fifty-element ICP geochemical analyses were performed for individual holes on

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

pulp composites as outlined by Staccato staff. Composites were created by Inspectorate using standard techniques for blending splits from original assay pulps.

For Reverse circulation drilling:

Drill samples were taken at the rig on 5-foot intervals. Samples were captured in a cloth or olefin sample bag placed in a plastic bucket. Bags were labeled with hole ID and sample number which was a sequence beginning at 1 and increasing by one till end of hole. This allowed for the blind insertion of blank and standard material, at the rate of 1 per 10 samples, into the sample sequence. At the drill a duplicate sample was taken every 20 samples and given a letter designation. Sample numbers were tied to footages via a sample record sheet. Samples were picked up on site by the assay laboratory and transported to Inspectorate America facilities in Sparks, NV for processing and analyses.

The process for sampling core drill holes is as follows:

•

Core Boxes were transported by geologic staff to Staccato’s Elko office facility daily where they were logged for lithology, alteration, mineralization, oxidation state, and geotechnically for core-recovery and RQD.

•

Once logged, assay samples were broken out by the geologist based on lithology and alteration. Driller run blocks were utilized as much as possible for sample breaks, with lithology and alteration the over-riding concern. Samples were marked with red markers. If sample breaks were made at run blocks the block was highlighted in red and a sample tag was placed at the end of the sample. If the sample started or ended between run blocks the location was marked in red along the top of the corrugated separator, and a wood block with the end footage labeled in red ink placed between core at the sample break. A sample tag was then stapled to the side of the separator by the mark where the sample ends.

•

Samples were cut on site by a contract core cutter. Sample cut sheets tying sample numbers to footage were created by the geologist and provided to the core cutter. Blank and standard material were outlined on the cut sheet and bagged when sampling core to maintain number sequence continuity. Samples were cut in half with half placed into bags labeled with the hole number and sample number. Half of the core was retained for additional testing.

•	Samples were picked up at the office by the assay lab and transported to Reno for preparation and analysis.

8.9.Timberline

Timberline drilled at Lookout Mountain and Windfall from 2010 to 2015, and at Lookout Mountain from 2020 to 2023. Drilling from 2010 to 2015 followed the protocols listed in section 8.8 for Staccato.

From the Timberline 2023 technical report:

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

During drilling, RC drillhole samples were collected in five-foot intervals in five-gallon buckets beneath a rotary splitter. Samples were labeled with a unique ID, with footages correlated to sample bags via a sampler’s log sheet and with pre-numbered chip trays showing depth from and to for each interval (typically in intervals of five feet). Samples were initially laid out sequentially at the drill site to dry until completion of each hole and demobilization of the rig. The samples were then relocated to Eureka where they were secured within the fenced and lockable Company facility.

The samples were sorted into numerical sequence and cross-checked with [drillers’] logs for interval consistency. Analytical blanks and certified reference standards were then inserted under Company supervision. After drying, the samples were transported in batches sorted by drillhole (either by laboratory pickup or transport by company personnel) to either Inspectorate America in Sparks, Nevada, or ALS Minerals (formerly ALS Chemex) in Elko, Nevada for sample preparation and later analysis in either Reno, Nevada or North Vancouver, British Columbia.

Sampling of drill core was completed under Company supervision. Sample intervals were designated by a geologist during core logging and marked in core boxes with breaks typically correlated to driller’s depths noted by wooden blocks, or at significant lithological breaks, typically not exceeding five [foot] intervals. The core was sawn or split into halves by technicians under the supervision of Company geologists. One half of the core was bagged and labeled with a unique sample number or unique pre-printed bar code. Selected sample intervals of the half-core were resawed into quarters for analysis as field duplicates. The unsampled core from each hole was then catalogued and placed in secure dry storage in shipping containers at […] Timberline’s locked Eureka facility. Certified reference standards and blanks were inserted blindly into the sample stream. Geologists and technicians recorded the sample interval data onto sample dispatch forms before pickup by, or delivery to, the laboratory as with RC samples.

Timberline used Inspectorate for sample prep and assay during its 2010-2012 and 2014-2015 drilling campaigns. Samples were picked up by Inspectorate and taken to their laboratory in Sparks, Nevada, for sample preparation and analysis using standard 30-gram fire assays with AA finishes. Samples with gold values greater than 3 ppm were re - analyzed using a 30-gram fire assay with a gravimetric finish.

ALS completed check analyses on selected Inspectorate pulps as part of Timberline’s quality assurance/quality control (“QAQC”) program. The pulps were analyzed by methods identical to those used by Inspectorate (all samples by ALS code Au -AA25; samples yielding results greater than 3 ppm by Au-GRA21).

Timberline utilized ALS for sample preparation and assay during its 2020-2022 drilling campaigns. The samples were transported to Timberline’s secure Eureka facility, where the samples were further examined before being delivered to ALS in Elko, Nevada for sample preparation and later analysis. The rock samples were assayed by ALS for gold by fire assays of […] 30-gram charges with AA or ICP-ES finishes (ALS code Au-AA23). The over-limits for gold samples assaying above 10 g/t (0.292 oz/ton) were determined by a 30-gram fire assay with gravimetric finishes. Silver and other trace elements (up to 33

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

elements), when analyzed, were determined by multi-acid digestion and ICP-ES finish. Timberline’s standard methodology was continued from earlier programs and included the insertion of analytical control samples before laboratory submission.

Analytical pulps from available pre-Staccato exploration RC and core drill samples, and all Staccato and Timberline samples are preserved in dry storage in the on-site shipping containers in Eureka.

8.10.McEwen Nevada

RC drilling samples were collected at consistent 5-foot intervals directly from the cyclone and splitter system attached to the drill rig. Representative samples are collected in labeled sample bags and logged into the sampling database. Care was taken to minimize contamination and maintain sample integrity during collection and transport. Diamond drill core is geologically logged, photographed, and marked for sampling. Core intervals are selected based on geological boundaries and mineralization characteristics. The core is cut longitudinally using a diamond saw, with one-half submitted for laboratory analysis and the remaining half retained for reference and verification purposes.

A comprehensive QA/QC program is implemented throughout the sampling and analytical process to ensure data quality, accuracy, and precision. Certified reference materials (standards) are inserted at about every 10th sample. These include blank samples to monitor contamination, field duplicates, and coarse duplicates used to assess sampling precision. Laboratory pulp duplicates were used to monitor analytical repeatability.

Strict sample security procedures are maintained from the drill site to the analytical laboratory to preserve the chain of custody and prevent sample tampering or loss. Samples are placed into securely labeled sample bags immediately after collection. Sample bags are sealed and grouped into larger secured containers. Unique sample identification numbers and barcode tracking systems are used throughout the process. Samples are either picked up by the laboratory personnel or by one of our geologists and taken directly to the laboratory. The laboratory receipt is verified against the shipment manifests upon delivery by sending a sample batch receipt confirmation email to McEwen staff.

External check assays for Photon and fire analyses were conducted by MSA Labs and ALS respectively, to validate analytical accuracy and laboratory performance from Paragon.

Additionally, Paragon utilizes Photon Assay for gold analysis. This technique involves bombarding samples with high-energy X-rays, which excite atomic nuclei, resulting in the emission of gamma rays at specific energies. This allows for the detection of gold in the samples.

8.11.Laboratory Accreditation

During the drilling that predated Staccato’s involvement with the property, accreditation of laboratories was not common. There is no information on accreditation of the laboratories used by

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

the historical operators prior to Staccato. However, Monitor, Hunter, Rocky Mountain, American Assay, Cone, Barringer, ALS, IPL, and Inspectorate were all widely used commercial laboratories in the mining industry at that time.

Currently, ALS is registered to ISO 9001:2008, and the Nevada and North Vancouver facilities have received ISO 17025 accreditations for specific laboratory procedures relevant to the assaying processes, according to their website. Inspectorate is also accredited to ISO 17025 standards according to their website.

Paragon Geochemical is an ISO 17025:2017 accredited geochemical testing laboratory providing analytical services to the mining industry in North America and beyond.

MSA Labs maintains the highest quality standards and follows the guidelines of ISO17025 accreditation and ISO9001, ISO14001, and ISO45001 certification

8.12.Quality Assurance / Quality Control

Little information is known regarding quality assurance and quality control procedures that may have been implemented by historical operators prior to Staccato. Available drillhole records indicate that Amselco regularly inserted control samples into the drill-sample stream for assaying. The expected values of these control samples are not known and therefore cannot be evaluated. It is not known if further QA/QC procedures were implemented by Amselco. No records have been found that describe the types and extents of QA/QC programs that may have been implemented by Norse Windfall Mines, EFL, Barrick, or Echo Bay. However, Staccato and Alta completed check analyses using various drill-sample materials from Amselco, Barrick, and Echo Bay that serve to partially mitigate the lack of original QA/QC results from these operators.

In addition to the confirmatory work completed on various drill-sample materials of prior operators at the Lookout Mountain project, Staccato also sent pulps from their own drill samples to a third-party laboratory for check assaying. Timberline undertook fully developed, modern QA/QC programs as part of their drilling programs.

The 2013 and 2014 Technical reports from Timberline provided an evaluation of QA/QC data from all operators at Lookout Mountain and detailed statistical evaluations of the results were given. These evaluations are summarized in Section 9. Evaluation of QA/QC for the McEwen 2024 and 2025 drill programs at the Windfall and Lookout Mountain Projects was done by the database manager as assay reports were received.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

9. DATA VERIFICATION

The following summarizes the authors’ verification of the project data that are relevant to the estimation of the current project resources.

9.1.Metallurgical Data

The Qualified Person (QP) reviewed the metallurgical test work data provided to McEwen by predecessor companies, for use in this technical report. Data verification activities focused on confirming the consistency, completeness, and suitability of the metallurgical information supporting the process design criteria and recovery assumptions utilized in this study.

The metallurgical dataset was compared against information reported in previous technical reports, metallurgical studies, laboratory reports, and supporting project documentation. The review included verification of reported recoveries, grades (where applicable), test conditions, sample identification, and key processing parameters used in prior evaluations.

The QP found that the metallurgical results presented are generally consistent with the results reported in previous studies and technical reports. No material discrepancies were identified that would adversely affect the conclusions of this technical report. The data reviewed are considered reasonable and suitable for the level of study represented by a technical report.

The QP did not independently re-sample, re-test, or audit the original metallurgical test work programs. Reliance was placed on the accuracy and completeness of the metallurgical information supplied by McEwen and documented in previous technical reports. Based on the verification procedures completed, the QP considers the metallurgical data to be of sufficient quality and reliability for use in this technical report.

The data verification process was limited to a review and comparison of available metallurgical data and supporting documentation. No material limitations were identified that would significantly impact the use of the metallurgical information in this technical Report. The QP is not aware of any factors that would materially affect the validity of the metallurgical assumptions adopted for the purposes of this technical report.

9.2.Drillhole Database

A validation review was completed for all assay data from previous exploration campaigns. The review process included about 90% verification of the digital assay database against original laboratory assay certificates to confirm the accuracy and completeness of the recorded analytical results.

Drill hole identifiers, sample intervals, analytical values, and associated metadata were systematically cross-checked, and any discrepancies identified during the review were resolved.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

The validation confirmed that the assay information incorporated into the geological database and subsequently utilized for Mineral Resource estimation was consistent with the original laboratory records and considered reliable for resource evaluation purposes. No material issues were identified that would adversely affect the integrity of the assay dataset.

A review of the drill hole survey data was undertaken to assess the availability and completeness of downhole deviation information. Approximately 80% contained downhole survey measurements obtained from the original IDS survey files, providing recorded borehole orientation data along the length of the drill holes. These measurements were used to define the actual drill hole trajectories and provide spatial control for geological interpretation and Mineral Resource estimation.

All logging was done using Geo Sequel with geologists logging directly into the database. The database captured lithology, alteration, mineralization, and for core, structure and RQD data were also captured. Hardcopy logs were printed for each hole. McEwen geologic staff reviewed 25% of the logs and found the data on the logs and the data in the database matched.

9.3.Quality Assurance/Quality Control Data

The authors have reviewed summaries in previous technical reports, especially Gustin (2023), which evaluated in detail the historical QA/QC data collected by various project operators. The authors consider this work to be thorough and of a quality such that the data can be used in the resource estimations in this report.

As the author of chapters 7 and 8, this QP has been familiar with the data from his role as Senior Exploration Manager and QP for Staccato Gold from 2008 to 2010, and District Geologist and Co-QP for Timberline from 2010 to 2015. During this time frame the author was responsible for creating the QA/QC policies for both Staccato and Timberline and was actively involved in the planning and implementation of geological and drill programs at both the Windfall and Lookout Mountain Projects from 2008 to 2015. This author was not involved with Timberline from 2020 to 2023. This author’s opinion, based on institutional knowledge and review of data personally from 2008 to 2015, is that historical drill data up to 2015 is sufficient to support resource estimation for the Lookout Mountain Project

During tenure with Staccato and Timberline, the author was in charge of compiling and building the initial Windfall database from data available to Staccato at that time. This data was augmented by a complete data set sent by W.L. Wilson, co-owner and principal officer of Idaho Mining and the Windfall Ventures and this was made available to McEwen staff. The data, now over 50 years old, has been re-compiled by McEwen database personnel and third-party consultancy services provided by Orix Geosciences with help and oversight from this author. The consultancy service collated, categorised, digitised and catalogued the large volume of historic data available, usually in paper form. Specific comments made in Chapters 7 and 8 regarding this data were made based on review and working with the hardcopy data. Assay certificates, in-house laboratory reporting sheets, drill logs, check assay data, and standard protocols for both drilling and the assay laboratory were reviewed by both the author and the database manager. This author was also previously responsible for converting collar coordinates for both projects, as described in Chapter

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

7, under the guidance of professional surveyors at SRK. The historical work by the author was utilized by Gustin (2023) in his thorough analysis of historical QA/QC data from Staccato and Timberline.

It is the author’s opinion that the drill hole and assay data for the Windfall and Lookout Mountain Projects are sufficient to support resource estimation for this report.

9.3.1. McEwen Nevada 2024-2025 Program

The Quality Assurance and Quality Control (“QA/QC”) program implemented during the 2024-2025 sampling campaigns was designed to monitor the accuracy, precision, and potential contamination associated with the analytical process. QA/QC measures included the routine insertion of Certified Reference Materials (“CRMs”), blank samples, and field duplicate samples into the sample stream submitted to the analytical laboratory.

Certified Reference Materials

Three CRMs were inserted into the sample sequence to monitor analytical accuracy and laboratory performance. CRMs were selected to represent a range of expected grades and mineralization styles encountered during the program. The standards used were commercially prepared and certified by independent suppliers, with accepted values and standard deviations established through inter-laboratory testing.

During the 2024 sampling campaign, CRMs were inserted at an approximate rate of one CRM sample for every 15 to 17 routine samples submitted. CRM analytical results were routinely reviewed upon receipt from the laboratory. Results falling outside three standard deviations above or below the expected value (± 3SD) were investigated, and where necessary, batches were flagged for re-assay.

Figure 9-1 shows the quality control performance of the three CRMs analyzed a total of 151 times by the Fire Assay method. The majority of the results fall within two standard deviations (±2SD) of the expected values, indicating that the analytical process demonstrates strong accuracy and that overall quality control is high. Summary statistics for the CRM analyses are provided in Table 9-1.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Figure 9-1 Fire Assay Normalized CRM Control Chart

Table 9-1 Fire Assay Normalized CRM Control Chart Table

Fire Assay Normalized CRM Control Chart Table Windfall and Lookout Mountain - 2024/2025
CRM	N	Mean Z	SD(Z)	Min Z	Max Z	>2 SD	>3 SD	>2 SD %	>3 SD %	Status
CDN-GS-2X	43	-0.10	0.82	-1.97	2.82	1	0	2.3%	0.0%	Excellent
OREAS 235	58	-0.42	0.98	-2.13	1.55	1	0	1.7%	0.0%	Good
OREAS 264	50	0.23	0.	-1.73	2.00	0	0	0.0%	0.0%	Excellent

Expected >3 SD rate ≈ 0.27%; Expected >2 SD rate ≈ 4.55%

Fire Assay Executive Summary

Metric	Based On	Assessment

Accuracy	Mean Z	Excellent

Precision	SD (Z)	Excellent

Warning Rate	>2 SD %	Better than Expected

Failure Rate	>3 SD %	Excellent

Evidence of Drift	Control Chart Review	None Observed

Overall QA/QC Performance	Combined Assessment	Excellent

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

In 2025, the insertion frequency was increased to approximately one CRM for every 10 routine samples to enhance monitoring of analytical accuracy and to provide a higher level of confidence in the analytical dataset. Figure 9-2 presents the quality control performance of the three CRMs, which were analyzed a total of 1005 times using the Photon Assay method. Most CRM results fall within ±2SD of their certified values, demonstrating good analytical accuracy and indicating that the assay process was under acceptable statistical control throughout the period of analysis. Summary statistics for the CRM results are provided in Table 9-2.

Figure 9-2 Photon Assay Normalized CRM Control Chart

Table 9-2 Photon Assay Normalized CRM Control Chart Table

Photon Assay Normalized CRM Control Chart Table Windfall and Lookout Mountain - 2024/2025
CRM	N	Mean Z	SD(Z)	Min Z	Max Z	>2 SD	>3 SD	>2 SD %	>3 SD %	Status
OREAS 264	361	0.00	0.82	-2.25	2.41	3	0	0.8%	0.0%	Excellent
OREAS 235b	344	-0.19	0.98	-3.02	2.44	15	1	4.4%	0.3%	Good (1 isolated >3SD event)
OREAS 239b	300	0.12	0.73	-1.88	2.16	1	0	0.3%	0.0%	Excellent

Expected >3 SD rate ≈ 0.27%; Expected >2 SD rate ≈ 4.55%

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Photon Assay Executive Summary
Metric	Based On	Assessment

Accuracy	Mean Z	Excellent

Precision	SD (Z)	Excellent

Warning Rate	>2 SD %	Excellent

Failure Rate	>3 SD %	Good

Evidence of Drift	Control Chart Review	None Observed

Overall QA/QC Performance	Combined Assessment	Excellent

Blank samples

Blank samples were inserted into the sample stream to monitor potential contamination during sample preparation and analytical procedures. Blank material consisted of barren or unmineralized material considered to contain negligible concentrations of the target analytes. A total of approximately 616 blank samples were submitted to Paragon for analysis. As illustrated in Figure 9-3, all blank sample results were considered acceptable, with no assays exceeding the established failure criterion of ten times the lower detection limit (0.05 g/t Au). The results indicate no evidence of systematic gold contamination during the analytical process. A summary of the blank sample performance and the number of samples analyzed is provided in Table 9-3.

Figure 9-3 Blanks

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Table 9-3 Blanks

Year	Standard Name	No of Blanks
2024/2025	MEG-SiPrepBlank.20.99	616

Duplicates and check samples

Field duplicate samples were collected to assess sampling precision and the inherent variability associated with the sampled material. Field duplicates from reverse circulation (RC) rigs were generated by collecting a second representative sample from the same sampling interval and submitting it to the laboratory as a separate sample with a unique sample identification number. No field duplicates were collected from core holes.

Field duplicate samples were inserted into the sample stream at an approximate frequency of one duplicate sample for every 20 routine samples collected. Duplicate results were evaluated using relative percent difference and scatter plot comparisons to assess the reproducibility of the sampling and analytical process. Results from the field duplicate assay program (Figure 9-4) and Figure 9-5) demonstrate an acceptable level of correlation between the original assays and the duplicates.

Figure 9-4 Fire Assay Log QQ Plot – Original vs Duplicate

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Figure 9-5 Photon Assay Log QQ Plot – Original vs Duplicate

During the 2024 drilling and sampling program, a total of 53 pulps were selected for external check assay analysis to verify the accuracy and precision of the primary analytical laboratory results. The check assays were completed by ALS Geochemistry using conventional fire assay analytical methods with atomic absorption or gravimetric finish, depending on the grade range of the sample. Only samples with reported gold grades greater than or equal to 0.05 g/t Au were selected.

Results from the check assay program (Figure 9-6) demonstrate an acceptable level of correlation between the original assays and the ALS Geochemistry check assays. Minor deviations are observed in the lower tail of the distribution; however, the data points generally plot close to the reference line, indicating an overall good fit to a normal distribution.

No material analytical bias or systematic discrepancy was identified between the primary assay results and the umpire laboratory data. The comparison supports the conclusion that the analytical procedures employed during the 2024 program are reliable and appropriate for use in mineral resource evaluation.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Figure 9-6 Fire Assay Log QQ Plot – Original vs Check

For the 2025 drilling and sampling program, an expanded check assay program was implemented utilizing Photon Assay technology. A total of 1,480 samples with assay values greater than or equal to 0.05 ppm Au were selected and submitted to MSA Labs for verification analysis.

As illustrated in Figure 9-7, the results exhibit minor deviations in the lower tail; however, the data points generally plot close to the reference line, indicating an overall good fit to a normal distribution.

Comparison between the original Photon Assay results and the MSA Labs check assays demonstrates strong overall agreement. No material bias or systematic variance was identified between the primary laboratory assays and the MSA Labs Photon Assay verification results, supporting the reliability and consistency of the analytical dataset.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Figure 9-7 Photon Assay Log QQ Plot – Original vs Check

It is the opinion of the QP that the QA/QC program is considered appropriate and adequate for the stage of exploration and consistent with industry-standard practices for mineral exploration programs conducted in support of mineral resource disclosure.

9.4.Site and Field Office Inspections

Michael Baumann visited the Lookout and Windfall Project areas on September 8, 2025 and March 16, 2026 with Jason Rizzolo a McEwen geologist. This site visit included inspections of active drill rigs and examination of sampling procedures by drill crew. At Lookout Mountain, the site visit included walking into the Lookout Mountain pit where there are visible oxides and sulfides in the Dunderberg shale. There is extensive silicification along the Lookout trend.

At Windfall, the mineral trend along the footwall of the Rustler, Windfall, and Paroni pits was traversed from south to north. Several crosscutting structures were observed in the hanging wall of the Windfall Trend and, in places, offset the Dunderberg and Hamburg formations.

Robert Kastelic has visited the Lookout Mountain and Windfall project areas many times since 2024, most recently on March 19, 2026 with Gary Edmondo. The site visit included the Lookout

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Mountain, Paroni, and Windfall legacy pits. Drilling and sampling were observed at one RC rig, which was collecting samples of cuttings every 5 ft as the hole was being drilled. A core rig was observed drilling in the Windfall resource area. Alteration consisting of decarbonatization of the Hamburg dolomite was observed from the Paroni pit south to the Rustler pit, associated with, and along the mineralized Windfall Trend.

Gary Edmondo has visited the Lookout and Windfall projects regularly. This included visits with Robert Kastelic and Michael Baumann in March of 2026 where visits were conducted at the Paroni and Windfall Pits, and the Lookout Mountain Pit. The visit included observations of geology and alteration at all three pits, and observation of visible sulfide on the floor of the Lookout Mountain Pit. During those visits, observations concerning sampling were made at a reverse circulation drill, and the general flow of recovering and boxing core at the core drill.

9.5.Additional Data Verification

McEwen’s exploration geology team modeled the Lookout Mountain geology and mineralized envelopes in Micromine software using formation logs. Michael Baumann and Gary Edmondo reviewed the models in late 2025 and early 2026. Mineralization trends north and dips east along faults and ramp faults near the contact between the Cambrian Dunderberg Shale and the Hamburg Dolomite. The team applied low- and high-grade cutoffs of 0.005 and 0.030 opt Au, respectively, to define the mineralized shapes. Project data were reviewed visually and statistically for the separate populations. The Project data was verified during the resource modeling.

The Windfall project, initially modeled using sectional methods, was updated with Micromine CoPilot software to define low-grade (0.005 opt gold) and high-grade (0.030 opt gold) mineralized shells. Two main domains emerged: a north domain with steeply dipping mineralization to the east and a south domain with lower-angle bedding and mineralization dipping to the east; these zones are separated by the NE-trending Nolan Fault. Geological controls were evaluated by Michael Baumann, Jason Rizzolo, and the Exploration Geology team.

Most of the historical drilling at Lookout and Windfall project areas has been done with vertical holes and there may be high-angle structures in some areas that would not be adequately evaluated by vertical drilling. A decision was made in 2024 to use primarily angled holes to drill across steep structures to evaluate the true thickness of mineralization and thereby improve the geological and resource models.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

10.MINERAL PROCESSING AND METALLURGICAL TESTING

The information provided below summarizes relevant metallurgical test work completed on Lookout Mountain project mineralization, and in some cases provides opinions of the metallurgists. The author’s opinions are restricted to comments on the nature, location, and representativity of the metallurgical samples, a statement of the independence of the metallurgical laboratories, and a summary statement in Section 10.7.

Metallurgical gold-recovery test programs have been completed on surface bulk samples, RC drill cuttings, drill-core intervals, and drill-core composites from the Lookout Mountain resource area between 1985 and 2014/2015 by Amselco, Tenneco, Norse Windfall Mines, Alta Gold, and Timberline (Table 10-1). The programs included cyanide bottle-roll tests, column-leach tests, agglomeration testing, screen analyses by size fraction, head and deleterious-element analyses, and preliminary HPGR crush-response testing, as summarized in Table 10-1. No additional completed metallurgical test results are available for inclusion in this report.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Table 10-1 Summary of Lookout Mountain Metallurgical Testing

Program /	Sample Basis	Test Work	Relevance
Laboratory
1985 Amselco –	Six (6) RC-cutting	Bottle-roll tests;	Early leach-response
Hazen	composites:	unground and ~-200	screening by rock type and
	oxidized claystone,	mesh	oxidation state
unoxidized
claystone, jasperoid

	Two (2) RTC-201 drill-	4-inch column tests;	Preliminary column testing of
1986 Amselco –
Hazen	core composites	minus ½-inch feed	oxidized claystone

1986 Tenneco –	Ten (10) nominal ¼-	Bottle-roll tests	Leach-response screening by
Heinen-	inch RC-cutting		depth and oxidation state
Lindstrom	composites

1987 Norse	Approx. one-ton bulk	Three agglomerated	Bulk-sample heap-leach
Windfall – KCA	sample from	column tests; one	response by crush size
	historical pit area	bottle-roll test

1997 Alta Gold –	Five (5) bulk pit	Head assays, ICP/Hg	Leach response and
McClelland	samples; four tested	analyses, bottle-roll	deleterious-element
	metallurgically	tests	screening of pit material

2010–2011	Four (4) bulk	Head assays, screen	Coarse-crush and ROM heap-
Timberline /	samples from	analyses, bottle-roll,	leach response of bulk
Staccato / BH	historical pit area	agglomeration, and	material
Minerals – KCA		column tests

2011 Staccato /	144 core intervals	Bottle-roll,	Core-composite heap-leach
BH Minerals –	composited into	agglomeration, and	response by lithology
KCA	three lithologic	six column tests
composites

2012–2013	872 selected core	Bottle-roll tests over	Recovery variability and
Timberline –	intervals	multiple crush sizes	crush-size sensitivity
KCA	composited into 75
composites

2014 Timberline	Three (3) regional	Head assays, screen	Jasperoid heap-leach
– KCA	jasperoid	analyses, bottle-roll	response by area and crush
	composites	and column tests	size

	HPGR products from	HPGR screen analyses	HPGR/crush-product leach-
2014 Timberline
– KCA /	jasperoid	and bottle-roll tests	response comparison
McClelland	composites

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

10.1.Introduction

The scope of metallurgical testing on mineralized material at Lookout Mountain includes approximately 8,600 drill samples assayed for cyanide (NaCN)-leachable gold, approximately 450 bottle-roll tests (“BRTs”) on RC or core drill samples, and 21 column-leach tests (“CLTs”) on bulk samples and from composites of drill core material.

The NaCN assays in the project database provide an initial assessment of the leachability of gold and have proven useful for assessing oxidized vs unoxidized mineralized rock. Only limited metallurgical testing has been completed to date on unoxidized mineralized rock.

Samples collected for metallurgical testing were selected from the gold resource area and chosen by rock type and area, including North Lookout Mountain and South Lookout Mountain, and from surface bulk samples and drill core.

Lithologic samples selected for CLTs represent composites of oxidized claystone (shale), jasperoid/silicified breccia, or collapse breccia/fault gouge (representing dominantly sanded dolomite). Rock material was typically composited from multiple drillholes within a given area (Table 10-1).

The samples on which the Lookout Mountain project metallurgical test work has been performed were selected as representative of oxidized mineralization in terms of grade and areal distribution. The Amselco samples are clustered in the area of the existing open pit at North Lookout Mountain. Timberline tested a number of samples from this area as well but has also tested a significant number of samples from various drillholes at South Lookout Mountain.

The available metallurgical database is primarily representative of the Lookout Mountain resource area and includes limited metallurgical information for the Windfall area. The Lookout Mountain and Windfall areas have been subject to additional drilling in 2024 and 2025. Windfall samples have been selected for forthcoming recovery test work, but completed metallurgical recovery results for the Windfall area are limited at this time, consisting primarily of historical cyanide shake data from approximately 8,000 drill samples.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

10.2.Metallurgical Laboratories

Four metallurgical laboratories have completed BRTs and/or CLTs on Lookout Mountain gold-bearing rock. These include Hazen Laboratories (“Hazen”) of Denver, Colorado, Heinen Lindstrom Consultants of Sparks, Nevada (“Heinen”), and Kappes, Cassiday & Associates (“KCA”) and McClelland Laboratory (“McClelland”) of Reno, Nevada. The laboratories are well-known, independent, commercial metallurgical laboratories that have served the mining industry for a long time.

Hazen holds analytical certifications or accreditation from state regulatory agencies and from the US Environmental Protection Agency. The company participates in performance evaluation studies to demonstrate competence in these areas of certification.

McClelland is certified through the International Accreditation Service, ILAC-MRA, and they are NDEP approved (Nevada State Certified NV-00933) for MWMP & HC Testing Procedures & Wastewater Certification on select analytes associated with MWMP & HCT.

No further information is available on Heinen as the company no longer exists. It is known that the metallurgical test work reported by Heinen on Lookout Mountain was authored by Mr. Gene McClelland, later of McClelland Laboratory. Heinen and Lindstrom undertook significant work for the US Bureau of Mines.

KCA is a well-respected, Nevada-based consultancy founded and led by Mr. Daniel Kappes (P.E.) and has provided services to the international mining industry for cyanide process, laboratory testing, project feasibility study engineering design, construction, and operations management since 1972.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Figure 10-1 Lookout Mountain Metallurgical Testing Sample Areas and Composite Column Test Locations

(Timberline / KCA 2011 and KCA 2014)

N
Historical Lookout Moutain Open Pit
North Lookout Mountain Area
Lookout Mountain Gold Resource
South Lookout Mountain Area
4,363,000Y
4,362,000Y
Ratto Spring
Grays
PROSPECTS
OPEN PIT MINE
Lookout Mtn
Column Leach Tests
Pit-Bulk Samples
Drill Core Composites
Jasperoid
Shale (oxidized)
Collapse Breccia
Road
Lookout Mtn Au Resource
Historic Open Pit
Property Boundary
0 200 400m
0 500 1000 feet
LM_Met CLT Composite Locations

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

10.3.Metallurgical Testing by Historical Operators

BRTs and CLTs were conducted on mineralized samples from Lookout Mountain resource area by Hazen, Heinen, McClelland, and KCA from 1985 to 1997 (Figure 10-1).

Figure 10-2 Historical Lookout Mountain Pit Area Metallurgical Drillhole and Bulk Sample Locations

(Compiled from historical Amselco, Tenneco, Norse Windfall, Alta Gold, and Timberline sample locations)

Hazen conducted preliminary cyanide leach BRTs on six composites of RC cuttings from Lookout Mountain for Amselco in 1985 (Gathje, 1985). There were two samples each of three rock types (Klessig, 1985): unoxidized claystone, oxidized claystone, and jasperoid. Each sample was tested twice, once without grinding and once after grinding to approximately -200 mesh. The leaching conditions were 30% solids, pH 10.5 to 11 maintained with hydrated lime, and a cyanide

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

concentration maintained at 1g NaCN/l. The leach liquors were sampled at 4, 8, 24, and 48 hours and assayed for gold and cyanide. Gold dissolutions varied considerably from sample to sample, ranging from about 10% to about 90%, but did not vary significantly by grind size (Gathje, 1985) (Table 10-2). Dissolution rates were rapid, and generally there were no experimentally significant differences in the gold dissolutions at four hours compared to 48 hours. Cyanide consumptions were high, ranging from 1.7 to 4.5 lbs NaCN/ton, and they increased significantly as the leach times increased.

Table 10-2 Amselco 1985 Hazen Bottle-Roll Test Results on RC Cutting Composites

(Hazen Research, 1985)

		Assay	Au	Au	Depth Below
Composite	Description	Grade	Extraction	Extraction
					Surface
		(oz Au/ton)	(no grind)	(grind)

	oxidized claystone from
85-1-OAC	RC holes RTR-92, 131, 161,	0.048	81.4%	78.5%	<=80 ft
	163, 177, and 187
	oxidized claystone from RC
85-2-OHC	holes RTR-44A, 71, 98, and	0.408	91.3%	90.4%	<= 55 feet
	153

85-3-RAC	unoxidized claystone from	0.047	28.6%	27.3%	Mixed, 1/2 < 70
	holes RTR- 161, 163, and 257				and 1/2 >340 ft

85-4-RHC	unoxidized claystone from RC	0.362	10.6%	12.1%	>430 and < 480
	holes RTR-134, 190, and 191				ft

85-5-AGJ	jasperoid from holes RTR-92,	0.034	48.9%	62.7%	< 150 ft
	96, 97, 157, 164, and 178

85-6-HGJ	jasperoid from holes RTR-71,	0.284	80.2%	89.7%	< 45 ft
	98, and 122

Hazen conducted subsequent CLTs on two core composites from a single Lookout Mountain drill hole for Amselco in 1986 (Gathje, 1986; Figure 10-2). Each composite was stage crushed to minus ½ -inch, and splits of about 14 kilograms were leached in 4-inch-diameter columns using a solution feed of 1 g NaCN/t applied at the rate of 0.005 gpm/ft2. Four-kilogram splits of the minus ½-inch material for each sample were screened, and the fractions were fire assayed for gold and silver. Preliminary results before actual tailings assays were available are shown in Table 10-3.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Table 10-3 Amselco 1986 Hazen Preliminary Column-Leach Results on RTC-201 Core Composites

(Hazen Research, 1986)

Composite	Description	Assay Grade	Au Extraction	Depth Below
(hole ID and footage)		oz Au/ton		Surface

RTC-201 0-95	oxidized claystone	0.243	82.3%	<100 feet depth
RTC-201 160-225	oxidized claystone	0.087	93.7%	>150 < 250 feet depth

Heinen conducted BRTs in 1986 for Tenneco on ten composite samples of nominal 1/4–inch RC drill cuttings from selected Amselco holes drilled at Lookout Mountain (McClelland, 1986; Asher, 1986).

A wide variation in recovery and reagent requirements was observed between some of the samples. Gold extractions ranged from 33% to 81% (Table 10-4). Cyanide consumptions were low for eight of the ten composites, ranging from 0.2 to 0.9 pounds NaCN/ton. Lime requirements were also low for nine of the composites at 2.0 pounds CaO/ton. One of the composites with high cyanide consumption had no gold (composite 6), while the second (composite 3) also experienced high lime consumption and contained large quantities of unoxidized sulfide minerals. The leach-rate profiles for most of the composites indicated the presence of sulfide minerals or the presence of free-milling visible gold (McClelland, 1986). The leaching conditions were 40% solids, pH of about 11 maintained with lime, and a cyanide concentration maintained at 2.0 pounds NaCN/ton. Leaching was carried out for 72 hours. For samples tested that lie up to 200 feet below the surface, extractions were 60 to 80%; below 200 feet, the samples tested were refractory, and the deep high-grade mineralization at the southwestern end of the deposit did not leach well (Asher, 1986).

Table 10-4 Tenneco 1986 Heinen-Lindstrom Bottle-Roll Results on RC Drill-Cutting Composites

(Heinen-Lindstrom, 1986)

Composite	Hole ID	From-To	Head Assay	Calculated Head	Au Extraction
		(feet)	(oz Au/ton)	(oz Au/ton)	(72 hours)

1	RTR-056	15-40	0.069	0.080	75.0%
2	RTR-056	150-180	0.025	0.032	75.0%
3	RTR-181	260-280	0.145	0.142	33.8%
4	RTR-071	5-45	0.262	0.329	80.8%
5	RTR-179	105-185	0.021	0.024	62.5%
6	RTR-189	290-365	No value	No value	No value
7	RTR-138	310-425	0.040	0.033	33.3%
8	RTR-097	80-110	0.030	0.031	38.7%
9	RTR-097	135-160	0.096	0.098	61.2%
10	RTR-097	160-275	0.027	0.029	75.9%

KCA conducted three CLTs and one BRT on a bulk sample submitted by Norse Windfall Mines in 1986 from Lookout Mountain (Dix, 1987) (Table 10-5). The sample consisted of four 55-gallon

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

drums with a combined weight of about one ton. Edmondo (2008a) indicated that the bulk sample was taken from an unknown location within the historical pit. Gold recovery in the three column tests was rapid, with 93% of the recoverable gold leached in the first seven days. All three column tests were run on agglomerated samples.

Table 10-5 Norse Windfall 1987 KCA Column-Leach Results on Historical Pit Bulk Sample Material
(KCA, 1987)

Description	Sample Type	Tests	Assay Grade	Au Extraction
			(oz Au/ton)

nominal 3” particle size	9:1 claystone: silica	column leach	0.301	91.01%
nominal 1.5” particle size	9:1 claystone: silica	column leach	0.298	89.82%

nominal 0.5” particle size	9:1 claystone: silica	column leach	0.286	90.30%

In addition, KCA completed a single agitated BRT on a pulverized (minus 100 mesh) portion of the bulk sample that had a calculated head grade of 0.318 oz Au/ton. The test achieved an extraction of 90.57%.

McClelland conducted BRTs on five (5) bulk exploration samples from the historical Lookout Mountain pit for Alta in 1997 (Langhans, 1997) (Table 10-6; Figure 10-2). Alta collected bucket samples of exposed gold mineralization and drill cuttings from within the pit for the test work. The samples reportedly represented the predominant rock and mineralization types as logged in the drilling by various companies (Russell, 2007). One of the samples, LM-4, contained what was considered to be an insignificant quantity of gold and was not subject to metallurgical testing. Leach conditions were 40% solids, adjustment of pH of the pulps to 10.8 to 11.2 by addition of lime, and cyanide addition equivalent to 2.0 pounds NaCN per ton of solution. Leaching continued for 96 hours. Both of the higher-grade samples were readily amenable to cyanidation treatment at the P8010M feed size, with gold recoveries of 86% and 91% in 96 hours of leaching. The gold recovery rate was rapid for all samples, with extraction substantially complete within 24 hours of leaching. Cyanide and lime consumptions were extremely high for sample LM-1 at 6.72 and 52.5 lbs/ton of material, respectively. Cyanide consumption was low for the other three samples; lime requirements were moderate for sample LM-3 and low for the other two samples.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Table 10-6 Alta Gold 1997 McClelland Bottle-Roll Results on Historical Pit Bulk Samples

(McClelland Laboratories, 1997)

Composite	Description	Assay Grade	Au Extraction
		(oz Au/ton)

LM-1	unoxidized claystone with realgar	0.322	85.80%
LM-2	oxidized silicified claystone	0.035	45.50%
LM-3	oxidized silicified claystone	0.576	91.30%
LM-4	Not Run	0.012	Not Run

LM-5	oxidized jasperoid	0.040	61.50%

Lightner (2007) summarized the historical metallurgy and suggested that there is potential for a run-of-mine heap-leach operation at Lookout Mountain but noted that some materials may be problematic. Several samples of jasperoid from BRTs suggest silica encapsulation may affect gold extraction, and sulfide material showed very poor leaching capability. Lightner recommended a metallurgical program to include the following:

•	Thorough testing of sulfide mineralization using several process variations to determine the potential for commercial development;

•	Establishment of a better understanding of oxide, sulfide, and mixed or transition material types, as well as quantification of various lithologies within oxide material; and

•	Considerable additional metallurgical testing after appropriate geological modeling of both lithology and oxidation is completed.

Finally, microprobe analyses of several Amselco mineralized samples in 1984-1985 indicated that gold exists in solid solution with arsenic in pyrite and as native gold in jasperoid up to 15 microns in size (Russell, 2007, as corrected by G. Edmondo, 2011, personal communication).

10.4.Metallurgical Testing By Timberline

Timberline implemented a test program in 2010 with the goal of better defining the metallurgical characteristics of mineralization at the Lookout Mountain project. The program used drill core and bulk samples to assess the potential for a run-of-mine heap-leach processing scenario. Timberline took four (4) bulk samples from the historical open pit and drilled six (6) PQ and HQ sized core holes (Figure 10-2) for the purpose of obtaining samples for metallurgical testing (an additional metallurgical core hole drilled at Rocky Canyon failed to intersect significant mineralization). Each sample and composite underwent CLTs and BRTs, as well as screen-size fraction analyses, with a focus on examining crush sizes that are as coarse as possible from the bulk, PQ core, and HQ core materials. In addition, samples of sulfide (unoxidized) material from both the core and bulk

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

samples were tested to assess leaching characteristics and to evaluate pressure-oxidation extraction technologies for this material type.

Timberline drilled twelve (12) HQ3 (triple-tube core barrel) core holes in 2012 specifically to obtain representative samples of mineralized jasperoid for metallurgical testing. The samples were sent to KCA to identify how much and which types of jasperoid may cause encapsulation problems, based on poor extractions from 2010 column testing on jasperoid from drill core samples. Questions about KCA’s results led to re-analysis by both McClelland and KCA. This work is summarized in Section 10.4.3.

10.4.1. 2010 Bulk Samples

Four (4) bulk samples, representing various mineralization types, were taken by Timberline from the lower two (2) benches of the historical Lookout Mountain pit (Table 10-7 and Figure 10-2). Locations were chosen based on channel sampling that was completed to locate gold mineralization specifically for the bulk tests. Each bulk sample consisted of two (2) to three (3) 55-gallon drums of material. The samples were collected from the mine bench face using an excavator with a reversed bucket after the faces had been cleaned. Samples LMB-1, LMB-2, and LMB-4 are located in the footwall of a northeast-dipping fault zone found in the pit that separates dolomite, collapse breccia, and jasperoid breccia in the footwall from argillized Dunderberg Shale in the hanging wall. Samples LMB-1 and LMB-2 consist of oxidized collapse breccia, with LMB-1 containing significant jasperoid clasts and breccia material from an east-trending fault/fracture set. LMB-2 contains largely collapse breccia material with fault gouge and jasperoid, while LMB-4 consists entirely of oxidized jasperoid breccia. Sample LMB-3 consists of argillized Dunderberg Shale with high-grade sulfide mineralization and weak oxidation along open fracture sets and bounding faults that occur along the hanging wall of the northwest-trending fault. Drill core from the Timberline and prior programs indicates these are the dominant mineralized types present in the Lookout Mountain gold system.

Table 10-7 Timberline 2010 Historical Pit Bulk Sample Descriptions

(Timberline / KCA, 2011)

ID	Avg. Head Assay (oz Au/ton)	Type	Lithologic Type

LMB-1	0.018	Oxide	Mix of collapse breccia, jasperoid breccia, and decalcified dolomite

LMB-2	0.032	Oxide	Decalcified dolomite collapse breccia with jasperoid

LMB-3	0.361	Sulfide	Argillized shale with sulfide (LMB-3A with realgar)

LMB-4	0.079	Oxide	Jasperoid breccia

Results from testing of the bulk samples were received from KCA (Kappes, Cassiday & Associates, 2011a, 2011b), including head assays, analyses for deleterious elements (e.g., copper, carbon, and mercury), screen analyses by size fraction, BRTs, agglomeration tests, and CLTs. The screen-size analyses suggest a significant proportion of gold is in the finer-size fractions for samples LMB-1

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

through 3, with the opposite relationship for sample LMB-4. The results of this testing are summarized below.

BRTs were completed on pulverized (p80 200 mesh) splits from each of the four bulk samples. All leach tests were run for a period of 96 hours. Table 10-8 summarizes the results of the BRTs.

Table 10-8 Timberline 2010 KCA Fine Bottle-Roll Results on Bulk Samples, P80 200 Mesh

(KCA, 2011)

	Calc. Head		Leaching	NaCN	Ca(OH)2
ID		Au Extraction		Consumption	Addition
	(oz Au/ton)		Days
				(lbs/ton)	(lbs/ton)

LMB-1	0.0135	81%	4	0.38	4.0
LMB-2	0.0323	86%	4	0.14	4.0
LMB-3	0.3331	84%	4	11.2	42.0
LMB-4	0.0708	88%	4	0.45	4.0

BRTs were also completed on a crushed (p80, -10 mesh) portion of the four (4) samples.

Table 10-9 summarizes the results of this testing on the coarse material.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Table 10-9 Timberline 2010 KCA Coarse Bottle-Roll Results on Bulk Samples, P80 10 Mesh

(KCA, 2011)

	Calc. Head		Leaching	NaCN	Ca(OH)2
ID		Au Extraction		Consumption	Addition
	(oz Au/ton)		Days
				(lbs/ton)	(lbs/ton)

LMB-1	0.0188	83%	4	0.23	2.0
LMB-2	0.0339	81%	4	0.22	2.0
LMB-3	0.3141	95%	4	9.91	38.0
LMB-4	0.0774	72%	4	0.08	1.5

Agglomeration tests were conducted using 2-kilogram portions from samples of the LMB-2, LMB-3, and LMB-4 material that were crushed and sorted to 100% passing 1 inch. Each sample was tested using 0 (no added cement or solution), 5, 10, and 15 pounds of cement per short ton. The percolation tests were conducted in small columns at a range of cement levels with no compressive load applied. The purpose of the percolation tests was to examine the permeability of the material under various cement agglomeration levels.

These tests indicated that no agglomeration with cement was required for the LMB-2 and LMB-4 material. Agglomeration with upwards of ten (10) pounds of cement per short ton was required to maintain permeability of the LMB-3 material in the small column tests; therefore, this material was agglomerated prior to subsequent CLTs.

Each bulk sample was placed into a separate column without crushing in order to simulate a run-of-mine heap-leach scenario. The column diameters were 17.5 inches for samples LMB-1 and 2, and 14.5 inches for samples LMB-3 and 4. The differences in column diameters were due to the amount of material available, with the controlling factor being the height of the columns. Testing occurred over 112 days, with the majority of gold extracted within 20 days or less. Table 10-10 summarizes the results from this testing.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Table 10-10 Timberline 2010 KCA Column-Leach Results on Historical Pit Bulk Samples

(KCA, 2011)

		Calc.		Leaching	NaCN	Ca(OH)2	Cement
	Crush-Size	Head
ID			Au Extraction		Consumption	Addition	Addition
	(inches)	Assay		Days
					(lbs/ton)	(lbs/ton)	(lbs/ton)
		(oz Au/ton)

LMB-1	As-Rec’d	0.0198	79%	112	0.63	4.02	0.00
LMB-2	As-Rec’d	0.0360	76%	112	0.62	4.02	0.00
LMB-3	As-Rec’d	0.3470	91%	112	6.52	34.30	9.49
LMB-4	As-Rec’d	0.0821	74%	112	0.57	4.07	0.00

An overall summary of the KCA metallurgical test work on the four bulk samples is shown on Table 10-11 and Figure 10-3.

The highly reactive LMB-3 material continued to show a moderately low pH through most of the column-leach phase, but gold extraction after 112 days was high (91% based upon a calculated head grade of 0.3470 oz Au/ton). KCA noted that additional test work is required to confirm the high NaCN consumption of the LMB-3-type material and to determine if this sodium cyanide consumption could be minimized.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Table 10-11 Timberline 2010 KCA Summary of Bulk-Sample Bottle-Roll and Column-Leach Results

(KCA, 2011)

ID	Test Type	Sample Size (inch/me sh)	Calculated Head (oz Au/ton)	Au Extraction (oz Au/ton)	Tail Assays (oz Au/ton)	Au Extraction	Days of Leach	NaCN Consumption (lbs/ton)	Ca(OH)2 Addition (lbs/ton)	Addition Cement (lbs/ton)
		As-rec’d
LMB -1	Column	(p80	0.0198	0.0156	0.0042	79	112	0.63	4.02	0.00
		2.10				%

		inches)
LMB -1	Bottle	P80 10	0.0188	0.0157	0.0031	83	4	0.23	2.0	0.00
						%

LMB -1	Bottle	P80 200	0.0135	0.0110	0.0025	81	4	0.38	4.0	0.00
						%

		As-rec’d
LMB -2	Column	(p80	0.0360	0.0272	0.0088	76	112	0.61	4.02	0.00
		2.10				%

		inches)
LMB -2	Bottle	P80 10	0.0339	0.0276	0.0064	81	4	0.22	2.0	0.00
						%

LMB -2	Bottle	P80 200	0.0323	0.0276	0.0047	86	4	0.14	4.0	0.00
						%

		As-rec’d
LMB -3	Column	(p80	0.3470	0.3160	0.0310	91	112	6.52	34.30	9.49
		2.10				%

		inches)
LMB -3	Bottle	P80 10	0.3141	0.2983	0.0158	95	4	9.91	38.0	0.00
						%

LMB -3	Bottle	P80 200	0.3331	0.2791	0.0540	84	4	11.2	42.0	0.00
						%

		As-rec’d
LMB -4	Column	(p80	0.0821	0.0609	0.0212	74	112	0.57	4.07	0.00
		2.10				%

		inches)
LMB -4	Bottle	P80 10	0.0774	0.0558	0.0216	72	4	0.08	1.5	0.00
						%

LMB -4	Bottle	P80 200	0.0708	0.0622	0.0087	88	4	0.45	4.0	0.00
						%

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Figure 10-3 Timberline 2010 KCA Cumulative Gold Extraction Curves for Bulk-Sample Column Tests, LMB-1-4

(KCA, 2011)

10.4.2. 2010 Core Samples

Timberline drilled seven (7) core holes in the area of the Lookout Mountain open pit (Table 10-2) and one (1) at South Adit for metallurgical purposes. BRTs, agglomeration tests, and CLTs on the core samples were completed by KCA (KCA Core Composite Report, 2011). A total of 144 core intervals were delivered to KCA, from which two (2) intervals were selected for coarse and fine BRTs. Selected crushed intervals were then composited into three (3) samples representing jasperoid/silicified breccias, brecciated jasperoid, and collapsed breccias/fault gouge for BRTs, agglomeration testing, and CLTs. The results of these column tests are summarized in Figure 10-4

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Figure 10-4 KCA Column Test Gold Recoveries

Jasperoid/Silicified Breccias, Brecciated Jasperoid, Collapsed Breccias/Fault Gouge

(KCA Core Composite Report, 2011)

Bottle-Roll Tests on Sulfide Core Intervals. BRTs were run for 120 hours on two sulfide core intervals, with each interval separated into two (2) samples, one (1) crushed to p100 5/8 inch and the other crushed to p80 200 mesh. Results are summarized in Table 10-12.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Table 10-12 Timberline 2010 KCA Bottle-Roll Results on Sulfide Core Intervals BHSE-029C-094 and 029C-108

(KCA Core Composite Report, 2011)

Sample	Target	Calculated	Au	Calculated	Ag	NaCN	(Ca(OH)2
						Consumption
	Crush-	Head	Extraction	Head			Addition

Description	Size	(oz Au/ton)		(oz Ag/ton)	Extraction		(lbs/ton)
						(lbs/ton)

BHSE-029C-	5/8 inch	0.5590	15%	0.02	12%	6.41	9.50
094

BHSE-029C-	pulverize	0.5747	20%	0.02	7%	10.16	24.00
094	d

BHSE-029C-	5/8 inch	0.2776	1%	0.02	11%	1.80	5.00
108

BHSE-029C-	pulverize	0.3059	3%	0.01	23%	5.86	7.00
108	d

Bottle-Roll Test on Core Composites. BRTs were conducted on pulverized (p80 -200 mesh) and crushed (p100 10 mesh) portions of the three (3) composite samples 47030, 47032 and 47034. All tests were run for 96 hours. Results are summarized in Table 10- 13.

Table 10-13 Timberline 2010 KCA Composite Bottle-Roll Results on Core-Composited Oxide Material

(KCA Core Composite Report, 2011)

	Est. p80		Calculated		NaCN	(Ca(OH)2
Sample	Size	Head		Au
			Head		Consumption	Addition
Description	(mesh	(oz		Extraction
			(oz Au/ton)		(lbs/ton)	(lbs/ton)
	Tyler)	Au/ton)

Jasperoid/silicified	200		0.0279	82%	0.59	2.00
breccia
		0.0281
Jasperoid/silicified	10		0.0284	66%	0.13	2.00

breccia

Brecciated	200		0.0172	85%	0.44	2.00
jasperoid
		0.0168
Brecciated	10		0.0184	73%	0.13	2.00

jasperoid

Collapsed	200		0.0261	90%	0.55	6.00
breccia/fault gouge
		0.024
Collapsed	10		0.0227	84%	0.35	4.00

breccia/fault gouge

Agglomeration Tests. Agglomeration tests were conducted using 2-kilogram portions from each sample. Each sample was tested using zero (0) (no added cement or solution) and five (5) pounds of Portland Type II cement per short ton. The percolation tests were conducted in small columns at

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

a range of cement levels with no compressive load applied. The purpose of the percolation tests was to examine the permeability of the material under various cement agglomeration levels.

KCA noted that this type of agglomeration test work is very preliminary but does provide an indication of whether agglomeration may be required for processing the Lookout Mountain material, with cement requirements for a single-lift heap having an overall height of not more than 20 feet. A table summarizing the results shows a “Pass” for each of the tested materials, but it does not discuss the results of the test work further.

Column-Leach Tests. Two (2) column-leach tests were performed on each of the three (3) core composites at different crush sizes (p100 1 ¾ inches and p100 ¾ inches). The material was leached for 69 days. Results are summarized in Table 10-14.

Table 10-14 Timberline 2010 KCA Column-Leach Results on Core Composites 47030, 47032, and 47034

(KCA Core Composite Report, 2011)

	Est.	Head	Calculated		NaCN	(Ca(OH)2
Sample	p100			Au
		(oz	Head		Consumption	Addition
Description	Size			Extraction
		Au/ton)	(oz Au/ton)		(lbs/ton)	(lbs/ton)
	(inches)

Jasperoid/silicified	1 3/4		0.0264	59%	1.04	2.01
breccia
		0.0281
Jasperoid/silicified	3/4		0.0285	62%	1.70	2.01

breccia

Brecciated jasperoid	1 3/4	0.0168	0.0172	53%	0.84	2.02

Brecciated jasperoid	3/4		0.0177	61%	1.12	2.02

Collapsed breccia/fault	1 3/4		0.0296	77%	1.61	3.16
gouge
		0.024
Collapsed breccia/fault	3/4		0.0265	84%	2.50	3.18

gouge

10.4.3. 2012 Core Samples

Unless otherwise indicated, this information is derived from a summary by Timberline.

Timberline drilled 12 HQ3 core holes in 2012 specifically for the purposes of the ongoing metallurgical study, including BHSE-126C, -128C, -130C, -134C, -140C, -145C, -147C, -148C, -149C, -150C, -151C, and -153C. They were drilled in the area of the historical open pit at North Lookout (Figure 10-2) and at various locations at South Lookout Mountain (). A total of 2,018 samples were sent to KCA in 2012 (KCA, 2013). This testing was planned to identify the types of jasperoid that may cause encapsulation problems, with the intent of further investigating the poor extractions in the 2010 column testing of jasperoid samples from drill core.

Timberline logged lithology, formation, and alteration, and defined assay-sample breaks before sending the whole core to KCA for sample preparation. Samples were first crushed to 100% passing 1.75 inches. A one-kilogram split of the crushed material from each sample interval was then pulverized to 80% passing 200 mesh and sent to Inspectorate for gold analysis (KCA, 2013).

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Composites were generated for each hole for BRTs. The planned testing program consisted of crush-size recovery analysis using bottle rolls followed by column testing.

The bottle-roll leach tests were completed at top sizes of p100 - 1.75 inches (100% passing 1.75 inches), p100 - 0.75 inches, p100 - 0.5 inches, and p100 – 0.066 inch (10-mesh Tyler). The crushing process, as described by KCA, was as follows:

•	Where possible, 10-kilogram composite samples composed of intervals designated by Timberline were created;
•	4-kilogram splits of the composites were used for BRTs of 1.75-inch material;
•	The remainder of each composite was stage crushed to p100 0.75 inches, and a 2-kilogram split of each was used for BRTs;
•	The remaining material from each original composite was stage crushed to p100 0.5 inches, and a 2-kilogram portion was split out for a BRT;
•	The remaining material from each composite was stage crushed to p100 10-mesh Tyler, and a 1-kilogram portion was split out for BRTs; and
•	The reject 10-mesh Tyler material was stored by KCA.

Gold recovery from KCA’s BRTs on jasperoid mineralization, even on 10-mesh-sized materials, was uniformly low, significantly lower than previous BRTs of coarse reject material from nearby RC holes. As a check on these results, eight (8) samples covering a range of head grade assays were sent to McClelland, with a split of some of these samples sent for re-analysis by KCA. These samples were tested by McClelland and originally KCA at two (2) size fractions – 1.75 inch and 10 mesh (0.066 inch). Comparison of the results from McClelland’s check and KCA’s original and re-assays is shown in Table 10-15 and on Figure 10-5

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Table 10-15 Timberline 2012–2014 Comparison of Jasperoid Bottle-Roll Results from KCA and McClelland

(KCA 2013; KCA 2014; McClelland 2014)

McC Number	KCA Number	Composite ID	Size Fraction (inch)	Au Extraction McClelland Check	Au Extraction KCA Original	Au Extraction KCA Re-run	Au Extraction KCA Re-run
CY-09	66304 D	BHSE- 126C/4	0.066	63.9%	37%	66%	67%
CY-10	66305 D	BHSE- 126C/5	0.066	62.5%	9%	59%	62%
CY-11	66309 D	BHSE- 128C/3	0.066	69.8%	11%*	64%
CY-12	66326 D	BHSE- 140C/3	0.066	57.1%	16%	53%
CY-13	66330 D	BHSE- 140C/7	0.066	53.3%	42%	48%
CY-14	66337 D	BHSE- 145C/6	0.066	46.2%	16%	53%
CY-15	66338 D	BHSE- 145C/7	0.066	54.3%	22%	56%
CY-16	66353C	BHSE- 149C/3	0.066	63.0%	34%
CY-17	66355 D	BHSE- 149C/5	0.066	71.0%	13%
CY-1	66304 A	BHSE- 126C/4	1.75	37.5%	20%**
CY-2	66305 A	BHSE- 126C/5	1.75	25.5%	22%
CY-3	66309 A	BHSE- 128C/3	1.75	43.2%	43%
CY-4	66326 A	BHSE- 140C/3	1.75	23.4%	13%
CY-5	66330 A	BHSE- 140C/7	1.75	9.5%	4%
CY-6	66337 A	BHSE- 145C/6	1.75	15.2%	8%
CY-7	66338 A	BHSE- 145C/7	1.75	11.2%	11%
CY-8	66355 A	BHSE- 149C/5	1.75	53.1%	40%

* KCA’s original preliminary report indicated 11%; KCA now reports the final value as 49%.

** KCA’s original preliminary report indicated 20%; KCA now reports the final value as 38%.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Figure 10-5 McClelland Re-Analyses vs. Original KCA Bottle-Roll Results

(modified from Timberline; 2012 testing)

McClelland’s results for recovery are systematically higher than the original KCA results for samples crushed to 10 mesh; the mean of the KCA extractions is less than half of the mean of the McClelland extractions. For samples crushed to 1.75 inches, however, the results of the two (2) labs are close. KCA’s re-analyses of 10-mesh samples are also close to the results of McClelland.

From these data, Timberline concludes that (1) the original KCA results of the 10-mesh material are likely flawed; (2) McClelland’s results showing poorer recovery at coarser sizes compared to smaller size fractions suggests some portion of the gold is encapsulated in silica; and (3) crushing of jasperoid material will likely be required. The author finds these conclusions to be reasonable, and they are consistent with results obtained from the 2010 testing.

Because of questions about KCA’s initial BRTs, the planned column testing was not completed as part of that initial 2012 bottle-roll phase. Subsequent KCA column leach testing was completed in 2014 on selected North LM, North End South LM, and South End South LM jasperoid composites at 3/4-inch and 3/8-inch crush sizes, and those results are discussed with the later column-leach program. Further testing will be required to determine the degree of crushing to be required.

10.5.Preliminary HPGR Crushing Test

A preliminary study of BRT gold recovery following crushing by high-pressure grinding rolls (“HPGR”), as compared to conventional crushing, was completed in 2014-2015. Three (3) composites of jasperoid in drill core from North Lookout Mountain, the north end of South Lookout Mountain, and the south end of South Lookout Mountain were tested under single- and double-pass edge and center runs through the crusher. KCA prepared the HPGR crushed material and completed BRT testing by area, crusher product and roll position. McClelland completed additional BRT testing on the North LM Jasp. and North End South LM Jasp. Composites. Test work results are presented in Table 10-17.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Leach data after ten (10) days from these preliminary tests suggests recovery in jasperoid could increase by approximately 10% following crushing by HPGR as compared to conventionally crushed material depending on area, product stream and crush size. Table 10-17 provides the summarized results for the HPGR test work as well as the conventional crush test work that was performed on the South End South LM Jasp. composite. Additional work will be required to further evaluate the potential of HPGR crushing on gold recovery.

Table 10-16 Comparison of Bottle-Roll Test Gold Recovery in Jasperoid by HPGR Crush Product, Area, and Conventional Crush Where Available

				Passing	Calc.	KCA
			p80	10		Au	McClelland
Area	Crush/Product	Position			head (oz
			(in)	mesh		ext.	Au ext. (%)
					Au/st)
				(%)		(%)

North LM Jasp.	HPGR single	Edge	0.42	24.8	0.0218	38	45.3
	pass

North LM Jasp.	HPGR single	Center	0.28	40	0.0213	48	56.3
	pass

North LM Jasp.	HPGR double	Edge	0.28	41.7	0.0207	45	51
	pass

North LM Jasp.	HPGR double	Center	0.2	52.5	0.0198	53	62
	pass

North End South LM	HPGR single	Edge	0.4	26.3	0.0097	37	49.6
Jasp.	pass

North End South LM	HPGR single	Center	0.28	40.1	0.0091	48	58.7
Jasp.	pass

North End South LM	HPGR double	Edge	0.25	40.6	0.0087	52	56.5
Jasp.	pass

North End South LM	HPGR double	Center	0.2	52.8	0.0091	51	66.3
Jasp.	pass

South End South LM	Conventional,	--	0.72	11.9	0.0127	37	--
Jasp.	3/4 in.

South End South LM	Conventional,	--	0.32	16.7	0.0136	40	--
Jasp.	3/8 in.

South End South LM	HPGR single	Edge	0.41	23.3	0.0153	39	--
Jasp.	pass

South End South LM	HPGR single	Center	0.34	33.3	0.0157	56	--
Jasp.	pass

South End South LM	HPGR double	Edge	0.31	34.5	0.0153	41	--
Jasp.	pass

South End South LM	HPGR double	Edge	0.31	30.7	0.0157	48	--
Jasp.	pass

South End South LM	HPGR double	Center	0.19	52.2	0.0139	52	--
Jasp.	pass

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

*McClelland testing was performed only on the North LM and North End South LM HPGR products available to McClelland; South End South LM values shown are KCA results only.

Table 10-17 Summary Results for Bottle-Roll Test Gold Recovery in Jasperoid by HPGR Crush vs. Conv. Crush KCA, Jasperoid: Low-Grade

		Calc. p80	Calculated	Au	Average	Leach
No.	Crush Type	Size	Head	Extraction	Au	Time
		(inches)	(oz Au/ton)	by position	Extraction	(days)
3	HPGR single pass Edge	0.41	0.016	38%	45%	10
3	HPGR single pass Center	0.3	0.015	51%

4	HPGR double pass Edge	0.27	0.015	47%	50%	10
3	HPGR double pass Center	0.20	0.014	52%

KCA, Conventional Crush-Comparison (South End South LM Jasp.)
1	-0.75 in.	0.72	0.0127	37%	N/A	10
1	-0.375 in.	0.32	0.0136	40%		10

10.6.Historical Mine Recovery

In 1987, Norse Windfall Mines mined approximately 180,000 tons of primarily oxidized gold mineralization at an average reported grade of 0.12 oz Au/ton (Cargill, 1988; Jonson, 1991). The mineralized rock was hauled 5.6 miles from the Lookout Mountain pit to cyanide heap-leach pads at the Windfall Mine, where they achieved an estimated 81% recovery from the agglomerated ore.

10.7.Discussion of Metallurgical Results

The author believes the samples on which the metallurgical test work has been performed, taken as a whole, are representative of the Lookout Mountain project mineralization in terms of grade, types of mineralization, and areal distribution.

Sample analysis programs are ongoing, from drilling completed in 2024 and 2025 for both the Lookout Mountain and Windfall areas. Further metallurgical testing is planned for Lookout Mountain, and a separate metallurgical program is planned for Windfall. The Windfall metallurgical database is currently limited relative to Lookout Mountain, with available information consisting primarily of historical cyanide shake data, current ICP analytical data, and selected samples identified for future recovery test work. Additional bottle-roll, column-leach, reagent-consumption, and deleterious-element testing will be completed to support future recovery assumptions, evaluate metallurgical variability, and confirm whether Windfall material behaves similarly to or differently from the tested Lookout Mountain material.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

The author reviewed the metallurgical test data and believes that the information summarized in this section is sufficient for the purpose for which it is used in this report, which is to support the assertion that the Lookout Mountain and South Adit oxidized materials are potentially amenable to heap-leach processing and unoxidized materials are potentially amenable to off-site toll milling.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

11.	MINERAL RESOURCE ESTIMATES

11.1.	Introduction

Mineral Resource estimates for the Lookout Mountain and Windfall projects were carried out and reported using Item 1300 of Regulation S-K. The mineral resources were calculated under the supervision of Michael Baumann who meets the qualifications and criteria as a Qualified Person (QP). He is a Registered member of SME (RM#185920) and a Certified Professional Geologist (#10674) with AIPG. Mr. Baumann has over 30 years’ experience in Geology and Resource modeling of Carlin-type Gold Deposits.

This report presents updated gold resources for Lookout Mountain and Windfall. The current resources demonstrate reasonable prospects for potential economic extraction (RPEEE) by applying open pit optimizations to constrain the resources using current economic parameters. Mineral reserves have not been established at this stage for either the Lookout Mountain or Windfall projects.

Project resources are classified in order of increasing geological and quantitative confidence into Inferred and Indicated categories in accordance with Item 1300 of Regulation S-K. An Inferred Mineral Resource has a lower level of confidence than that applied to an Indicated Mineral Resource.

Mineral Resource

A Mineral Resource is a concentration or occurrence of solid material of economic interest in or on the Earth’s crust in such form, grade or quality and quantity that there are reasonable prospects for eventual economic extraction. The location, quantity, grade or quality, continuity and other geological characteristics of a Mineral Resource are known, estimated or interpreted from specific geological evidence and knowledge, including sampling.

The term Mineral Resource covers mineralization and natural material of intrinsic economic interest which has been identified and estimated through exploration and sampling and within which Mineral Reserves may subsequently be defined by the consideration and application of Modifying Factors. The phrase ‘reasonable prospects for eventual economic extraction’ implies a judgment by the Qualified Person in respect of the technical and economic factors likely to influence the prospects of economic extraction. Assumptions include estimates of cutoff grade and geological continuity at the selected cutoff, metallurgical recovery, smelter payments, commodity price or product value, mining and processing method and mining, processing and general and administrative costs.

Inferred Mineral Resource

An Inferred Mineral Resource is that part of a Mineral Resource for which quantity and grade or quality are estimated based on limited geological evidence and sampling. Geological evidence is

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

sufficient to imply but not verify geological and grade or quality continuity. An Inferred Mineral Resource is based on limited information and sampling gathered through appropriate sampling techniques from locations such as outcrops, trenches, pits, workings and drill holes. An Inferred Mineral Resource has a lower level of confidence than that applying to an Indicated Mineral Resource and must not be converted to a Mineral Reserve. It is reasonably expected that the majority of Inferred Mineral Resources could be upgraded to Indicated Mineral Resources with continued exploration.

There may be circumstances where appropriate sampling, testing, and other measurements are sufficient to demonstrate data integrity, geological and grade/quality continuity of a Measured or Indicated Mineral Resource, however, quality assurance and quality control, or other information may not meet all industry norms for the disclosure of an Indicated or Measured Mineral Resource. Under these circumstances, it may be reasonable for the Qualified Person to report an Inferred Mineral Resource if the Qualified Person has taken steps to verify the information meets the requirements of an Inferred Mineral Resource.

Indicated Mineral Resource

An Indicated Mineral Resource is that part of a Mineral Resource for which quantity, grade or quality, densities, shape and physical characteristics are estimated with sufficient confidence to allow the application of Modifying Factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Geological evidence is derived from adequately detailed and reliable exploration, sampling and testing and is sufficient to assume geological and grade or quality continuity between points of observation. An Indicated Mineral Resource has a lower level of confidence than that applying to a Measured Mineral Resource and may only be converted to a Probable Mineral Reserve.

Mineralization may be classified as an Indicated Mineral Resource by the Qualified Person when the nature, quality, quantity and distribution of data are such as to allow confident interpretation of the geological framework and to reasonably assume the continuity of mineralization.

Modifying Factors

Modifying Factors are considerations used to convert Mineral Resources to Mineral Reserves. These include, but are not restricted to, mining, processing, metallurgical, infrastructure, economic, marketing, legal, environmental, social and governmental factors. There are no Mineral Reserves established at this time for either Lookout Mountain or Windfall.

Mineral resources at both Lookout Mountain and Windfall were modeled and estimated by the following process:

•	Exploration Data Analysis (EDA) - Evaluating and analyzing the raw drill hole database statistically and spatially to determine natural gold populations;
•	Establishing estimation domains to identify unique gold grade populations;
•	Establishing a 3D block model and coding the block model to the gold mineral domains;
•	Geostatistical Analysis - Calculate variograms to understand spatial continuity;
•	Grade Interpolation – Estimate gold grades into defined 20 x 20 x 20-foot block model by domain using Inverse Distance (ID3), Ordinary Kriging and Nearest Neighbor;

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

•	Classify Resources - Classifying the model into categories of increasing confidence;
•	Validate the Model – through swath plots, visual checks on plans and sections;
•	Report Resource - Constrain the model with basic economic parameters to determine Reasonable Prospects of Eventual Economic Extraction using optimized open pit shells.

11.2.	Lookout Mountain Resource Modeling

11.2.1.	Mineral resource database

Geological and 3D block models were created for estimating the gold resources for the Lookout Mountain deposit from data generated historically by Amselco, Barrick, Echo Bay, Norse Windfall Mines, EFL and more recently by Staccato, Timberline and McEwen, including information derived from RC, rotary, and core drill holes. These data, as well as digital topography of the project area, were incorporated into a digital database in UTM NAD1983 International feet coordinates. All 3D block modeling and estimation of the Lookout Mountain project resources were performed using Datamine Studio RM software. The data extraction cut-off date was November 12, 2025.

Table 11-1 Drill hole data compilation

Drill Hole Type	# holes	% of holes	Total feet drilled
Core	81	9%	70,736
Core Tail	16	2%	16,054
Conventional Rotary	159	18%	41,334
Monitoring	3	0.3%	2,050
Reverse Circulation	601	70%	340,019
Total	860	100%	470,193

Table 11-2 Drill hole Footage by Company

Company	Total feet drilled
Amselco	105,585
Barrick	33,285
BH Minerals USA, Inc.	73,214
Campbell, Hoss, Buchanan, Inc.	3,885
Hackworth	2,550
Echo Bay Exploration	71,445
EFL Mines	2,733
McEwen Nevada	20,770
Minnova	3,026
Newmont	1,537
Pathfinder	300
Rimrock	3,215
Timberline	128,855
Other	19,794
Total	470,194

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

11.2.2.Geological modelling

The gold mineralization at Lookout Mountain is primarily hosted by the Hamburg Dolomite at and near the contact with the Dunderberg Shale (Figure 11-1). The Hamburg Dolomite and Dunderberg Shale have gone through one or more dissolution and collapse events that have been called the Lookout Mountain Breccia. Breccia has a northerly strike and moderate dip to the east. At the surface the breccia is quite wide and typically thins down-dip, which creates a wedge shape in cross-section that tilts in a westerly direction. South of the Pit area, the Breccia is strongly structurally controlled having a tabular lens shape and is controlled at its base by the faulted Secret Canyon contact which has a 60-degree dip to the east. At Lookout Mountain, the Breccia is largely flat lying with steep contacts on the East and West margins. The basal contact with the Secret Canyon is generally flat lying with minor vertical offset along cross-faults.

Figure 11-1 Geologic model with mineralization and block model

(McEwen 2026)

11.2.3.Mineralization

Much of the Breccia has been altered to jasperoid-rich zones, especially near its contact with the Dunderberg Shale, while the lower portion near the Secret Canyon Shale is often marked by a clear structural zone; both zones are frequently characterized by higher-than-average gold grades. High-grade material is influenced by near vertical hanging wall faults along the length of the resource which form the wedge shape to the breccia. The highest-grade zones at Lookout Mountain appear to be controlled by northwest- and north-striking faults which form the contact between Breccia and the Dunderberg Shale. The Secret Canyon Shale, which immediately underlies much of the breccia, is altered but rarely hosts mineralization.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

11.2.4.Oxide and non-oxide modeling

Based on drillhole logging codes, McEwen’s geologic team revised earlier determinations of oxidized and unoxidized rocks. Several modifications to these sections were made by McEwen geologists, based on revisions to geologic modeling and incorporating cyanide shake-leach analyses into the modeling of the oxidation boundaries. There are limited assays with both common AuFA and AuCN assays in the database. A default of 78% was used based on a study of historical metallurgical test work completed by McEwen’s metallurgist Anthony Kaah (internal communication 02/12/2026 Gold Recovery for Lookout Mountain and Windfall) for oxide mineralized zones. The average ratio for the model from composite assay data is 79.5%, AuCN/AuFA, which aligns closely with test work for oxide gold mineralization.

11.2.5.Composites and grade populations

A composite length of 10 feet was chosen which is half of the potential bench height in an open pit mining scenario considered appropriate here. A Log Probability plot of composite gold grades identifies discrete mineral populations and better defines a higher-grade gold population (Figure 11-2) and demonstrates a proposed population break at 0.030 opt gold.

Figure 11-2 Log Probability plot of the Lookout Mountain total data set 10 ft composites

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

11.2.6.Domaining

Mineral Domains

A mineral domain encompasses a volume of rock that ideally is characterized by a single, natural-grade population of a metal that occurs within a specific geologic environment.

To define the mineral domains for the Lookout Mountain project, the natural gold populations were first identified on population distribution graphs that plot the gold grade-distribution of all drillhole assays. This analysis led to the identification of low- and high-grade gold populations (see section above).

Ideally, each of these populations can then be correlated with specific geologic characteristics that are captured in the project drillhole database, which can be used in conjunction with the grade populations to interpret the bounds of each of the gold mineral domains. Ultimately, low-grade (~0.005 to ~0.030 oz Au/ton), and high-grade (>~0.030 oz Au/ton) populations were assigned to gold domains LM_005 and LM_030 respectively.

The Lookout Mountain gold mineral domains were modeled by integrating the gold drillhole assay data, associated drillhole logging codes, documented descriptions of the mineralization, and, to a significant extent, McEwen’s geologic cross sections.

The high density of drilling at North Lookout Mountain, which includes most of the core holes drilled in the resource area, ultimately led to the high-quality geologic modeling by McEwen, which in turn significantly increases the confidence of the modeling in this area.

Initially, vertical, north-looking cross sections spanning a north-south distance of 6,700 feet were used for the modeling of the Lookout Mountain mineral domains. Sections spaced at 50-foot intervals were used for the 850-foot-long section of dense drilling at North Lookout Mountain, while the remainder of the modeling utilized 100-foot sections. The drillhole traces, topographic profile, and geologic and gold interpretations were plotted on the sections, with gold assays and pertinent alteration codes plotted along the drillhole traces. Mineral domain envelopes were interpreted on the sections using available and reasonably assumed geologic criteria to encompass gold values that correspond to each of the defined grade populations. With few exceptions, the mineral domains only model zones with demonstrable continuity.

The cross-sectional mineral-domain envelopes were digitized, pressed three-dimensionally to the drill holes, and then sliced at 20-foot vertical intervals. The resultant slices were used to refine the mineral domains on a set of 20-foot level plans. Also, visual oxidation and sulfides were logged by the Geologist, and sulfide envelopes were created where oxidation was not found.

Composites were then separately selected within the low-grade and high-grade domains to be used later in the interpolation and estimation within domains.

Higher-grade mineralization domain LM_030 is most extensive at North Lookout Mountain. The high-grade zones in this area are characterized by a central cylindrical core of mineralization that has thin extensions emanating outwards. These high-grade zones transgress the Breccia – Dunderberg Shale contact, occurring in both units. The axes of the cylindrical core zones significantly exceed their cross-sectional extents, creating cigar-shaped zones that plunge at gentle

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

angles to the south-southeast. One of the core zones occurs near the present-day surface and is largely mined out, while the other lies about 400 to 500 feet down-dip of the upper contact of the breccia.

Domain LM_005 low-grade mineralization encompasses the extents of the mineralized system in the resource areas, which in many areas, more or less outline the extents of the Lookout Mountain Breccia.

A representative cross section showing gold mineral domain interpretations for Lookout Mountain is shown in Figure 11-3.

Figure 11-3 Lookout Mountain Cross Section 14314100 Showing Gold Mineral Domain LM_005
(McEwen 2026)

11.2.7.	Density Modeling

Atotal of 214 specific-gravity determinations is available from the resource area drilling samples. These data were derived from dry bulk specific-gravity determinations completed on core samples by the water-immersion method using samples coated with wax, including 12 determinations by Thurston Testing Laboratory and 202 from KCA. There are 167 determinations on samples that lie within mineral domains modeled at Lookout Mountain.

A single tonnage factor (13.5 ft3/ton or 2.37 tonnes / m3) was applied to all modeled gold mineralization. This tonnage factor is slightly higher than the mean and median values due to in situ

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

open spaces present within the Lookout Mountain Breccia that cannot be captured in samples of drill core and therefore cannot be accounted for in the specific-gravity determinations.

All unmineralized units are assigned a tonnage factor of 13.0 ft3/ton (or 2.46 tonnes/m3) in the Lookout Mountain model. There are several different formations and lithologies present in the model area, so this average number has spatial inaccuracies. Additional sampling for density information was conducted in 2025, but the results were not available at the time of report.

11.2.8.Capping

Gold assay composite intervals were coded to the low grade and high-grade mineral domains using the cross-sectional and level plan envelopes. Descriptive statistics of the coded assays are provided in Table 11-3 for Lookout Mountain.

Table 11-3 Descriptive Statistics of Lookout Mountain Coded Gold Assays and top cut

	#	Avg	Max	#	Mean	Std		Min.	Max.	Top	Metal
Domain		Dist	Dist				CV			Cut	Cut
	DHs			comps	(opt)	Dev		(opt)	(opt)
		(ft)	(ft)							(opt)	(%)

LM_005	407	60	379	5142	0.0102	0.0196	1.922	0.000	1.093	0.150	3.1
LM_030	276	70	439	1451	0.0696	0.1074	1.544	0.000	1.771	0.900	1.0

The process of determining assay capping levels included inspection of quantile plots of the coded assays by domain to determine possible high-grade outliers that might be appropriate for capping. Ten samples were capped for the LM_005 domain and three samples were capped for the LM_030 domain. The impact of capping is recorded as Metal Cut from the data population. The low-grade cap of 0.150 opt gold impacted metal by 3.1% and the high-grade cap of 0.900 opt gold impacted metal by 1.0%.

11.2.9.Variography

A variography study was performed with the Lookout Mountain gold 10-foot composites from each mineral domain using Datamine Supervisor software. Acceptable structures modeled on variograms were obtained from composites from domain LM_005 and LM_030. Figure 11-4 demonstrates the three orthogonal structures which guide the size and orientation of the search ellipses in estimation.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Figure 11-4 Variogram of Lookout Mountain Domain LM_005 Composites

11.2.10.Block Model Parameters, Coding and Estimation

The framework for the block model was established using blocks 20’ x 20’ x 20’ in size based on anticipated mining methods. Sub-cells were not used. No rotation was applied to the model.

Several iterations of block model coding were completed including:

•	The low grade and high-grade mineral domains were used to code the Lookout Mountain block model accordingly.
•	The percentage of each block that lies below the topographic surface is coded and stored for use in the calculation of block tonnages.

•The 20-foot spaced sulfide envelopes modelled previously were used to code the blocks. If greater than 50% of a block is sulfide the block is considered sulfide for the purposes of the application of the resource cut-offs.

•

Each block is assigned a tonnage factor. If a block is coded as having 50% or greater of any of the mineral domains (LM_005 or LM_030), the block is mineralized for the purposes of density assignment of 13.5 cu ft/ton (2.37 tonnes / m3). Blocks having no gold domain coding are unmineralized and assigned a density of 13.0 cu ft/ton (2.46 tonnes / m3).

Gold grades were interpolated using inverse-distance to the third power and ordinary kriging. In addition, a nearest-neighbor estimation was also completed as a check on the other interpolations and used to determine a Global Bias check. Inverse distance was used to report the mineral resource statement as this technique was judged to provide results superior to those obtained by ordinary kriging. Search neighborhoods are based on variography.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

The parameters applied to the gold grade estimations at Lookout Mountain are summarized in Table 11-4

Table 11-4 Summary of Lookout Mountain Estimation Parameters

	Search ellipse				Search Distances			Search Distances
	orientation				Pass #1			Pass #2
Domain	X	Y	Z	Nugget	X	Y	Z	X	Y	Z
LM-005	210	40	50	0.1	58	26	39	70	55	80
LM-030	100	60	130	0.15	148	71	91	237	180	114

For the LM_005 domain, a maximum number of samples is set to restrict the number of samples from any one drill hole to only two samples per hole. This results in the search algorithm to reach out to additional, surrounding drill holes and ensures the model is not informed simply with down hole assays from one drill hole. The search ellipse with a minimum of 6 samples and a maximum of 10 samples used in the estimation and first pass search ellipse distances of 58 ft by 26 ft by 39 ft, the second pass search distance is 70 ft by 55 ft by 80 ft. A subsequent search selection reduced the number of samples required to a minimum of 4 samples and a maximum of 10 samples, and the search distances are enlarged to three times the second search distance. A final search pass reduced the required minimum number of samples to 2 and a maximum number of samples to 10. The final search distances are enlarged to a distance 10 times the second pass distance. This is to inform the model as completely as possible.

For the LM_030 domain, a maximum number of samples is in place to restrict the number of samples from any drill hole to 2 per hole. This requires the search to reach out to surrounding drill holes and not just inform the model with down hole assays. The search ellipse with a minimum of 6 samples and a maximum of 10 samples used in the estimation and first pass search ellipse distances of 148 ft by 71ft by 91 ft, the second pass search distance is 237 ft by 180 ft by 114 ft. A subsequent search selection reduced the number of samples required to a minimum of 4 samples and a maximum of 10 samples, and the search distances are enlarged to three times the second search distance. A final search pass reduced the required minimum number of samples to 2 and a maximum number of samples to 10. The final search distances are enlarged to a distance 10 times the seconds pass distance. This is to inform the model as completely as possible.

The major and semi-major axes of the search ellipses approximate the average strike and dip directions of the gold mineralization in each estimation domain. The first pass search distances take into consideration the results of both the variography and drillhole spacing. The second passes were designed to estimate grade into all blocks coded to the mineral domains that were not estimated in the first passes.

The estimation passes were performed independently for each of the mineral domains, so that only composites coded to a particular domain were used to estimate grade into blocks coded by that domain.

11.2.11. Model Validation

A series of validation check steps were undertaken for the Lookout Mountain resource:

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

•	Gold domain volumes coded into the block model were compared to the volumes of the level-plan mineral-domain polygons to ensure close agreement, and all block model coding was checked visually.
•

A nearest-neighbor and ordinary-krige estimate was used as a check on the ID3 estimation results. Average grade comparisons and grade-distribution plots of assays, composites, and the nearest-neighbor, ordinary-krige, and inverse-distance block grades were evaluated as a check on both the global and local estimation results. No unexpected relationships between the check estimates and the inverse-distance estimate were identified.

•

For a Global Bias check (Table 11-5), the average model grades at a zero cut-off were compared. The ID3 model is within 5% of the NN model which is considered acceptable for a global bias validation check

•

Swath plots (Figure 11-5) were constructed that compare grades from the original drill samples to the block of grades from three estimate methods within bands of different widths across the deposit. These were constructed on sections from north to south (100 ft), east to west, and in the vertical direction (elevation) at a constant 20 ft interval. The plots compare well across the deposit.

•	Finally, the inverse-distance block model grades were visually compared to the drill hole assay data in detail to ensure that reasonable results were obtained (Figure 11-6).

Table 11-5 Global Bias check of Mineral Resource

	Global Bias Model Grade Comparison (opt)
Domain	ID3	NN	OK	ID3 / NN

LM_005	0.0109	0.011	0.0107	99.1%

LM_030	0.0524	0.0501	0.0515	104.5%

Total	0.0173	0.0171	0.0171	101.6%

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Figure 11-5 Swath plot of the low-grade domain through the resource model comparing 10 ft composite data and Nearest Neighbor, ID3 and OK models

Figure 11-6 Resource model visual check compared to drill intercepts section 14312600N.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

11.2.12. Classification

Lookout Mountain resources are classified on the basis of the number and distance of composites used in the interpolation of a block, as well as the number of holes that contributed composites and the geographic location of the blocks within the model area (Table 11-6).

Table 11-6 Lookout Mountain Classification Parameters

Class	Min.	Additional Constraints
	No. of Comps

Indicated	3	Minimum of two holes within an average distance of 120ft from
		block

Inferred	2	Minimum of two samples within an average distance of 200ft from
		block

Indicated resources are restricted to lie within the densely drilled portion of North Lookout Mountain and the northernmost portion of South Lookout Mountain, where the geology is very well understood.

Inferred resources are defined using composites within 200 feet of block centroid.

A total of 839 sample intervals lie within the modeled mineral domains at the Lookout Mountain deposit and are known, or suspected, to have been analyzed by cyanide shake-leach or aqua regia / AA methods only; no fire assay data are available for these intervals. This represents 7% of the coded assays used in the resource estimation of Lookout Mountain. Since both analytical techniques are partial-gold analyses, the inclusion of these data could result in a minor underestimation of the resources.

There is some evidence of local down-hole contamination in the reverse-circulation of drill data. The mineral-domain modeling used in the resource estimation partially mitigates this problem through the exclusion of mineralized intervals suspected of being contaminated. It should be noted, however, that the identification of suspect intervals is interpretational. It is possible that a relatively small amount of the excluded mineralization is not actually contaminated, while some mineralized samples included in the resource estimation may be affected by contamination. Due to the nature of the drilling methods, rotary drill samples are inherently more prone to sample quality issues than those from RC. Conventional rotary samples amount to 8.8% of the total drill samples. Rotary drilling has limitations in drill depth and sample quality, so it is not as prevalent as it once was.

11.2.13. Reasonable Prospects for Eventual Economic Extraction

To report a Mineral Resource in accordance with Item 1300 of Regulation S-K, the Mineral Resource statement must demonstrate reasonable prospects for eventual economic extraction (RPEEE).

Due to the geometry and location of the Lookout Mountain deposit, the QP considers it appropriate to be mined by open pit methods with heap-leach processing of oxide materials and off-site toll

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

milling of unoxidized materials. To meet the requirement of RPEEE of mineral resources, a constraining optimized pit shell was created.

The optimization parameters in Table 11-7 were used to calculate internal cutoff grades that define which blocks lying within the pit optimizations would be available for both heap-leaching of oxidized materials and potential toll milling of sulfide materials. Cut-off grades of 0.005 oz Au/ton (oxide) and 0.050 oz Au / ton (sulfide) were determined.

Table 11-7 Pit Optimization Parameters

Parameter	Units	Value
Gold Price	US$/oz	3000
Royalty	% / oz	4
Payable gold	%	99.95
Pit wall angle	Degrees	57
Mineralized mining cost	US$ / ton	3.89
Waste mining cost	US$ / ton	2.81
Processing cost (oxide / sulfide)	US$ / ton	4.93 / 20.00
Refining cost	US$ / oz	0.48
Transport & Sales	US$ / ton	1.54
G&A	US$ / ton	4.00
Recovery (oxide / sulfide)%		78 / 75
Cut off grade (oxide / sulfide)	oz per ton	0.005 / 0.050

The metal price for Au used for the optimisation parameters was based around monthly closing data from March 2024 to March 2026; the approximate two-year trailing average gold price is US$3,190 per ounce. This period reflects a rapid rise in gold prices, starting from approximately $2,251 in March 2024 and exceeding $5,300 by April 2026. A slightly lower price of US$3000 was chosen as this is also inline with the company’s resource reporting benchmarks for other projects.

The reference point at which the mineral resources are defined is in situ.

11.2.14.Mineral Resource Statement

The optimized open pit constrained mineral resources for Lookout Mountain are presented in Table 11-8.

Table 11-8 Lookout Mountain Project Gold Resources

Classification	Quantity (000s tonnes)	Grade (Au gpt)	Contained Au (oz)
Indicated	19,570	0.64	402,300
Inferred	7,292	0.57	134,200

Notes:

•	The QP for the estimate is Mr. Michael Baumann SME-RM, CPG, an employee of McEwen Inc.
•	Mineral resources are not mineral reserves and do not have demonstrated economic viability.
•

The mineral resources are potentially amenable to open- pit mining methods and are therefore constrained by optimized pits created using the following parameters: a gold price of US$3,000/oz; metallurgical recoveries of 78% for oxide (heap-leaching) and 75% for potential toll milling of

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

unoxidized materials; mining cost of US$3.89/ton (mineralized) and US$2.81/ton (waste); processing costs of $4.93/ton (oxide) and $20.00/ton (non-oxide); G&A cost of $4/ton processed; refining cost of $0.48/oz Au produced, and an NSR royalty of 4.0%.

•	Cut-off grades for blocks within the pits are 0.005 oz Au/ton (oxide) and 0.050 oz Au/ton (non-oxide).
•	The Effective Date of the Lookout Mountain resource estimate is March 16 2026.
•	Figures may not sum due to rounding.

Sensitivity

Table 11-9 presents the experimental sensitivities of the Lookout Mountain mineral inventory at various cut-off grades above and below that selected for the reported Mineral Resource Statement within the optimized pit shell. These results are provided for comparative purposes only, to illustrate the effect of applying different cut-offs that might reflect future changes in parameters such as metal price, costs and recoveries etc.

It should be noted that these sensitivity cases do not represent Mineral Resources and should not be interpreted as such. The base case (reporting) scenario is highlighted in bold in the table. Figures may not sum due to rounding.

Table 11-9 Sensitivity table for Mineral Inventory at Lookout Mountain

		Indicated			Inferred
Cut-off	Tonnes	Grade (gpt)	Au oz	Tonnes	Grade (gpt)	Au oz
Au oz / ton

Oxide material
0.003	21,223,200	0.516	351,900	8,025,800	0.530	136,700
0.004	20,388,500	0.532	348,700	7,734,800	0.545	135,500
0.005	19,131,500	0.557	342,400	7,278,000	0.569	133,200
0.006	17,557,400	0.590	332,900	6,646,000	0.605	129,400
0.007	15,983,000	0.626	321,600	6,068,900	0.642	125,300
Sulfide Material
0.03	686,300	3.197	70,500	26,200	1.762	1,500
0.04	533,300	3.775	64,700	15,800	2.162	1,100
0.05	434,900	4.280	59,900	12,400	2.336	1,000
0.06	361,000	4.775	55,400	7,200	2.672	600
0.07	309,300	5.199	51,700	4,500	2.944	400

11.2.15.Factors that could affect Mineral Resource Estimate

Factors that may affect the Lookout Mountain Mineral Resource estimate include:

•Changes in the local geological interpretations and assumptions used to generate the gold estimation domains

•	Changes in mineralization and geological geometry and continuity of mineralized zones
•	Changes in assumptions of mineralization and grade continuity
•	Changes in the treatment of high-grade gold values
•	Changes in the grade interpolation methods and estimation parameter assumptions

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

•Changes in the confidence assumptions and methods used in the mineral resource classification

•	Changes in the density and the methods used in the density assignments

•Changes in metallurgical recovery assumptions based on testing including work on Jasperoid or high silica mineralization.

•Changes in metal price and other economic assumptions used in the cut-off grade determination

•Changes in input and design parameter assumptions that pertain to the open pit mining constraints

•Changes to assumptions as to the continued ability to access the mine site, retain mineral and surface rights titles, maintain the operation within environmental and other regulatory permits, and maintain the social license to operate.

No other environmental, permitting, legal, title, taxation, socioeconomic, marketing, political or other relevant factors are known to the QP that would materially affect the estimation of Mineral Resources that are not discussed in this report.

11.3.Windfall Resource Modeling

The modeling and estimation of Mineral Resources at Windfall presented in this document are based on technical data and information available as of December 13, 2025 (the data cut-off date).

The database used to estimate mineral resources is managed by McEwen and is subject to regular review, internal audit, and continuous updating. McEwen believes that current drilling information is reliable enough to confidently interpret mineralization boundaries, where applicable, and assay data is reliable enough to support the mineral resource estimate.

The mineral resources were calculated under the supervision of Michael Baumann who meets the qualifications and criteria as a Qualified Person (QP).

11.3.1.Mineral resource database

Drill data from previous operators BH Minerals USA, Inc, Cambior, Campbell, Hoss and Buchanan, Inc. GC, GMDC, Norse Windfall Mines, Western Minerals Exploration, and Windfall Ventures and most recently by Timberline and McEwen Nevada, included information derived from RC, rotary, and core drill holes. These data, as well as digital topography of the project area, were incorporated into a digital database in UTM NAD1983 International feet coordinates. Geological modelling was performed using Leapfrog software. Grade domains were modelled using Micromine. All remaining tasks including drilling database import, geostatistics, block model generation, interpolation, classification, and validation were performed using Datamine’s Studio RM Version 3.1 geological

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

modeling software. The extraction date of drill data used in the resource model was December 13, 2025.

Table 11-10 Drill hole data compilation

Drill Hole Type	# holes	% of holes	Total feet drilled
Core	17	1%	9,459
Reverse Circulation (RC)	159	11%	77,885
Conventional Rotary	1,331	88%	265,522
Total	1,507	100%	352,866

Table 11-11 Drill Footage by Company

Company	Total feet drilled
BH Minerals USA, Inc.	13,131
Cambior	850
Campbell, Hoss and Buchanan, Inc.	1,295
GC	1,360
GMDC	1,985
McEwen Nevada	58,588
Norse Windfall Mines	1,865
Timberline	7,450
Western Minerals Exploration	4,220
Windfall Ventures	262,122
Total	352,866

The resource models were created using data developed through 2025. A drillhole database was received for Windfall Project containing 1,507 drillholes for 352,866 ft of drilling and 43,236 samples (Table 11-12). Most drill data is historical, vertical drilling with approximately 17% of new confirmation drilling feet performed by McEwen Nevada in 2024 and 2025 with angled drill holes to verify structural controls to mineralization.

Table 11-12 Global database for Windfall

Statistics	Au_ppm	Au_opt
# samples	43,236	43,236
Min	0.001	0.000
Max	65.131	1.900
Mean	0.203	0.006
Range	65.130	1.900
Variance	1.002	0.001
Std Deviation	1.001	0.029
Kurtosis	1394.89	1394.89
Skewness	28.99	28.99
CV	4.926	4.926

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Figure 11-7 All drill holes in the Windfall project are shown (plan view)

11.3.2.Geological modelling

Sedimentary rocks exposed in the Eureka district are of Cambrian through Devonian age and are made up of limestone, dolomite, and minor amounts of shale and quartzite. These sedimentary units were autochthonous with respect to the Roberts Mountains thrust. They have been intruded by Cretaceous(?) pluton(s), as well as felsic dikes thought to be of Eocene age.

The Eureka district (Figure 11-8) is underlain in part by the Ordovician Goodwin member of the Pogonip Group, the stratigraphic unit that hosts much of the nearby Ruby Hill gold deposit. Portions of the property are also underlain by the Cambrian Dunderberg Shale and Hamburg Dolomite, which host the Lookout Mountain, Windfall, Paroni, and Rustler gold deposits on the Eureka

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

property. McEwen geologists created a 3D geological model (Figure 11-9) using Leapfrog software to better understand the lithologies and create a framework for the modelling of mineral domains.

Figure 11-8 Geologic Map of the Windfall project

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Figure 11-9 3D Geological model of the Windfall deposit

11.3.3.Mineralization

The Eureka property mineralization occurs as Carlin-type, disseminated, sediment-hosted mineralization. Gold in these deposits is typically hosted by carbonaceous silty limestones and calcareous siltstones, but significant deposits also occur in dolomite, shale, and quartzite.

The characteristic alteration of Carlin-type deposits is decalcification, argillization, and intense silicification, which is often described as jasperoid. Gold is invariably accompanied by similar or lesser amounts of silver, as well as a halo of pathfinder elements that commonly include arsenic, thallium, mercury, antimony, and barium. Weakly anomalous amounts of lead, zinc, and copper are locally present in the gold systems as well. Typical minerals accompanying gold include pyrite, arsenian pyrite, stibnite, realgar, orpiment, carbon (graphite), and their oxidation products. At the Eureka property, the gold mineralization was deposited in favorable Cambrian, Ordovician, and Devonian calcareous sedimentary units where they are intersected by major northwest-, northeast-, and north-trending faults and fractures that are commonly also mineralized.

The gold mineralized zone at Windfall occurs along the north-south structural trend which typically separates steeply dipping Hamburg Dolomite Formation to the west, from moderate east-dipping Dunderberg Shale Formation to the east (Figure 11-10). Gold appears to be dominantly associated with brecciated dolomite adjacent to and between northeasterly and northwesterly trending cross-faults. Gold grade-thickness anomalies from historic drill hole intercept assays suggest similar structural control on higher-grade gold mineralization. The structures appear to focus gold mineralization within intensely bleached and “sanded”, variably brecciated (collapse-style, and/or

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

structural breccias) Hamburg Dolomite Formation. Limited silicification (e.g. as jasperoid) is evident in the rocks which likely relates to the excellent historically-reported leachability of gold at the Windfall Mine.

Figure 11-10 Cross section showing the geology and mineral zone

11.3.4.Oxide Modeling

Based on drillhole logging codes, the Windfall project area is composed of dominantly oxidized rocks. There are limited samples with both common AuFA and AuCN assays in the database which provide information on expected cyanide recoveries. A factor of 79% recovery ratio was used based on a metallurgical study compiled by Anthony Kaah (internal communication 12/02/2026 Gold Recovery for Lookout Mountain and Windfall) for oxide mineral zones.

11.3.5.Composites

Not all intervals of each drillhole through the deposit were sampled on a consistent basis, therefore a regularisation of the sampling width through compositing methods is necessary. Compositing was performed every 10 feet as a fixed length considering all samples in the database. The 10-foot composite is one half the mining bench height in an open pit scenario and allows for some selectivity with the proposed open pit mining method. The data were separated into distinct domains to reflect geologic controls to mineralization.

11.3.6.Domaining

Gold domains were defined in the north and south due to the change in the direction and dip of mineralization. In the north, the strike direction is 340° to 350° and the dip is nearly vertical, while the southern domain has a N-S direction and a dip of 60° to 75° towards the east. The structural boundary is marked by a NE-SW trending fault, the Nolan Fault.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Figure 11-11 Plan Map of Geological interpretation of Windfall North and South domains

Four domains were created for the Windfall model. Both North and South domains have a low grade (>0.005 to 0.030 opt gold) and high grade (>0.030 opt gold) domain based on the log probability plot population distribution (Figure 11-12).

Figure 11-12 Log Probability plot of the Windfall total data set 10 ft composites

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Figure 11-13 Log Histogram of gold grades in the low-grade south domain (LG_South)

Figure 11-14 Log Histogram of gold grades in the high-grade south domain (HG_South)

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Figure 11-15 Log Histogram of gold grades in the low-grade north domain (LG_North)

Figure 11-16 Log Histogram of gold grades in the high-grade north domain (HG_North)

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

11.3.7.Density

Based on historical work at Lookout Mountain, which is comparable in terms of lithologies, the density of the Windfall mineralization is 13.5 ft³/ton (or 2.37 tonnes / m3). The waste density is assigned to be 13.0 cu ft/ton (or 2.46 tonnes / m3). Density samples were collected from the 2025 drilling however, the results of this work were not available at the time of this report. It is difficult to collect coherent samples from the sanded zones for density testing. Because of this, a downhole geophysical method is being deployed to measure the in-situ rock density continuously down the hole.

11.3.8.Capping

Gold assay composite intervals were coded to the low-grade and high-grade mineral domains. The process of determining assay capping levels (Table 11-13) included inspection of quantile plots of the coded assays by domain to identify possible high-grade outliers that might be appropriate for capping. Descriptive statistics of the coded assays by domain and visual reviews of the spatial relationships of the possible outliers and their potential impacts during grade interpolation were also considered.

Table 11-13 Descriptive Statistics of Windfall Domain Coded Gold Composites and Capping levels

A total of 139 composites were capped for the LG South domain, and six composites were capped for the HG South domain. LG North domain capped 241 composites and the HG North domain capped 13 composites.

11.3.9.Variography

A variography study was performed using the Windfall gold composites, collectively and separately, at various azimuths, dips, and lags (Figure 11-17 to Figure 11-20).

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Variogram analyses were performed using the gold composites within each individual domain: LG North, HG North, LG South and HG South as a guide to determine a grade interpolation search distance, ellipse orientation strategy and Mineral Resource classification criteria.

For block estimation, a search ellipse has been selected to capture sample intervals, according to the direction and inclination of the mineralization and variograms.

Figure 11-17 Search ellipse for Domain LG_South.

N-S section looking West

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Figure 11-18 Search ellipse for Domain HG_South

Cross-section 14327750N High Grade Mineral zone structure dipping to the East

Figure 11-19 Search ellipse for Domain LG_North

North-South Section on 1929450E along strike of structure which is near vertical

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Figure 11-20 Search ellipse for Domain HG_North

East-West section along 14328400N looking north along strike of high angle structure

11.3.10.Block Model Parameters, Coding and Estimation

The framework for the block model was established using blocks 20’ x 20’ x 20’ in size based on anticipated mining methods. Sub-cells down to 10’ were used which allows for increased resolution of the mineralized zone. No rotation was applied to the model.

Several iterations of block model coding were completed including:

•	The low grade and high-grade mineral domains (WF_005 or WF_030) were used to code the Windfall block model accordingly.
•	The percentage of each block that lies below the topographic surface is coded and stored for use in the calculation of block tonnages.
•

Each block is assigned a tonnage factor. If a block is coded as having 50% or greater of any of the mineral domains WF_005 or WF_030, the block is mineralized for the purposes of density assignment of 13.5 cu ft/ton (2.37 tonnes / m3). Blocks having no gold domain coding are unmineralized and assigned a density of 13.0 cu ft/ton (2.46 tonnes / m3).

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Table 11-14 Block model parameters

Windfall deposit	X	Y	Z
Origin	1,927,840	14,323,100	6,400
Block Size (ft)	20	20	20
Rotation	0°	0°	0°
Number of Columns	150	500	200

The block model was visually inspected to make sure the model was fully informed to the original topographic surface with interpolated values (Figure 11-21).

Figure 11-21 N-S Long section looking East showing the Interpolated block model with gold grades in opt

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

11.3.11.Model Validation

A number of validation-check steps were undertaken for the Windfall resource:

•	All block model coding was checked visually.
•

Nearest-neighbor and inverse-distance estimates were used as checks on the OK estimation results. Average grade comparisons and grade-distribution plots of assays, composites, and the nearest-neighbor, ordinary-krige, and inverse-distance block grades were evaluated as a check on both the global and local estimation results. No unexpected relationships between the check estimates and the OK estimate were identified.

•For a Global Bias check, the average model grades at a zero cut-off were compared. The ID3 model is within 5% of the NN model which is considered acceptable for a global bias validation check

•

Swath plots were constructed that compare grades from the original drill samples to the block grades from the three estimation methods within bands of different widths across the deposit. These were separated into North and South domains and constructed on sections from north to south (100 ft), east to west and in the vertical direction (elevation) at a constant 20 ft interval. The plots compare well across the deposit (Figure 11-24).

•

ID3 block model grades were visually compared to the drill hole assay data in detail in both cross-section and plan views to ensure that the block model grades respected the composite grades (Figure 11-22 and Figure 11-23).

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Figure 11-22 E-W Cross-section 14330250N looking north with Resource pit outline in black.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Figure 11-23 E-W section 14330200N looking north with resource model and exploration drill holes.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Figure 11-24 Swath plot (Northings) for South domain

block model gold grades vs. capped composited drill samples

For the Global Bias validation check, results from the three interpolation methods are compared at a zero cut-off. Variation between the different methods is minimal. The Global Bias for ID3, the model chosen for this deposit, is within 5% and from prior experiences ID3 works well with this type of deposit (Table 11-15).

Table 11-15 Global Bias check on interpolation methods

Cut-off	Au OK opt	Au NN opt	Au ID3 opt	Tons	Oz ID3	OK / NN	ID3 / NN

Zero	0.0213	0.0223	0.0226	32,943,735	744,364	95.4%	101.2%

11.3.12.Classification

Classification criteria are based in principle on the assessment of, and confidence in, the geological understanding of the deposit and the geological and mineralization continuity of the deposit.

Windfall resources are classified into Indicated and Inferred categories on the basis of the number and distance of composites used in the interpolation of a block, as well as the number of holes that contributed composites, and the geographic location of the blocks within the model area.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

As a second criterion, technical aspects are considered including drill hole spacing, quality control results and data quality, search and interpolation parameters and analysis of available information.

The following approach was adopted in classifying the Mineral Resources:

•

Indicated Resources (Figure 11-25) were defined in areas where the average distance to the block centroid did not exceed 100 feet using a minimum of three samples, a maximum of 20, derived from a minimum of two drill holes. Consideration is also given to geological structures that are relatively well understood and interpreted.

•

Inferred Resources (Figure 11-26) were defined in areas outside of the Indicated outlines greater than 100 feet but less than 200feet, using a minimum of two samples and a maximum of 20 samples, derived from a minimum of two drill holes and still showing reasonable strike continuity and down dip extension.

Figure 11-25 Windfall block model long section showing indicated mineral blocks and grade in opt

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Figure 11-26 Windfall block model long section showing inferred blocks and grade in opt

11.3.13.Reasonable Prospects for Eventual Economic Extraction

To report a Mineral Resource in accordance with Item 1300 of Regulation S-K, the Mineral Resource statement must demonstrate reasonable prospects for eventual economic extraction (RPEEE).

Due to the geometry and location of the Windfall deposit the QP considers it appropriate to be mined by open pit methods with heap-leach processing of oxide materials. To meet the requirement of RPEEE of mineral resources, constraining optimized pit shells were created. Optimization parameters (Table 11-16) were used to calculate an internal cutoff grade that defines which blocks lying within the pit optimizations would be available for heap-leaching of oxidized materials. A cut-off grade of 0.005 oz Au/ton was determined.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Table 11-16 Pit Optimization Parameters

Parameter	Units	Value
Gold Price	US$/oz	3000
Royalty	% / oz	5
Payable gold	%	99.95
Pit wall angle	Degrees	57
Mineralized mining cost	US$ / ton	3.89
Waste mining cost	US$ / ton	2.81
Processing cost (oxide)	US$ / ton	4.93
Refining cost	US$ / oz	0.48
Transport & Sales	US$ / ton	1.54
G&A	US$ / ton	4.00
Recovery (oxide)%		78
Cut off grade (oxide)	oz per ton	0.005

The metal price for Au used for the optimisation parameters was based around monthly closing data from March 2024 to March 2026; the approximate two-year trailing average gold price is US$3,190 per ounce. This period reflects a rapid rise in gold prices, starting from approximately $2,251 in March 2024 and exceeding $5,300 by April 2026. A slightly lower price of US$3000 was chosen as this is also inline with the company’s resource reporting benchmarks for other projects.

The reference point at which the mineral resources are defined is in situ.

Figure 11-27 Oblique plan view of the Windfall pit shell with block model

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

11.3.14.Mineral Resource Statement

The optimized open pit constrained mineral resources for Windfall are presented in Table 11-17.

Table 11-17 Windfall Mineral Resource Estimate

Classification	Quantity (‘000 tonnes)	Gold Grade (gpt)	Contained Gold (oz)

Indicated	9,402.8	0.75	227,500

Inferred	2,596.4	1.53	127,800

Notes:

•	The QP for the estimate is Mr. Michael Baumann SME-RM, CPG, an employee of McEwen Inc.
•	Mineral resources are not mineral reserves and do not have demonstrated economic viability.
•	The mineral resources are potentially amenable to open- pit mining methods and are therefore constrained by optimized pits created using the following parameters: a gold price of US$3,000/oz;

metallurgical recoveries of 78% for oxide (heap-leaching); mining cost of US$3.89/ton (mineralized) and US$2.81/ton (waste); processing costs of $4.93/ton (oxide); G&A cost of $4/ton processed; refining cost of $0.48/oz Au produced, and an NSR royalty of 5.0%.

•	Cut-off grades for blocks within the optimized pits are 0.005 oz Au/ton (oxide).
•	The Effective Date of the Windfall resource estimate is February 11, 2026.
•	Figures may not sum due to rounding.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Sensitivity

Table 11-18 presents the experimental sensitivities of the Windfall mineral inventory at various cut-off grades above and below that selected for the reported Mineral Resource Statement within the optimized pit shell. These results are provided for comparative purposes only, to illustrate the effect of applying different cut-offs that might reflect future changes in parameters such as metal price, costs and recoveries etc.

It should be noted that these sensitivity cases do not represent Mineral Resources and should not be interpreted as such. The base case (reporting) scenario is highlighted in bold in the table.

	Table 11-18 Sensitivity table for Mineral Inventory at Windfall

		Indicated			Inferred
Cut-off	Tonnes	Grade (gpt)	Au oz	Tonnes	Grade (gpt)	Au oz
Au oz / ton

			Oxide material
0.003	9,665,500	0.736	228,700	2,632,800	1.512	128,000
0.004	9,590,400	0.741	228,400	2,619,700	1.519	127,900
0.005	9,402,800	0.752	227,500	2,596,400	1.531	127,800
0.006	9,103,755	0.771	225,700	2,554,200	1.553	127,600
0.007	8,677,300	0.798	222,600	2,490,500	1.587	127,100

11.3.15.Factors that could affect Mineral Resource Estimate

Factors that may affect the Windfall Mineral Resource estimate include:

•Changes in the local geological interpretations and assumptions used to generate the gold estimation domains

•	Changes in mineralization and geological geometry and continuity of mineralized zones
•	Changes in assumptions of mineralization and grade continuity
•	Changes in the treatment of high-grade gold values
•	Changes in the grade interpolation methods and estimation parameter assumptions

•Changes in the confidence assumptions and methods used in the mineral resource classification

•	Changes in the density and the methods used in the density assignments
•	Changes in metallurgical recovery assumptions based on test work

•Changes in metal price and other economic assumptions used in the cut-off grade determination

•Changes in input and design parameter assumptions that pertain to the open pit mining constraints

•Changes to assumptions as to the continued ability to access the mine site, retain mineral and surface rights titles, maintain the operation within environmental and other regulatory permits, and maintain the social license to operate.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

No other environmental, permitting, legal, title, taxation, socioeconomic, marketing, political or other relevant factors are known to the QP that would materially affect the estimation of Mineral Resources that are not discussed in this report.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

12.MINERAL RESERVE ESTIMATES

Neither the Lookout Mountain nor Windfall gold projects have current mineral reserves.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

20.ADJACENT PROPERTIES

i80 Gold Corp. (“i80 Gold”) is actively undertaking underground mine development drilling activities at their Ruby Hill property, located north of McEwen’s Eureka claims (Figure 20-1) (i80 Gold, 2026).

North Peak Resources are exploring their property north of McEwen’s Eureka project, where they have identified five target areas for gold mineralization (NPR, 2026). Numerous other examples of historical gold and/or silver production occur throughout the greater Eureka District on, and adjacent to, McEwen’s property, and are shown on the map in Figure 20-1.

The QP has been unable to verify the above information beyond readily available publicly disclosed sources and historical references. The information is not necessarily indicative of the quality or quantity of mineralization on the Eureka properties that are the subject of this technical report summary.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Figure 20-1 McEwen’s Eureka Project, Greater Eureka Property, and Adjacent Gold and CRD Occurrences

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

21.OTHER RELEVANT DATA AND INFORMATION

McEwen’s Eureka property includes both unpatented BLM and patented claims that are contiguous to the Lookout Mountain and Windfall projects. These claims include many historical small mines and prospects.

The author is not aware of any other data or information relevant to the mineral resource estimate described in this report.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

22.INTERPRETATION AND CONCLUSIONS

Based on the work completed or supervised by the authors, the project data are of sufficient quality for the purposes used in this report. Furthermore, the authors are not aware of any significant risks or uncertainties that could reasonably be expected to affect the reliability of the current mineral resources other than those discussed in this report.

22.1.Lookout Mountain

The modeled gold mineralization at the Lookout Mountain resource extends north-south for almost 7,000 feet in length and is primarily hosted by the Lookout Mountain breccia, which strikes in a northerly direction and dips moderately to the east. The breccia is up to 900 feet wide at the surface and typically thins down-dip to the east. Gold occurs at or near the Dunderberg-Hamburg Dolomite contact and is associated with northeast-trending cross faults. Gold mineralization at the Lookout Mountain project is of the disseminated sediment-hosted, Carlin-type.

The primary controls on the Lookout Mountain mineralization are the north-trending, high-angle Ratto Ridge fault system, which has localized jasperoids and gold mineralization in sedimentary units along more than 2.5 miles of strike length, and the Lookout Mountain breccia. The mineral domains modeled as part of the resource estimation occur predominantly within the Lookout Mountain breccia, with exceptions including mineralization in the Dunderberg Shale in the hanging wall of the breccia, which is often high-grade, minor mineralization in Secret Canyon limestone immediately below the breccia, and gold occurring in colluvium/alluvium.

About 180,000 tons of mostly oxide gold mineralization reportedly grading 0.12 oz Au/ton were mined from the Lookout Mountain open pit during 1987. The ore was hauled 5.6 miles to cyanide heap-leach pads at the Windfall Mine, where an estimated 81% recovery was achieved from the agglomerated ore. This small amount of historical production, in addition to metallurgical testing completed by Timberline and previous operators at the Lookout Mountain project, suggest that the oxidized gold mineralization remaining at Lookout Mountain is amenable to extraction by cyanidation via heap-leaching, although further metallurgical test work is required.

The project database consists of information derived from 92 core holes and 668 RC and rotary holes completed by Newmont, Amselco, Norse Windfall Mines, EFL, Barrick, Echo Bay, Staccato, Timberline, and McEwen. The database was audited and underwent a comprehensive re-compilation of all assay data from Amselco’s RTR- and RTC-series holes. In-house mine laboratories were used for the 20 Norse Windfall Mines holes and some of the Amselco holes, and many of these analyses utilized partial-gold extraction methods. Some of the Norse Windfall Mines gold data clearly understate grades in comparison to adjacent holes. The impact of the in-house assays in the Amselco database was effectively limited by replacing many of them with check analyses performed at commercial laboratories. The author believes the Lookout Mountain analytical data are of sufficient quality for use in resource estimation. The current mineral resources were estimated using this database.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

The Lookout Mountain project gold resources are tabulated using cutoff grades of 0.005 oz Au/ton (0.171 g/t). This cutoff grade was chosen to capture oxidized mineralization that is potentially available to open pit extraction that can reasonably be assumed to be amenable to heap-leach processing. Indicated resources total 19,570,000 tonnes averaging 0.64 g/t (402,300 ounces), with an additional 7,292,000 tonnes averaging 0.57 g/t (134,200 ounces) assigned to the inferred category.

Project risks that could impact the Lookout Mountain project mineral resources include: (i) the potential of unrecognized poor sample quality in some portions of some RC and rotary holes; (ii) potential analytical uncertainties with respect to some of the lowest-grade gold assay data derived from some of the historical project operators; (iii) the modeling of gold mineralization and oxidation state in less densely drilled portions of the South Lookout Mountain area; and (iv) the assignment of rock densities, especially of mineralized material. These risks have been at least partially mitigated by collecting more density measurements and tighter drill hole spacing.

The potential to expand the existing resource base at the Lookout Mountain project is to the north, south and east. Drill holes have intersected mineralized zones along the strike of the resources both to the north (Rocky Canyon) and to the south. The 3,500-foot strike extent between the southern limit of the Lookout Mountain resources and the northern limit of the South Adit area may afford the best opportunity for potential heap-leach resource expansion in the near-term. Encouraging higher-grade drill results down-dip to the east of the project resources, at the Water Well Zone, also offer an opportunity for resource expansion.

22.2.Windfall

The modeled gold mineralization in the Windfall resource extends north-south for over 6,000 feet in length and is primarily hosted by the Hamburg dolomite, which strikes in a northerly direction and dips to the east. Gold occurs in the Hamburg dolomite at or near the contact with the overlying Dunderberg shale, and is associated with strong decarbonatization, argillization, and a series of northeast-trending cross faults. Gold mineralization at the Windfall project is of the disseminated sediment-hosted Carlin-type.

The primary controls on the Windfall mineralization are the north-trending, high-angle Windfall Trend, which is marked by the contact between the Dunderberg and Hamburg. Gold mineralization extends north to south along this contact for nearly two miles of strike length. The mineral domains modeled as part of the resource estimation occur predominantly within the Hamburg dolomite.

The Windfall project gold resources are tabulated using cutoff grades of 0.005 oz Au/ton (0.171 g/t) for oxidized material. No sulfide material was included in the resources. Indicated gold resources total 9,402,800 tonnes averaging 0.75 g/t (227,500 ounces), with an additional 2,596,400 tonnes averaging 1.53 g/t (127,800 ounces) assigned to the inferred category.

Project risks that could impact the Windfall project mineral resources include: (i) the potential of unrecognized poor sample quality in some portions of some RC and rotary holes; (ii) potential uncertainties with respect to some of the lowest-grade gold assay data derived from some of the historical project operators; (iii) the modeling of gold mineralization in less densely drilled portions

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

of the resource area; and (iv) the assignment of rock densities, especially of mineralized material. These risks have been at least partially mitigated, with additional density data acquired from drill core.

The potential to expand the existing resource base at the Windfall project is to the north, south and at depth. The 6,000-foot strike length may extend to the north and may afford the best opportunity for potential heap-leach resource expansion in the near-term. Encouraging higher-grade drill results down-dip the project resources, also offer an opportunity for resource expansion.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

23.	RECOMMENDATIONS

23.1.	Lookout Mountain

The following recommendations are suggested to improve confidence in the mineral resource estimates, and to provide additional data that can potentially be used for the next stage in the project development, most likely a preliminary economic study (IA) or pre-feasibility study (PFS).

This recommended work program (Phase II) would include approximately 10,000 feet of infill RC and core drilling within the general limits of the current project resources, with the goal of upgrading resource classification, particularly the conversion of current inferred resources to higher categories. Metallurgical testing of core samples is also recommended. The metallurgical program should include additional bottle-roll and column testing at various particle sizes, further crush-size-fraction testing, SEM and other mineralogic characterizations, material type volumetrics, and specific-gravity measurements of both mineralized and unmineralized material.

Updated three-dimensional modeling of the geology (including lithology, alteration, structure, oxidation) needs to be undertaken at a level appropriate to support future economic studies.

The following Phase II work is recommended to advance the project toward the next stage:

•

Additional drilling, including the continuation of infill (5,000 feet of core and RC), exploration (15,000 feet of RC and core), and metallurgical (5,000 feet of core) drilling programs initiated in Phase I; condemnation drilling (10,000 feet of RC) to define potential sites for waste rock storage, heap-leach pad, and other mine facilities; and drilling to support hydrologic studies (10,000 feet of rotary/RC);

•	A geotechnical program, including pit slope work, shear and compression tests, and stability analyses; the program would also include the drilling of four to eight oriented core holes;
•

The completion of environmental baseline studies required for a mine Plan of Operation, including biological (threatened and endangered species, migratory birds, critical habitat, sage grouse, etc.) and cultural surveys;

•	Detailed hydrologic studies, including modeling, preparation of a hydrogeochemical characterization report, and the completion of water monitoring and production wells; and
•	Preliminary facilities design, including soil geotechnical studies, determination of utility pathway locations and needs, and determination of the location, size, and type of crusher.
•	Baseline environmental studies are required for the submission of a mine Plan of Operation to the BLM

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Estimated costs of the Phase II work program are summarized on Table 23-1.

Table 23-1 Recommended Phase II Lookout Mountain Work Program

Item[1]	Estimated Cost $
Drilling (~45,000 ft). Includes exploration, hydrologic, condemnation, infill, and metallurgical and geotechnical core drilling	4,000,000
Drill Access - construction and upgrading	75,000
Drill-Sample Assaying – includes QA/QC samples	350,000
Metallurgical Testing	250,000
Hydrologic Studies	500,000
Environmental Baseline Studies	1,330,000
Preliminary Facilities Design-Related Work	150,000
Total	$ 6,655,000

1All landholding, personnel, environmental (reclamation, reclamation bonding, permitting, etc.), and travel costs not included

23.2.Windfall

The following recommendations are to improve the confidence of the mineral resource estimates, and to provide additional data that can be used for the next stage, most likely a preliminary economic study (IA) or pre-feasibility study (PFS)

This work should include approximately 10,000 feet of infill RC and core drilling within the general limits of the current project resources, with the goal of upgrading resource classification, especially the conversion of current Inferred resources to higher categories. Metallurgical testing of core samples is also recommended. The metallurgical program should include additional bottle-roll and column testing at various particle sizes, further crush-size-fraction testing, SEM and other mineralogic characterizations, material type volumetrics, and specific-gravity measurements of both mineralized and unmineralized material.

Updated three-dimensional modeling of the geology (including lithology, alteration, structure, oxidation) needs to be undertaken at a level appropriate to support all future economic studies.

The following Phase II work is recommended to advance the project toward the next stage:

•

Additional drilling, including the continuation of infill (5,000 feet of core and RC), exploration (15,000 feet of RC and core), and metallurgical (5,000 feet of core) drilling programs initiated in Phase I; condemnation drilling (10,000 feet of RC) to define potential sites for waste rock storage, heap-leach pad, and other mine facilities; and drilling to support hydrologic studies (10,000 feet of rotary/RC);

•	The continuation of the Phase I metallurgical work;

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

•	A geotechnical program, including pit slope work, shear and compression tests, and stability analyses; the program would also include the drilling of four to eight oriented core holes;

•

The completion of environmental baseline studies required for a mine Plan of Operation, including biological (threatened and endangered species, migratory birds, critical habitat, sage grouse, etc.) and cultural surveys;

•	Detailed hydrologic studies, including modeling, preparation of a hydrogeochemical characterization report, and the completion of water monitoring and production wells; and

•	Preliminary facilities design, including soil geotechnical studies, determination of utility pathway locations and needs, and determination of the location, size, and type of crusher.

Estimated costs of the Windfall Phase II work program are summarized on Table 23-2.

Table 23-2 Recommended Phase II Windfall Work Program

Item[1]	Estimated Cost $
Drilling (~35,000 feet) - Includes exploration, hydrologic, condemnation, infill, metallurgical and geotechnical core drilling	2,900,000
Drill Access - construction and upgrading	150,000
Hydrology	450,000
Drill and Surface Sample Assaying – includes QA/QC samples	350,000
Metallurgical Testing	250,000
Geologic Modeling and Resource Estimation	250,000
Preliminary Economic Assessment	150,000
Total	$ 4,500,000

1All landholding, personnel, environmental (reclamation, reclamation bonding, permitting, etc.), and travel costs not included.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

24.REFERENCES

Alta Gold Co., 1999, Lookout Mountain property; a disseminated gold system along the Battle Mountain-Eureka trend: Internal company report, 9 p. plus figures.

Asher, R., 1986 (May 2), Ratto Canyon submittal, Eureka County, Nevada: Internal Memorandum of Tenneco Minerals Company, 7p. plus attachments.

Axen, G. J., Taylor, W. J., and Bartley, J. M. 1993, Space-time patterns and tectonic controls of Tertiary extension and magmatism in the Great Basin of the western United States, GSA Bulletin 105pp. 56-76.

Bailey, C. R., 1975, Report on the Geology Windfall Mine Eureka, Nevada., Internal Company Report of Windfall Ventures. 17p.

Barrick Gold Corporation, 2010, A new era in gold: Annual report for 2009 of Barrick Gold Corporation, 170 p.

Campbell, Foss and Buchanan, Inc., 1986 (April 30), Amselco Ratto Canyon project; overview of data and property examination: Report prepared for Norse Petroleum (U.S.) Inc., 5 p. plus attachments.

Cargill, C., 1988 (July 30), Report on the Eureka property of Norse-Windfall Mines Inc.: Report prepared by Cargill Geological Consultants Limited for Moneta Porcupine Mines Inc., 29 p.

Cope, E. L., 1992 (June 15), Geologic evaluation of the area west of Ratto Ridge, Ratto project, Eureka County, Nevada: Report prepared for Barrick Gold Exploration, 5 p. plus attachments.

Creel, L., 2006 (December 3), Lookout Mountain resource estimation: Report prepared by Creel Consulting for Staccato Gold Resources Ltd., 2 p.

Creel, L., 2007 (January 3), Lookout Mountain resource estimation: Report prepared by Creel Consulting for Staccato Gold Resources Ltd., 2 p.

Diehl, S. F., Hofstra, A.H., Koenig, A.E., Emsbo, P., Christiansen, W., and Johnson, C., 2020. Hydrothermal Zebra Dolomite in the Great Basin, Nevada-Attribute and Relation to Paleozoic Stratigraphy, Tectonics, and Ore Deposits, Geosphere V 6, No. 5, pp 663-690.

Dilles, P. A., Wright, W. A., Monteleone, S.E., Russell, K. D., Marlowe, K. E., Wood, R. A., and Margolis, J., 1996, The Geology of the West Archimedes deposit: A new Gold Discovery in the Eureka Mining District, Eureka County, Nevada, in Coyner, A. R., and Fahey, P. L. eds, Geology and Ore deposits of the American Cordillera, Proceedings Volume 1, Geological Society of Nevada. pp 159 - 171

Dix, R. B., 1987 (April 8), Ratto property bulk sample cyanide leach tests; final report: Report prepared by Kappes, Cassiday & Associates for Norse Windfall Mines Inc., 21 p.

Dickinson, W, R., 2006, Geotectonic evolution of the Great Basin. Geosphere, v. 2 No. 7, pp 353-368

Edmondo, G., 2007, Property evaluation report on properties controlled by Staccato Gold Resources Ltd.: Report prepared by MinGIS for Metallica Resources Inc., 5p.

Edmondo, G., 2008a, Property evaluation report on properties controlled by Staccato Gold Resources Ltd.; Follow up report on short term recommendations: Report prepared by MinGIS for Metallica Resources Inc., 11p.

Edmondo, G., 2008b, Summary of exploration activities at Lookout Mountain and vicinity: Internal report for Staccato Gold Resources Ltd., 2 p.

Edmondo, G., 2009, Lookout Mountain report of 2009 activities and work program for Rocky Canyon Mining Company: Report prepared by Staccato Gold Resources Ltd. and BH Minerals US Inc. for Rocky Canyon Mining Company, 14 p.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Edmondo, G., 2010a, A summary of mineralization in terms of metallurgical type and grade characterization: Internal report for BH Minerals USA Inc., 5 p.

Edmondo, G., 2010b, Eureka district exploration update, Eureka County, Nevada, in 2010 Fall Field Trip Guidebook: Geological Society of Nevada Special Publication no. 51, p. 406-407.

Edmondo, G., 2010c, Lookout Mountain report of 2010 activities and work program for Rocky Canyon Mining Company. Report prepared by Timberline Resources Corp. and BH Minerals US Inc. for Rocky Canyon Mining Company, 14 p.

Ellis, R.B., 2012, Delivery & Processing of Ground Magnetic Data, South Eureka Project, Eureka County, Nevada.

Emmons, D. L., 1995 (August 23), 1995 Ratto Canyon annual report: Report prepared by Echo Bay Exploration Inc. for Rocky Canyon Mining, 2 p. plus attachments.

Emmons, D. L., 1996 (September 4), 1996 Ratto Canyon annual report: Report prepared by Echo Bay Exploration Inc. for Rocky Canyon Mining, 1 p. plus attachments.

Emmons, D. L., 1998 (January 2), 1997 Ratto Canyon annual report: Report prepared by Echo Bay Exploration Inc. for Rocky Canyon Mining, 1 p. plus attachments.

Gathje, J. C., 1985 (August 21), HRI Project 6172, Cyanidation of gold ore samples: Letter from Hazen Research, Inc. to Amselco Exploration Inc., 3 p.

Gathje, J. C., 1986 (April 21), HRI Project 6319, Column leach tests, interim report: Letter from Hazen Research, Inc. to Amselco Minerals Inc., 4 p.

G.I.S. Land Services, 2008 (November 26), Lookout Mountain title review, 373 lode claims, Eureka County, Nevada, executive summary, Report 2008-15-LM, Report prepared for Staccato Gold Resources, Ltd., 56 p.

Golder Associates Inc., 2013 (February), Lookout Mountain project scoping-level pit slope evaluation, Eureka, Nevada. Report prepared for Timberline Resources, 43 p. plus appendices.

Gustin, M. M., 2011 (May 2), Technical report on the Lookout Mountain project, Eureka County, Nevada, USA. Report prepared by Mine Development Associates for Timberline Resources Corp., 124 p.

Gustin, M. M., 2012 (May 31), Updated technical report on the Lookout Mountain project, Eureka County, Nevada. Report prepared by Mine Development Associates for Timberline Resources Corp.129 p.

Gustin, M. M., 2013 (April 11), Updated technical report on the Lookout Mountain project, Eureka County, Nevada. Report prepared by Mine Development Associates for Timberline Resources Corp.142 p.

Gustin, M. M., 2023, S-K 1300 Technical Report Summary-FINAL Lookout Mountain Project, Eureka Property, Eureka, Nevada USA Report prepared by RESPEC for Timberline Resources Corp., 110 p.

Hastings, M. H., 2008, Relationship of base-metal skarn mineralization to Carlin-type gold mineralization at the Archimedes gold deposit, Eureka, Nevada. University of Nevada Reno, Masters Thesis, 117p.

Hauntz, C. E., 1985 (January 30), Amselco Exploration Inc. Great Basin precious metals project; Ratto Canyon report: Internal report of Amselco Exploration Inc., 75p. plus appendices.

Hoge, A. K., Seedorff, E., Barton, M. D., Richardson, C. A., and Favorito, D. A. 2015, The Jackson-Lawton-Bowman Normal Fault System and its relationship to Carlin-type Gold Mineralization, Eureka District, Nevada, Geological Society of Nevada., 34 p.

i80 Gold Corporation, 2026, i-80 Gold Reports High-Grade Assay Results at Archimedes Underground Project Including 24.6 g/t Au over 23.6 meters; Development Advancing on Schedule | i80Gold Corporate website at https://www.i80gold.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Ingersoll, J. C., 1934, Report on Windfall Mine of Windfall Mining and Milling Company, Eureka, Nevada., Private Company report to George W. Snyder, Nevada Bureau of Mines District Files, 30 p.

Jennings, D., and Schwarz, F., 2005 (March 10), Technical report on the Eureka district property, Eureka County, Nevada: Draft of report prepared for Staccato Gold Resources Ltd., 38 p. (incomplete draft).

Johns, K. M., 1990, EFL Gold Exploration drill program, August 27 – September 8, 1990: Internal report for EFL Gold Exploration, 4 p.

Jonson, D. C., 1991 (May 6), Exploration potential for gold deposits in the Ratto Canyon area, Eureka County, Nevada: an analysis of Amselco Minerals, Norse Windfall, BP Minerals /Kennecott, and EFL Gold Mines data 1978-1990: Report prepared for Summit Minerals Co., 40 p.

Kappes, Cassiday & Associates, 2011a (February 18), Lookout Mountain project bulk samples, report of metallurgical test work, February 2011: Report prepared for Timberline Resources Corp., 34 p.

Kappes, Cassiday & Associates, 2011b (May), Lookout Mountain project bulk samples, report of metallurgical test work, May 2011: Report prepared for Staccato Gold Resources Ltd./BH Minerals US Inc., 94 p. plus appendices.

Kappes, Cassiday & Associates, 2011c (June), Lookout Mountain project core composite samples, report of metallurgical test work, June 2011: Report prepared for Staccato Gold Resources Ltd./BH Minerals US Inc., 104 p. plus appendices.

Kappes, Cassiday & Associates, 2013 (February), Lookout Mountain project report of metallurgical test work February 2013: Report prepared for Staccato Gold Resources Ltd./BH Minerals US Inc., 59 p. plus appendices.

Klessig, P., 1985a (July 10), Letter describing the samples sent for preliminary metallurgical test work: Letter from Amselco Exploration Inc. to Hazen Research Inc., 2 p.

Klessig, P., 1985b (July 12), Samples for metallurgical testing: Internal Amselco Exploration Inc. memo, 3 p. Langenheim, R. L., Jr., and Larson, E. R., 1973, Correlation of Great Basin stratigraphic units: Nevada Bureau of Mines and Geology Bulletin 72, 42 p.

Langhans, J. W., Jr., 1997 (November 4), Report on bottle-roll cyanidation test work – Lookout Mountain exploration samples, MLI job no. 2460: Report prepared by McClelland Laboratories, Inc. for Alta Gold Company, 7 p. plus appendices.

Lightner, F., 2007 (December 13), Staccato Gold – metallurgy Lookout Mountain property: Internal report for Staccato Gold Resources Ltd., 3 p.

Long, S.P., Henry, C.D., Muntean, J.L., Edmondo, G.P., and Thomas, R.D., 2014, Geologic Map of the Southern Part of the Eureka Mining district and Surrounding Areas of the Fish Creek Range, Mountain Boy Range, and Diamond Mountains, Eureka and White Pine Counties, Nevada. Text and references accompanying Nevada Bureau of Mines and Geology Map 183

Mako, D. A., 1993a (February 19), Ratto project, Eureka County, Nevada; 1992 exploration summary: Internal Barrick Gold Exploration Inc. report, 26 p.

Mako, D. A., 1993b, Ratto project, Eureka County, Nevada; exploration summary for 1993: Internal Barrick Gold Exploration report, 10 p.

Mathewson, D. C., 2006, Lookout Mountain gold deposit, Eureka mining district, Battle Mountain – Eureka gold trend, Nevada: Geological Society of Nevada field trip paper, 13 p.

McClelland, G. E., 1986 (May 15), Report on preliminary cyanidation of 10 drill cuttings composites, HLC job no. 1156: Report prepared by Heinen Lindstrom Consultants for Tenneco Minerals, 8 p.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

McCormick, C. A., Rutter, E. A., Corlett, H., Steele-MacInnis, M., Vagle, E. B., Whitaker, F., and Hollis, C., 2025, Zebra textures in fault-controlled, hydrothermal dolomite bodies: Coupled mechanisms of replacement, deformation, and cementation, Earth and Planetary Science Letters, Volume 658, 15p.

Merriam, C.W., 1963, Paleozoic Rocks of Antelope Valley Eureka and Nye Counties Nevada, United States Geological Survey Professional Paper 423, 71 p.

Morris, A. J., 2007 (September 28), Eureka project, Eureka County, Nevada, September 2005 to August 2007 exploration activities update: Report prepared for BH Minerals USA Inc., 11 p.

Muntean, J., 2012, Petrographic Work aimed at understanding Geologic Controls on Gold Recovery at the Lookout Mountain Gold Deposit: Progress Report #1, Internal Timberline Company Report. 19 p NBMG, 2023, Nevada Bureau of Mines and Geology website: https://nbmg.unr.edu/Collections/ Mining Districts/

NewFields, 2012 (October 29), HLP and RSA facilities alternative analysis: Report prepared for Timberline Resources, 5p. plus figures.

Nolan, T. B., 1962, The Eureka mining district, Nevada: U.S. Geological Survey Professional Paper 406, 78 p.

Nolan, T. B., Merriam, C. W., and Williams, J. S., 1956, The stratigraphic section in the vicinity of Eureka, Nev.: U. S. Geological Survey Professional Paper 276, 77 p.

NPR, 2026, Corporate website at North-Peak-Resources-Secures-All-Required-Permits-for-2026-Drilling-Program-across-Five-Target-Areas-at-Prospect-Mountain-Eureka-Nevada-May-2026.pdf

Pratt, C. L., 2004, Geology and mineralization at the Windfall & Rustler mines, Eureka district, Eureka County, Nevada: Internal compilation report of Century Gold, LLC, 4 p.

Prenn, N. B., 2005 (May 5), Letter describing the resource estimate for the Lookout Mountain property: Letter to Staccato Gold Resources Ltd. from Mine Development Associates, 5 p.

Retzlaff, F., 1998 (revised January 19), Lookout Mt reserve calculations: Report prepared for Alta Gold Co., 3 p. plus attachments.

Roberts, R. J., 1960, Alignment of mining districts in north-central Nevada: U. S. Geol. Survey Prof. Paper 400-B, Art. 9.

Roberts, R. J., Montgomery, K. M., and Lehner, R. E., 1967, Geology and mineral resources of Eureka County, Nevada: Nevada Bureau of Mines and Geology Bulletin 64, 152 p.

Russell, R. H., 2005 (May 10), Technical report for the Eureka district property, Eureka County, Nevada, USA: Technical report prepared for Staccato Gold Resources Ltd., 65p. plus appendices.

Russell, R. H., 2007 (January 15), Technical report and gold resource estimate for the Eureka district property, Eureka County, Nevada, USA: Technical report prepared for Staccato Gold Resources Ltd., 76p. plus appendices.

Schlumberger Water Services USA, Inc., 2013 (March), Timberline Resources Corporation Lookout Mountain project preliminary hydrogeologic characterization report: Report prepared for Timberline Resources Corporation.

Schwarz, F., 2005 (February 20), Proposed drilling, southern Eureka district project: Report prepared for Staccato Gold Resources Ltd., 9 p.

Shawe, D. R., and Nolan, T. B., 1989, Gold in the Eureka mining district, Nevada: U. S. Geological Survey Bulletin 1857-C, p. C27-C37.

Silberman, M. L., and McKee, E. H. 1971, K-Ar ages of granitic plutons of north-central Nevada, Isochron West, v.1, pp 1-15.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

Sookochoff, L.1984, The Windfall Project Production Summary, Exploration and Evaluation, Report to Canadian Pawnee Oil Corporation, 34 p.

SRK Consulting, 2009 (November 13), Access database review: Report prepared for BH Minerals USA Inc./Staccato Gold Resources, 6 p.

Steininger, R. C., Klessig, P. J., and Young, T. H., 1987, Geology of the Ratto Canyon gold deposits, Eureka County, Nevada, in Johnson, J. I., (ed.), Bulk Mineable Precious Metal Deposits of the Western United States, Guidebook for Field Trips, p. 293-304.

Thompson, R. K., 2011 (February 23), Eureka project update, Lookout Mountain title review, Eureka County, Nevada: Title review prepared by Harris & Thompson, An association of attorneys, for Timberline Resources, 8 p. plus appendices.

Vanderburg, W. O., 1938, Reconnaissance of mining districts in Eureka County, Nev.: U.S. Bureau of Mines Information Circular 7022, 66 p.

Vikre, P.G., 1998, Intrusion-related Polymetallic Carbonate Replacement Deposits in the Eureka District, Eureka County, Nevada, in Nevada Bureau of Mines and Geology, Bulletin 110, 52 p.

Wilson, W. L., 1990, Windfall Mine - Discovery of the Windfall Mine, American Institute for Mining, Metallurgical, and Petroleum Engineers, in Discovery of Valuable Minerals, PP 183 - 195.

Wilson, B., 1999 (September 17), Rocky Canyon: Internal Alta Gold Co. memo, 1 p.

Wilson, W. B., 1986, Geology of the Rustler gold deposit, in Sediment-hosted precious metal deposits of northern Nevada: Nevada Bureau of Mines and Geology Report 40, p. 83.

Wilson, W. L., 1986, Geology of the Eureka-Windfall gold deposit, in Sediment-hosted precious metal deposits of northern Nevada: Nevada Bureau of Mines and Geology Report 40, p. 81-82.

Yeomans, B. W., and Norby, C., 2006, Check assays on drilling – Lookout Mountain pit area, Eureka project, NV: Report prepared for Staccato Gold Resources Ltd., 3 p.

Young, E. B., 1937, Windfall Mining and Milling Company Supplemental Report, Private report to W. F. Snyder and Sons Company, Nevada Bureau of Mines District Files. 5 p.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

25.RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT

For this Technical Report Summary, the information, conclusions, opinions, and estimates contained herein are based on:

●	Information available to McEwen and the Qualified Persons (“QPs”) at the time of preparation of this TRS.

●	The assumptions, conditions, and qualifications as set forth in this TRS.

●	Data, reports, and other information supplied by McEwen and other third party sources.

The QPs have not researched property title or mineral rights for the Property as we consider it reasonable to rely on McEwen’s legal counsel and land manager, who are responsible for maintaining this information.

The QPs have taken all appropriate steps, in their professional opinion, to ensure that the above information from McEwen is sound. The QPs have reviewed and analyzed these data and have drawn independent conclusions based on their professional judgment.

Except as provided by applicable laws, any use of this TRS by any third party is at that party’s sole risk.

McEwen Inc.	Lookout Mountain and Windfall deposits
Initial Assessment Technical Report Summary S-K 1300	Eureka, Nevada

THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY.